 As filed with the Securities and Exchange

Commission Registration No. 333-226310

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 to FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APPLIED MINERALS, INC. (Name of small business issuer in its charter)

Delaware (State of jurisdiction of incorporation or organization)	1400 (Primary Standard Industrial Classification Code Number)	82-0096527 (I.R.S. Employer Identification No.)

55 Washington Street, Suite 301, Brooklyn, NY 11201 (212) 226-4265
(Address and telephone number of principal executive offices and principal place of business)

Andre Zeitoun

President and CEO

Copy to

William Gleeson

General Counsel

Applied Minerals, Inc.

55 Washington Street, Suite 301, Brooklyn, NY 11201

(212) 226-4251

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer

Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company X

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Amendment to the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The prospectus contained in this registration statement is a combined prospectus relating to this registration statement and also to Registration Statements No. 333-213752, 333-202139, and 333-205179, which are registration statements on Form S-1, and Registration Statement No. 333-179139, which is a registration statement filed on Form S-3 and amended on Form S-1, in each case relating to the resale of shares of common stock of Applied Minerals, Inc.

PROSPECTUS

APPLIED MINERALS, INC.

107,393,146 Shares of Common Stock

This prospectus relates to the offer and sale by the Selling Stockholders, from time to time, of the following:

●	Up to 52,224,722, shares of Common Stock, issuable on conversion of certain 10% PIK-Election Convertible Series A Notes (the “Series A Notes”) The conversion price of the Series A Notes as of August 22, 2018 is $0.40 per share and that price is used to calculate the number of shares referred to above.

At the Company’s election, interest may be paid in cash or in Series A Notes, (payment in the form of Notes is referred to as payment-in-kind or “PIK”). As of August 22, 2018, 32,575,758 shares are issuable on conversion of the Series A Notes that were issued on November 3, 2014 (the date of the initial issuance of Series A Notes) and 12,089,584 shares are issuable on conversion of Series A Notes that have been issued as interest. If the Company issues additional Series A Notes in payment of interest, the number of shares that may be sold pursuant to this Prospectus will increase. If the Company makes all the interest payments by issuing additional Series A Notes and all the Series A Notes remain outstanding until maturity, the additional shares issuable on conversion of the Series A Notes could increase the number of shares issuable on conversion of the Notes by 7,559,380 shares. Given the Company’s current financial position, it is anticipated that for the foreseeable future, the Company will likely pay interest using Series A issued as payment-in-kind interest.

Given the Company’s current financial position, it is anticipated that for the foreseeable future, the Company will likely pay interest using Series A Notes issued as payment-in-kind interest.

●	32,625,000 outstanding shares of Common Stock issued for cash.

●	2,275,000 outstanding shares of Common Stock issued in lieu of cash to a financial advisory firm for services provided.

●	2,000,000 shares issued upon the exercise of warrants to purchase Common Stock

●	666,391 shares of Common Stock issued as Liquidated Damages for violation of the terms of the Registration Statement Agreement for the Series A Notes.

●

17,602,033 shares of Common Stock issuable on the exercise of warrants. 1,250,000 shares are issuable upon the exercise of warrants with an exercise price of $0.08 per share (“June 2018 Warrants”), 2,068,750 shares are issuable upon the exercise of warrants with an exercise price of $0.04 per share (“August 2017 Warrants”), 11,000,000 shares are issuable upon the exercise of warrants with an exercise price of $0.10 per share (“May 2017 Warrants”); and 3,283,283 shares are issuable upon the exercise of warrants with an exercise of $0.25 per shares (“June 2016 Warrants”).

The number of shares issuable on conversion of the Series A Notes and on exercise of the June 2018 Warrants, August 2017 Warrants, May 2017 Warrants and June 2016 Warrants could increase as a result of the impact of antidilution provisions. The maximum number of shares offered pursuant to this prospectus could increase as a result of the antidilution provisions, stock splits, stock dividends and similar transactions.

The sellers of the Common Stock referred to above as collectively referred to as the “Selling Stockholders” and the shares referred to above as collectively referred to as the “Shares.

The term “Selling Stockholders” includes the persons listed in the table under “Selling Stockholders ” and also donees, pledgees, transferees or other successors-in-interest selling Common Stock or interests in Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or similar transfer. The Selling Stockholders may sell all or any portion of their Common Stock in one or more transactions on any stock exchange, market or trading facility on which the shares are traded or in private, negotiated transactions.

Each Selling Stockholder will determine the prices at which the Selling Stockholder’s securities will be sold. Although we will incur expenses in connection with the registration of the shares of Common Stock offered under this prospectus, we will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders. We will, however, receive the exercise prices for each share issued upon exercise of the Warrants. If all Warrants are exercised, we will receive $2,103,571.

Our Common Stock is quoted on the OTCQB under the symbol “AMNL.” On August 22, 2018, the closing bid quotation of our Common Stock was $0.12. Our principal executive offices are located at 55 Washington Street, Brooklyn NY 11201. Our telephone number is (212) 226-4265.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this entire prospectus and any amendments or supplements to this prospectus as well as material incorporated by reference into this prospectus before you make your investment decision.

The shares of Common Stock offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning at page 23.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________, 2018

Pages
Note Regarding Forward Looking Statements	3
Prospectus Summary	4
Information about the Company	10
Properties	19
Risk Factors	21
Legal Proceedings	27
Market Prices for Our Common Stock	27
Equity Compensation Plans	27
Stock Performance Graph	30
Quantitative and Qualitative Disclosures about Market Risk	31
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	31
Information about Directors and Officers	31
Executive Compensation	39
Security Ownership of Certain Beneficial Owners and Management	49
Transactions with Related Persons	52
Principal Accounting Fees and Services	52
SEC Position on Indemnification for Securities Act liabilities	53
The Offering	54
Antidilution Provisions	55
Use of Proceeds	56
Description of Capital Stock	56
Selling Stockholders	58
Plan of Distribution	63
Experts	65
Legal Matters	65
Where You Can Find More Information	65
Selected Financial Data	77
Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three and Six Months Ended June 30, 2018 and 2017	66
Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Fiscal Year Ended December 31, 2017	71
Consolidated Financial Statements and Supplementary Data for the Three and Six Months Ended June 30, 2018 and 2017 (unaudited) and the Fiscal Year Ended December 31, 2017 and 2016	78

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our Company that is not contained in, or incorporated by reference into, this prospectus or a supplement thereto. Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholders are offering to sell, and seeking offers to buy, Shares only in jurisdictions where offers and sales are permitted.

Unless otherwise specified or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” and “our” refer to Applied Minerals, Inc., a Delaware corporation.

NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our current expectations, assumptions, estimates and/or projections about our business and our industry. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

In the discussion under “Business,” the Company discusses a wide range of forward-looking information, including the Company’s beliefs and expectations concerning business opportunities, potential sales, potential customer interest, customer activities (including but not limited to testing, scale-ups, production trials, field trials, product development), markets and potential markets, and the Company’s expectations as to sales, the amount of sales, and the timing of sales. Whether any of the foregoing will actually come to fruition, occur, be successful, or result in sales, and the timing and amount of such sales, is uncertain.

More generally, all forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section of this prospectus entitled “RISK FACTORS.”

PROSPECTUS SUMMARY

You should read this summary in conjunction with the more detailed information and financial statements in this prospectus and any supplement thereto. This summary does not contain all of the information you should consider before investing in our securities. You should read all of the information in this prospectus and any supplement thereto carefully, especially the risks of investing in our securities (see “Risk Factors”) before making an investment decision.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms the “Company”, “we”, “us”, and “our” refer and relate to Applied Minerals, Inc.

The Offering	●	Up to 52,224,722 shares of Common Stock, issuable on conversion of certain 10% PIK-Election Convertible Series A Notes (the “Series A Notes”) The conversion price of the Series A Notes as of August 22, 2018 is $0.40 per share and that price is used to calculate the number of shares referred to above.

At the Company’s election, interest may be paid in cash or in Series A Notes, (payment in the form of Notes is referred to as payment-in-kind or “PIK”). As of August 22, 2018, 32,575,758 shares are issuable on conversion of the Series A Notes that were issued on November 3, 2014 (the date of the initial issuance of Series A Notes) and 12,089,584 shares are issuable on conversion of Series A Notes that have been issued as interest. If the Company issues additional Series A Notes in payment of interest and/or penalties, the number of shares that may be sold pursuant to this Prospectus will increase. If the Company makes all the interest payments by issuing additional Series A Notes and all the Series A Notes remain outstanding until maturity, the additional shares issuable on conversion of the Series A Notes could increase the number of shares issuable on conversion of the Notes by 7,559,380 shares. This number is based on the current conversion rate of $0.40. Given the Company’s current financial position, it is anticipated that for the foreseeable future, the Company will likely pay interest using Series A issued as payment-in-kind interest.

The number of shares issuable pursuant to this prospectus could increase as a result of the impact of antidilution provisions on the Series A Notes or as a result of agreements between the Company and the holders of the Series A Notes.

Given the Company’s current financial position, it is anticipated that for the foreseeable future, the Company will likely pay interest using Series A Notes issued as payment-in-kind interest.

	●	32,625,000 outstanding shares of Common Stock issued for cash.

	●	2,275,000 outstanding shares of Common Stock issued in lieu of cash to a financial advisory firm for services provided in 2017.

	●	2,000,000 shares issued upon the exercise of warrants to purchase Common Stock

	●	666,391 shares of Common Stock issued as Liquidated Damages for violation of the terms of the Registration Statement Agreement for the Series A Notes.

	●	17,602,033 shares of Common Stock issuable on the exercise of warrants. 1,250,000 shares are issuable upon the exercise of warrants with an exercise price of $0.08 per share (“June 2018 Warrants”), 2,068,750 shares are issuable upon the exercise of warrants with an exercise price of $0.04 per share (“August 2017 Warrants”), 11,000,000 shares are issuable upon the exercise of warrants with an exercise price of $0.10 per share (“May 2017 Warrants”); and 3,283,283 shares are issuable upon the exercise of warrants with an exercise of $0.25 per shares (“June 2016 Warrants”)

The number of shares issuable on conversion of the Series A Notes and on exercise of the June 2018 Warrants, August 2017 Warrants, May 2017 Warrants and June 2016 Warrants could increase as a result of the impact of antidilution provisions. The maximum number of shares offered pursuant to this prospectus could increase as a result of the antidilution provisions, stock splits, stock dividends and similar transactions.

The sellers referred to above as collectively referred to as the “Selling Stockholders” and the shares referred to above as collectively referred to as the “Shares.

The term “Selling Stockholders” includes the persons listed in the table under “Selling Stockholders ” and also donees, pledgees, transferees or other successors-in- interest selling Common Stock or interests in Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or similar transfer.

See “The Offering,” “Selling Stockholders,” and “Antidilution Provisions.”

Antidilution Provisions

The Series A Notes contain standard antidilution provisions whereby the conversion price of the Notes into Common Stock is reduced upon the occurrence of certain events, including sales of equity securities at price below market price and/or below the then conversion price. The conversion prices hav already been reduced from $0.92 to $0.40. Reductions in the conversion price means that more shares of Common Stock would be issuable upon conversion. The June 2018 Warrants, June 2016 Warrants, the May 2017 Warrants and the August 2017 Warrants also contain antidilution provisions but not antidilution provisions for sales of equity securities at price below market price and/or below the then conversion price See “Antidilution Provisions” for a detailed description of the antidilution provisions.

Use of Proceeds	The Company will receive none of the proceeds from the sale of the Common Stock by the Selling Stockholders. The proceeds will go to the Selling Stockholders. See “Use of Proceeds.” However, if all of the June 2018 Warrants, June 2016 Warrants, May 2017 Warrants, and August 2017 Warrants are exercised, we will receive $2,103,571.

Plan of Distribution	The Selling Stockholders may, from time to time, sell any or all of their Common Stock on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may also engage in puts and calls and other transactions in our Common Stock or derivatives of our Common Stock and may sell or deliver the Common Stock in connection with these trades.

Broker-dealers that may be engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

See “Plan of Distribution.”

Business	Applied Minerals, Inc. (the “Company” or “Applied Minerals” or “we” or “us”) (OTCQB: AMNL) owns the Dragon Mine in central Utah. From the mine we extract, process, or have processed by a third party, halloysite clay and iron oxide for sale to a range of end markets. We market the minerals directly and through distributors and also under a profit-sharing agreement with the Kaolin business unit of BASF Corp. (“BASF”).

We also engage in research and development and frequently work collaboratively with potential customers, consultants, distributors, and a third party processor (BASF) to process and enhance our halloysite clay products to improve the performance of our customers’ existing and new products.

Halloysite
Our halloysite clay, which we market under the DRAGONITE™ trade name, is an aluminosilicate mineral with a hollow tubular shape. DRAGONITE can utilize halloysite’s shape, high surface area, and reactivity to add significant functionality to a number of applications. The Company sells halloysite at negotiated prices and there is no established market for the sale of DRAGONITE™ for the applications for which the Company sells it

Iron Oxide
Our iron oxide, which we market under the AMIRON™ trade name, is a high purity product. We have sold it at a negotiated price to one customer as an absorbent for hydrogen sulfide gas contained in natural gas and are marketing to that customer. The Company is not aware of an established market price in that market. Otherwise we are not selling iron oxide on a continuing basis.

Sales
In 2017, we recorded revenues of $2,444,677, of which $1,011,654 was related to sales of DRAGONITE to 13 customers and $1,433,023 was related to sales of AMIRON to one customer. In the second quarter of 2018, we recorded revenues of $92,438.

Recent Sale of Surface Piles

On August 21, 2018, the Company sold its five mixed-clay surface piles for initial net proceeds of $4.3 million.  The purchaser must pay an additional $1 per ton for each ton of material from the surface piles removed from the property over a number of years. Total additional net proceeds up to $4.3 million may be realized. The purchaser is not required to remove all of the material from the surface piles.

The five surface piles of the Dragon Mine property were created primarily from the production of unusable clay mineral during open pit and underground mining operations carried out between 1949 and 1976.

Classification for SEC Purposes
The Company is classified as an “exploration stage” company for purposes of Industry Guide 7 of the U.S. Securities and Exchange Commission (“SEC”) Under Industry Guide 7, companies engaged in significant mining operations are classified into three categories, referred to as “stages” - exploration, development, and production. Exploration stage includes all companies that do not have established reserves in accordance with Industry Guide 7. Such companies are deemed to be “in the search for mineral deposits.” Notwithstanding the nature and extent of development-type or production-type activities that have been undertaken or completed, a company cannot be classified as a development or production stage company unless it has established reserves in accordance with Industry Guide 7.

Development/Exploration Activities

In 2017 and 2016, the Company spent $508,861 and $981,045, respectively, on exploration and development.  The Company does not expect to perform any exploration or development activities in the next year.

Processing Capability

In 2017, we entered into a tolling agreement with BASF under which BASF will use a water-based system that will process the Company’s halloysite in accordance with the Company’s specifications, which can include eliminating impurities, such as iron oxide, and surface treating the halloysite to achieve desired effects and functionality.

We have a mineral processing plant with a capacity of up to 45,000 tons of halloysite mineralization per annum for certain applications. Additionally, the Company has a second processing facility with a capacity of up to 10,000 tons per annum that is dedicated to processing its halloysite mineralization. These facilities can process halloysite using a dry-based, micronizing system. This dry-based system does not eliminate impurities such as iron oxide as effectively as wet processing but is useful in situations where wet processing in not necessary.

For the foreseeable future, only crushing (instead of pulverizing) will be needed for iron oxide and we have a crusher for such purpose. If pulverizing is necessary, the Company will rent or buy pulverizing equipment or use a third-party processor.

Distribution Channels
The Company markets and sells its products directly and through distributors. The Company’s CEO spends a significant amount of his time on sales, marketing and product development. The Director of Sales focuses on the marketing of the Company’s DRAGONITE products. The Company also uses several leading distribution organizations, E.T. Horn, Brandt Technologies, LLC, and Azelis to market its products. The Company has a non-exclusive distribution agreement with a distributor for Taiwan and an exclusive agreement with a distributor for Japan.

In October, 2017, we entered into a supply agreement with the Kaolin business unit of BASF (“Supply Agreement”). The Supply Agreement provides that the Company will sell up to 15,000 tons of halloysite to BASF per year and BASF may process and/or treat and will have an exclusive license (a) to sell halloysite on a worldwide basis for use within the following third party markets: (i) paints and coatings; (ii) inks; (iii) rubbers (excludes flame retardant and wire and cable applications); (iv) adhesives; (v) paper, and (vi) ceramic honeycomb catalytic substrates and (b) to sell halloysite to other business units of BASF.

See “Business,” “Properties,” and “Financial Statements.”

Risk Factors	An investment in our Common Stock is very speculative and involves a high degree of risk. If you decide to buy our Common Stock, you should be able to afford a complete loss of your investment. Among the risks are the following. You should read the full risk factor section within.

Losses, Deficits, Going Concern.
We have experienced annual operating losses since 1998. For the years ended December 31, 2017 and 2016, the Company sustained net losses of $14,910,659 and $7,639,772, respectively. At December 31, 2017 and 2016, the Company had accumulated deficits of $104,493,857 and $89,583,198, respectively. For the six months ended June 30, 2018 and 2017, the Company sustained net losses of $12,395,021 and $4,603,866, respectively. At June 30, 2018 and 2017, the Company had accumulated deficits of $116,888,877 and $94,187,084, respectively. We have very limited cash as of the date of this report, negative cash flow, and continuing unprofitable operations. Accordingly, our independent registered public accounting firm, EisnerAmper, LLP has included a going concern paragraph in its opinion on our December 31, 2017 financial statements.

We will need to seek additional financing to support our continued operations; however, there are no assurances that any such financing can be obtained on favorable terms, if at all, especially in light of the restrictions imposed on the incurrence of additional debt by the Series A Notes and the Series 2023 Notes.

Material Weakness in our Internal Control over Financial Reporting
We have identified material weaknesses in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our stock.

During the preparation of our consolidated financial statements for the year ended December 31, 2017, we and our independent registered public accounting firm, identified deficiencies in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board. Management determined the control deficiencies constitute material weaknesses in our internal control over financial reporting.

The existence of a material weakness could result in errors in our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in the trading price of our stock.

Maturity Of Outstanding PIK-Election Convertible Notes.
Unless the Company becomes quite successful its outstanding PIK-Election Convertible Notes may not elect to voluntarily convert into common stock. Unless the Company is able to generate significant cash flow, the Company may not have sufficient funds to pay outstanding PIK-Election Convertible Notes when such notes mature. Unless the stock price increases very significantly, the Company may not be able to force conversion of the notes before maturity.

The Company has two series of convertible, PIK notes outstanding, 3% PIK-Election Convertible Notes due May 1, 2023 ("Series A Notes") and 3% PIK-Election Notes due August 1, 2023 (“Series 2023 Notes”). As of August 22, 2018, the outstanding balance of the Series A Notes was approximately $27.2 million and the outstanding balance of the Series 2023 Notes was approximately $16.4 million. If the Company continues to pay interest in additional PIK Notes, the outstanding balances will increase to approximately $51.1 million at the maturities of the Notes.

The description of the risks associated with maturity and mandatory conversion set forth below is limited to the Series A Notes, but the risks related to the Series 2023 Notes are similar.

The Series A Notes mature on May 1, 2023. The Series 2023 Notes mature on August 1, 2023.

The holders of the Series A Notes may convert their principal and accrued but unpaid interest into shares of common stock of the Company at any time. As of August 22, 2018, the conversion price of the Series A Notes was $0.40 per share and would have converted into approximately 69.0 million shares of common stock of the Company. As of August 22, 2018, the conversion price of the Series 2023 Notes was $0.59 per shares and would have converted into approximately 28.0 million shares of common stock of the Company.

The Series A Notes are mandatorily convertible by the Company at any time when (i) the volume weighted average price of the shares of the common stock of the Company is equal to or greater than $1.00 for thirty (30) consecutive trading days and (ii) the closing market price of the shares of the common stock of the Company is equal to or greater than $1.00.

The Series 2023 are mandatorily convertible by the Company at any time when the weighted average trading price of a share of the Company’s common stock is in excess of $0.59 for ten (10) consecutive trading days.

The Series A Notes and Series 2023 Notes contain significant negative covenants that limit or eliminate, without the consent of a majority by principal of the each series of Notes, among other things, mergers, sales of assets, dividends, borrowings, secured transactions, liens and transactions with affiliates.

Penetrating Markets
For the Company to survive, we must penetrate our target markets and achieve sales levels and generate sufficient cash flow to break-even. To be a success, we must do better than that. As outlined below, and in light of the disclosures above, there is significant uncertainty that we will be able to do so.

Many of the applications for which we are selling for our halloysite-based material are applications for which halloysite has not been used previously. As a result, there are a number of special obstacles that we need to overcome to achieve sales in these markets. It may be necessary to convince manufacturers to change their manufacturing processes and substitute our halloysite-based material for the product they are currently using, and in some cases, to use our halloysite-based material where no product was used before.

The process beginning with introducing our halloysite-based material to manufacturers and ending with the manufacturers using our products in their production (i) can encounter inertia, skepticism, and different corporate priorities, (ii) requires educating potential customers (some of whom can be resistant) on whether our product actually works for the manufacturer’s particular need, the benefits of our material, and how to test and use our material (how much to add, when to add, and so forth), and (iii) often requires working with potential customers to assure that the potential customers test the materials under proper conditions to assure that our products provide the desired results, do not adversely affect the customer’s product and do not interfere with the other constituents of, or processes to make, the customer’s product. In summary, while we believe that our halloysite-based material often adds significant value, we can say two things about the process that ends with manufacturers using our halloysite-based material: it can take a long time and there is no certainty that we will be able to convince enough manufacturers to use our halloysite-base material.

Similarly, we have attempted to sell our iron oxides, which are natural, into markets where synthetic iron oxides have been used in the past. In trying to make such sales, we encounter the same or similar types of problems described in the preceding paragraph

Other applications for our halloysite-based material and our iron oxides are applications for which halloysite or natural iron oxides have been used previously. To penetrate these markets, we face the difficulties encountered by any company trying to enter an established market competing against established players that may be in better financial condition than we are and are already familiar to, and in many cases have relationships with, the potential customers, which may make purchasing from such competitors more attractive than purchasing from us. While we believe that in many cases, our products are superior to those already in the market; there is uncertainty that we will be able to penetrate those markets to a sufficient degree. Because individual halloysite and iron oxide deposits can differ in significant respects, we may have to demonstrate that our halloysite or iron oxide will actually work for the manufacturer’s particular need and thus we can encounter the problems discussed in the third paragraph of this section.

See “Risk Factors”

Common Stock Rights	Holders of Common Stock are entitled to one vote per share. Holders of Common Stock have no cumulative voting rights in the election of directors. Two shareholders and the holders of the Series 2023 Notes have certain rights, which are described in the “Description of Capital Stock -- Common Stock,” to nominate directors.

Holders of Common Stock are entitled to receive ratably dividends if, as, and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock or series Common Stock. The Series 2023 Notes and Series A Notes prohibit dividends without the approval of the holders of a majority of the principal amount of the Series 2023 Notes and Series A Notes. The Company has never paid a dividend and does not anticipate paying one in the future.

See “Description of Capital Stock.”

Market for Our Common Stock	Our Common Stock is traded on the OTCBB. On August 22, 2018, the closing market price on the OTCQB was $0.12.

See “Price Range of our Common Stock.”

INFORMATION ABOUT THE COMPANY

Applied Minerals, Inc. (OTCQB: AMNL) owns the Dragon Mine from which we can extract halloysite clay and iron oxide, which we then process or have processed and sell. We also engage in research and development and frequently work collaboratively with potential customers, consultants, distributors, and BASF to engineer and enhance our halloysite clay and iron oxide products to improve the performance of our customers’ existing and new products.

The Dragon Mine is a 267-acre property located in central Utah, approximately 70 miles south of Salt Lake City, Utah.

We market our halloysite clay-based line of products under the tradename DRAGONITE. We market our iron oxide line of products under the tradename AMIRON.

Halloysite is mined and marketed by other companies, primarily by a French company, Imerys, which owns the other major halloysite mine, which is located in New Zealand.  The halloysite from that mine is sold primarily for use in ceramics and tableware.   When new management came into the Company in 2009, new management decided to focus on new, premium-priced uses of halloysite.  Those premium-priced uses had been, and continue to be, identified typically in published research.  Because the Company is primarily dedicated to new, advanced uses of halloysite that would permit the Company to charge premium prices, the sales and marketing process is one that often takes an extended period of time.

The Company acquired the Dragon Mine primarily to exploit the mine’s halloysite mineralization. At the time that the Dragon Mine was acquired, it was assumed that the iron oxide mineralization would be useful only for steelmaking. Given historical price conditions and our method of mining (underground), sales of iron oxide for steelmaking would often not be economic and at best would yield marginal or low profits.  The iron oxide mineralization at the Dragon Mine has a high content of Fe2O3. In November, 2015, the Company entered into an agreement to supply a customer its AMIRON iron oxide on an exclusive basis for a period of five years. The exclusivity provision is limited to the specialized catalyst application of the Customer and enables Applied Minerals to sell its iron oxide products for use in other technical applications that are not competitive with the Customer's intended field of use. An initial purchase order of $5.0 million of AMIRON products has been received and is to be delivered over the course of 18 months with deliveries commencing on December 1, 2015. Upon expiration of the initial 5-year term, the Customer has an option to extend the exclusive supply agreement for an additional 5 years by issuing an $8.0 million purchase order to be delivered over the course of the subsequent twenty-four months. In June, 2017, the Company fulfilled the $5.0 million purchase order.

Information about the Dragon Mine

History of the Dragon Mine

The Dragon Mine was first mined in the third quarter of the 19th century and has since been mined by various owners and operators. It was mined for iron oxide from the late nineteenth century until approximately 1931 and it was mined for halloysite clay from approximately 1931 to 1976. From 1949 to 1976, the halloysite was sold for use as a petroleum cracking catalyst. A fire closed the mine in 1976. No mining took place from 1976 until 2001, at which point the Company leased the property with an option to

Prior to a change in management in 2009, the Company did relatively little to categorize the mineralization at the Dragon Mine or to identify and exploit markets for the minerals. Since new management was installed in 2009, the Company has used and proposes to continue to use a consulting geologist to categorize the mineralization at the Dragon Mine and management has identified, developed and exploited premium-priced markets for halloysite and iron oxide.

The Dragon Mine’s Mineralization

There are two areas of the Dragon Mine minesite at which mining can be conducted and they are referred to as the “Dragon Pit” and the “Western Area.” In addition, there are five surface piles on the site, mineralization that was left by prior operators.

Dragon Pit

The Dragon Pit area covers 4.95 acres and is mined underground. There are three separate types of mineralized material in the Dragon Pit area.

The first type is comprised of clay with a relatively high concentration of halloysite.

The second type is comprised of a mix of kaolinite, illite-smectite, and halloysite clays. Mixed clays are not used in our DRAGONITE products.

The third type of mineralized material found in the Dragon Pit is comprised of iron-bearing materials.  This mineralization contains goethite and hematite. When dehydrated, goethite be comes hematite. We will sometimes refer to either mineral or combinations of the minerals as “iron oxide.”

Western Area

The Western area covers 6.33 acres and is mined underground.  There are two different types of mineralization in the Western Area.

One type of mineralization in the Western Area is clay. It is comprised primarily of a mix of kaolinite, illite-smectite, and halloysite clays. The Western Mine clays are not used in DRAGONITE.

The other type of mineralization is iron bearing.  The Western Area contains goethite and hematite.

Recent Sale of Surface Piles

On August 21, 2018, the Company sold its five mixed-clay surface piles for initial net proceeds of $4.3 million.  The purchaser must pay an additional $1 per ton for each ton of material from the surface piles removed from the property over a number of years. Total additional net proceeds up to $4.3 million may be realized. The purchaser is not required to remove all of the material from the surface piles.

The five surface piles of the Dragon Mine property were created primarily from the production of unusable clay mineral during open pit and underground mining operations carried out between 1949 and 1976.

Development/Exploration Drilling

In 2017 and 2016, the Company spent $508,861 and $981,045, respectively, on exploration and  development.  The Company does not expect to perform any exploration or development activities in the next year.

More Detailed Description of the Mineralization at the Dragon Mine

Clays. Kaolinite and halloysite are clays and members of the kaolin group of clays. Both are aluminosilicate clays. Kaolinite and halloysite are essentially chemically identical, but have different morphologies (shapes). Kaolinite typically appears in plates or sheets. Halloysite, in contrast, typically appears in the shape of hollow tubes. On average, the halloysite tubes have a length in the range of 0.5 - 3.0 microns, an exterior diameter in the range of 50 - 70 nanometers and an internal diameter (lumen) in the range of 15 - 30 nanometers. Formation of halloysite occurs when kaolinite sheets roll into tubes due to the strain caused by a lattice mismatch between the adjacent silicon dioxide and aluminum oxide layers. Halloysite is non-toxic and natural, demonstrating high biocompatibility without posing any risk to the environment.

Kaolinite is one of the world’s most common minerals. U.S. production in 2016 was approximately 6.1 million tons.

Halloysite is, by comparison, a rarer mineral and we believe worldwide production is less than 25,000 tons.

Illite refers to a group of clays that includes hydrous micas, phengite, brammalite, celadonite, and glauconite. Illite clays are common and large amounts are produced each year.

Smectite refers to a group of clays that includes montmorillonite, bentonite, nontronite, hectorite, saponite and sauconite. Smectite clays are common clay and large amounts are produced each year.

Iron Oxide.Hematite is the mineral form of iron oxide, which exists in a range of colors, including black to steel or silver-gray and brown to reddish brown, or red.

Geothite is an iron hydroxide oxide mineral, which exists in a range of colors, including yellowish to reddish to dark brown. If goethite is sufficiently heated to eliminate its contained water, it is transformed into hematite.

Mixtures of goethite and hematite are the color brown.

Status of the Company for SEC Reporting Purposes

The Company is classified as an “exploration stage” company for purposes of Industry Guide 7 of the U.S. Securities and Exchange Commission.

Under Industry Guide 7, companies engaged in significant mining operations are classified into three categories, referred to as “stages” - exploration, development, and production.

Exploration stage includes all companies engaged in the search for mineral deposits (that is, reserves), which are not in either the development or production stage. In order to be classified as a development or production stage company, the company must have already established reserves. Notwithstanding the nature and extent of development-type or production-type activities that have been undertaken or completed, a company cannot be classified as a development or production stage company unless it has established reserves.

Under Industry Guide 7, a “reserve” is “that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.” Generally speaking, a company may not declare reserves, unless, among other requirements, a competent professional engineer conducts a detailed engineering and economic study and prepares a “bankable” or “final” feasibility study that “demonstrates that a mineral deposit can be mined profitably at a commercial rate.”

Despite the fact that the Company has not established reserves for purposes of Industry Guide 7, the Company has mined, processed and sold, and intends to continue to mine, process, and sell halloysite clay and iron oxide from the Dragon Mine.

A consequence of the absence of reserves under Industry Guide 7 is that the mining company, such as the Company, is deemed to lack an objective basis to assert that it has a deposit with mineralization that can be economically and legally extracted or produced and sold to produce revenue.

Processing Capabilities

In 2017, we entered into a tolling agreement with BASF Corp. (“BASF”) under which BASF will “wet process” the Company’s halloysite to comply with the Company’s specifications, which can include eliminating impurities such as iron oxide and surface treating to achieve desired effects and functionality.  The tolling agreement provides for tolling up to 15,000 tons per year. The Company has been orally assured that such capacity can be increased as reasonably necessary.

We have a mineral processing plant with a capacity of up to 45,000 tons of halloysite per annum for certain applications.

Additionally, the Company has a second processing facility with a capacity of up to 10,000 tons per annum that is dedicated to its halloysite resource. These facilities can “dry process” halloysite using a micronizing system.  Dry processing does not eliminate impurities such as iron oxide as effectively as wet processing but is useful in situations where wet processing in not necessary.

In October, 2017, we entered into a supply agreement with the Kaolin business unit of BASF Corp. pursuant to which BASF can purchase up to 15,000 tons per year, which it can process and sell into five specified markets. As of August 22, 2018, no sales of halloysite have been made by the Kaolin business unit.

For the foreseeable future, iron oxide will only need crushing (instead of pulverizing) and we will use our crusher for theis purpose. If crushing is necessary, the Company will rent or buy equipment or use a third party processor.

Mining and Production Activity in 2017 and 2016

The following table discloses for the twelve (12) months ended December 31, 2017 and 2016, respectively (i) the number of tons of halloysite clay and iron oxide extracted by the Company from the Dragon Mine and (ii) the number of tons of finished product produced by the Company:

	2017	2016
Tons extracted
Halloysite clay	407	35
Iron oxide	8,704	8,235
Products produced (tons)
Halloysite clay	200	107
Iron oxide	8,962	22,428

Customers

DRAGONITE

At the current time, the Company is selling halloysite on an ongoing basis to four (4) customers that have commercialized products using halloysite. One customer uses our DRAGONITE halloysite to manufacture a specialty zeolite, which is used in an adsorption application, two customers use it as a binder within a ceramic application and one customer uses it as a nucleating agent in a plastic injection molding.   Several prospective customers are conducting either commercial-scale trials or field trials for an array of products that are expected to use DRAGONITE as a functional additive. In 2017, we sold $1,011,654 of DRAGONITE.

There is no certainty that any potential customer that tests our products will actually become a customer on an ongoing basis. The Company currently is cautiously optimistic that additional customers will become ongoing customers with additional revenue in 2018 or early 2019.

AMIRON

In 2017, we sold $1,365,816 of iron oxide to one customer. As of the date of this report, the Company is not selling iron oxide on a continuing basis to customers.

Sales by Customer Use

The table below discloses the percentage of total revenue by product category for the twelve months ended December 31, 2017 and 2016. “Testing” represents revenue generated from the sale of products used for laboratory testing by customers or potential customers. “Scale-Ups” represents revenue generated from the sale of products to customers or potential customers to determine whether our products perform successfully within a production-scale environment. “Commercial Production” represents revenue generated from the sale of products to customers that are either consumed by the costumer or incorporated into a product that is sold by a customer to a third-party. “Other” represents revenue generated from the sale of products for which the Company is not aware of the use by a potential customer.

	Percentages of Sales Classified by Customer Use
Sales for:	2017	2016
Commercial Production	95	98
Scale-Ups	5	2
Testing	*	*
Other	*	*
Total	100	100

* < 1%

Sales and Marketing

In most application markets, the Company markets and sells its products directly and through distributors.

The Company’s CEO spends a significant amount of his time on sales and marketing, directly and assisting the Company’s sales staff, agents, and distributors. The Director of Sales focuses on the marketing of the Company’s DRAGONITE products to high-value application markets and the establishment and management of relationships with distributors.

E.T. Horn acts as exclusive distributor for AMIRON in the following states: Washington, Oregon, Idaho, Montana, Wyoming, California, Nevada, Utah, Arizona, New Mexico. It acts as exclusive distributor of DRAGONITE in those states plus Texas, Oklahoma, Arkansas, and Louisiana.

Brandt Technologies, LLC acts as exclusive distributor for DRAGONITE and AMIRON in North Dakota, South Dakota, Nebraska, Kansas, Missouri, Iowa, Minnesota, Wisconsin, Illinois, Indiana, Kentucky, Ohio, and Michigan.

Azelis, by itself and through its subsidiaries, Ribelin Sales, Inc., E.W. Kaufman Co., and GMZ Inc., cement acts as exclusive distributor for DRAGONITE in Mississippi. Alabama, Tennessee, Georgia, Florida, South Carolina, North Carolina, Virginia, West Virginia, Maryland, Delaware, Pennsylvania, New Jersey, Connecticut, New York, Vermont, Massachusetts, New Hampshire, and Maine. The Company intends to engage a distributor for AMIRON in these states.

The Company has a non-exclusive distribution agreement with a distributor for Taiwan and an exclusive agreement with a distributor for Japan.

In October, 2017, we entered into an supply agreement with the Kaolin business unit of BASF Corp. (“Supply Agreement”).  The Supply Agreement provides that the Company will sell halloysite to BASF and BASF may process and/or treat and will have an exclusive license to sell halloysite on a worldwide basis for use within the following third party markets: (i) paints and coatings; (ii) inks; (iii) rubbers (excludes flame retardant and wire and cable applications); (iv) adhesives; (v) paper, and (vi) ceramic honeycomb catalytic substrates and (b) use by other business units of BASF provided that such BASF business unit only uses or sells the halloysite as part of a product another product.  Under the terms of the Supply Agreement, each party is reimbursed from the proceeds of sale for its direct costs and the Company and the BASF Kaolin business unit equally share the profits of any sales of halloysite by the Kaolin business unit.  The Supply Agreement has an initial term of three years and automatically renews unless one party terminates.  As of May 22, 2018, no sales of halloysite have been made by the Kaolin business unit.

Application Markets

The following discusses the markets into which the Company is marketing its DRAGONITE and AMIRON products. It cannot be assured that we will be successful penetrating these markets. The discussion does not discuss certain problems of selling into these markets, which are discussed elsewhere in the Business section or in the Risk Factors section.

DRAGONITE

The following is a description of the application markets in which the Company has commercial customers for halloysite-based DRAGONITE products:

Molecular Sieves and Catalysts.

Molecular Sieves.  DRAGONITE™ is a binder to zeolite crystals to enhance a molecular sieve’s productivity in critical functions such as drying of natural gas and air, separation of liquid from product streams, and separation of impurities from a gas stream. DRAGONITE possesses a dispersion ability that allows it to combine with the zeolite crystals without attracting to them or reducing the rate of diffusion of liquids and gases. DRAGONITE’s fine particle size, porosity, and thermal stability also ensure that adsorbates diffuse rapidly through the sieve without affecting the adsorbent blend’s physical properties.

Catalysts. DRAGONITE can be used as a catalyst and catalyst support for the hydrotreatment and hydrodemetalation of hydrocarbonaceous feedstocks.  DRAGONITE can be used to remove impurities such as metals, sulfur, nitrogen, and asphaltenes. Crude oil petroleum must be processed in order to make it into gasoline and other fuels.. Catalytic cracking involves the addition of a catalyst to speed up the cracking. The reactive nature of halloysite lends itself to being a catalyst especially for high sulfur oil. Halloysite can also be used as a support for catalysts, which are applied to the halloysite as a coating.

Halloysite from the Dragon Mine was mined and processed as a catalyst for petroleum cracking from 1949 to 1976.

Flame Retardant Additives

Flame retardant additives are widely used in flammable and flame resistant plastics and are found in electronics, building insulation, polyurethane foam, and wire and cable.

Plastic manufacturers typically mix or load a small amount of flame retardant into plastic to lower the risk of flammability of their products. We believe that DRAGONITE can be used as a partial replacement for Alumina Trihydrate (ATH) and Magnesium Hydroxide (MDH) in certain applications and as a synergist to ATH and MDH in other applications.

At typical loadings, ATH and MDH can adversely affect certain mechanical properties of plastics. We believe that DRAGONITE, in conjunction with ATH and MDH, exhibits a synergistic performance. Our research and development indicates that DRAGONITE can be used to replace 50% - 75% of antimony trioxide (ATO) in plastic without affecting flame retardancy, retaining the same rating under UL 94, the Standard for Safety of Flammability of Plastic Materials for Parts in Devices and Appliances testing.

We believe that in certain applications the use of DRAGONITE instead of other fire retardant products may allow a manufacturer to use less fire retardant and may, in addition, may enable the manufacturer to reduce the weight of the manufactured part. DRAGONITE-XR does not release its naturally bound water until 400°C, making it suitable for polymers processed under extreme conditions.

Other clays compete in the markets for partially replacing ATH, MDH, and ATO.

Binders for Ceramics

DRAGONITE is an effective binder for traditional ceramic products (any of various hard, brittle, heat-resistant and corrosion-resistant materials made by shaping and then firing a nonmetallic mineral, such as clay, at a high temperature). Binders are substances that improve the mechanical strength of green ceramic bodies so they can pass through production steps before firing without breakage. We believe that DRAGONITE, when used as a binder, also effectuates an improvement in the casting rate of the ceramic manufacturing process. This would equate to an increase in manufacturing efficiency.

Nucleation of Polymers; Reinforcement of Polymers.

Nucleation. Plastics and polymers are composed of long molecular chains that form irregular, entangled coils in a melted resin, the phase in which a resin is liquid and its molecules can move about freely. In semi-crystalline polymers, the chains rearrange upon freezing and form partly ordered regions. Examples of semi-crystalline polymers are polyethylene (PE), polypropylene (PP), Nylon 6 and Nylon 6-6. Crystallization of a polymer occurs as a result of nucleation, a process that starts with small, nanometer-sized domains upon which the polymer chains arrange in an orderly manner to develop larger crystals. The overall rate of crystallization of a polymer be can increased by a nucleating agent. In plastic molding processes, especially in injection molding, the plastic part must remain in the mold until crystallization is complete (freezing). To the extent that crystallization is accelerated, the time in the mold can be reduced, thereby resulting in productivity enhancement. We believe that DRAGONITE added to a resin at a loading of just 1% can significantly speed up the process of crystallization.

We believe DRAGONITE can be effective as a nucleating agent for both polyethylene and polypropylene.

Reinforcement Fillers. Many plastics are reinforced with a filler to enhance the mechanical properties of a polymer. Reinforced plastics, in certain instances, can compete with stiffer materials like metal while also offering an opportunity to reduce the weight of a manufactured part (“light-weighting”).

We believe that the utilization of DRAGONITE as a reinforcing filler can result in the improvement of one or more mechanical properties of a polymer such as modulus (the measure of how well a polymer resists breaking when pulled apart), strength (the measure of the stress needed to break a polymer), and impact resistance (the measure of a polymer’s resistance when impacted by a sharp and sudden stress).

Paints and Coatings

Halloysite has been shown to improve the adhesion and impact resistance properties of polymer-based paints and coatings. Additionally, halloysite has been shown to significantly improve the corrosion resistance of paints and coatings over synthetic anti-corrosion agents. Paints and coatings are one of the application markets on which BASF is focused as part of its Supply Agreement with the Company.

Other Opportunities Other potential markets that present opportunities for halloysite but as to which the Company does not have commercial customers include cement (halloysite may increase tensile strength more than twice the increase in compressive strength while reducing permeability), batteries (the silicon material in halloysite, which is an aluminasilicate, may be extracted from halloysite and used in anode in lithium ion batteries and halloysite may be used in electrolyte in batteries), and controlled release carrier in cosmetics and in other applications.

AMIRON

The AMIRON line of natural iron oxide-based products can be used in technical application markets.

During part of 2015, 2016 and part of 2017, the Company sold AMIRON under a supply agreement for $5 million for use as an adsorbent to remove contaminants and moisture from gases. Under the supply agreement, the Company may not sell, at least until 2020, iron oxide to others to remove hydrogen sulfide from liquids or gases).  If the other party to the transaction orders at least $5 million, the restriction of sales can be extended another five years.

The Sales Process

It is important to understand that the price of halloysite in sales by the Company is negotiated.  There are differences in halloysite mined from different deposits and differences in the amount and type of other material included in the halloysite materials that is sold.  Such differences mean that there are differences in usability and functionality of the halloysite product.   The Company is marketing its halloysite product as relatively free of other materials and with characteristics and functionality that lend themselves to advanced applications.  There is no established market for halloysite product for such applications and hence no established market price.  Marketing for new applications is difficult.  Another producer sells halloysite for traditional applications such as for use in fine china, but does not market halloysite for advance applications.  That halloysite producer sells halloysite for prices much less than the prices at which the Company is selling halloysite.  Another producer sells halloysite for use in catalysts but such catalysts do not need the functionality supplied the Company’s halloysite and such halloysite is not competitive with the Company’s halloysite for uses demanding the functionality of the Company’s halloysite. That producer sells its halloysite product at a fraction of the prices the Company negotiates for its halloysite

The Company sold iron oxide only in one transaction for a specialty catalyst applications for $5 million.  That transaction was privately negotiated and the pricing took into account the large size of the transaction.  The Company is currently attempting to sell iron oxide only to that customer in a privately negotiated transaction that would reflect the size of the transaction.  The Company is not aware of an established market price in that market.

The Company sells its products using employees, agents, and distributors, selling on a global basis.

DRAGONITE

The Company markets its DRAGONITE into two general types of application markets.

The first type is a market in which halloysite has not been previously used, or is to be used as an additive in substitution for another additive, to enhance a functionality of an application.  This type of market requires a number of steps to be completed before a sale can be consummated.  Like any new material that will be incorporated into a commercial manufacturing process, a significant amount of testing must be performed by a customer before DRAGONITE can be incorporated into a manufacturing process and a product. Sales of this type often require working with the potential customers’ existing formulations, which can vary from potential customer to potential customer.

Working with a potential customer could include identifying a solution, such as (i) surface coating or (ii) when to introduce DRAGONITE into the formulation or (iii) the conditions under which it should be introduced or (iv) changes, deletions, additions, or substitutions involving other elements of the customer’s formulation. Without the customer’s collaboration in identifying a solution, DRAGONITE could be unsuccessful in achieving the customer’s goals. This process can take an extended period of time (years in the case of discoloration of polymers as a result of the introduction of DRAGONITE) and, in some cases, there is no solution. In this type of market, price can be an important consideration and in some cases, we are not able to compete.

The second type of market is one in which halloysite clay is currently being used in traditional application markets.  Within these established markets, we believe our DRAGONITE products often offers an enhanced value proposition with respect to purity and other properties sought by customers, although in some cases DRAGONITE’s purity and/or other properties may not be required or useful.  The pricing of our products relative to those of our competitors, however, will always be a significant factor in determining our ability to penetrate these markets.

AMIRON

The Company encounters the same types of challenges marketing AMIRON, as it faces in marketing DRAGONITE. In particular, the Company must compete on price and quality in relation to competitive materials.

It cannot be assured that we will be successful in further penetrating these markets.

Research, Development and Testing

The Company’s research and development and testing efforts are focused on the continued creation of commercial applications for our halloysite-based products and our iron oxides. The Company conducts s research and development efforts internally and occasionally through consultants. The Company is using BASF to conduct research. The Company also conducts product research and development collaboratively with distributors, customers and potential customers.

During the six months ended June 30, 2018 and 2017 the Company spent $64,700 and $40,106 for testing and research, respectively. During the years ended December 31, 2017 and 2016, the Company spent $170,407 and $139,539 for testing and research, respectively.

Trademarks and Patents

We have trademarked the name DRAGONITE and AMIRON. We believe these trademarks are important to the successful marketing of our product offering.

Regulation

The Utah Department of Natural Resources sets the guidelines for exploration and other mineral related activities based on provisions of the Mined Land Reclamation Act, Title 40-8, Utah Code Annotated 1953, as amended, and the General Rules and Rules of Practice and Procedures, R647-1 through R647-5.We have received a large mine permit from the Department.  The Company does not believe that such regulations, including environmental regulations, have or will adversely affect the Company’s business or have a material impact on capital expenditures, earnings and competitive position of the Company.

We carry a Mine Safety and Health Administration (MSHA) license (#4202383) for the Dragon Mine and report as required to MSHA. The Company is subject to extensive regulation and periodic inspections by the Mine Safety and Health Administration, which was created by the Mine Safety and Health Act of 1977. The regulations generally are designed to assure the health and safety of miners and our mine is periodically inspected by MSHA.  The Company does not believe that such regulations have or will materially adversely affect the Company’s business or have a material impact on capital expenditures, earnings and competitive position of the Company.

The clays that the Company mines, including halloysite, may contain various levels of crystalline silica when mined.  Crystalline silica is considered a hazardous substance under regulations promulgated by the U.S. Occupational Health and Safety Administration (OSHA) and U.S. Mine Health and Safety Administration (MSHA) and as a result is subject to permissible exposure limits (PELs), both in the mine and at the workplaces of our customers.  The Company is required to provide Safety Data Sheets (SDS) at the mine and accompanying sales of products to customers. The Company must also apply hazard warning to labels of containers of the product sold to customers, if levels of crystalline silica are present above specified thresholds.  Kaolin and halloysite are also subject to PELs.

Employees

As of August 22, 2018, the Company had 11 employees. None of our employees are covered by a collective bargaining agreement, we have never experienced a work stoppage, and we consider our labor relations to be excellent.

PROPERTIES

Principal Office

The corporate office is located at 55 Washington Street, Suite 301, Brooklyn, N.Y. 11201.

Mining Property

The following section describes our right, title, or claim to the Dragon Mine property.

The Dragon Mine property, located in Juab County, Utah, within the Tintic Mining District, has been principally exploited for halloysite clay and iron oxide. It is located approximately 2 miles southwest of Eureka, Utah and can be accessed via state highway and county road. There is no evidence of a water source on the property.

The property covers approximately 267 acres with a large mining permit covering 40 acres allowing for the extraction of minerals. The property consists of 38 patented and six unpatented mining claims located in the following sections: T10S, R2W, sections 29, 30, 31, and T10S, R3W, Section 36, all relative to the Salt Lake Base Meridian. The Company pays approximately $800 in annual maintenance fees to the U.S. Department of Interior Bureau of Land Management to maintain rights to its unpatented claims. The BLM Claim Numbers are: UMC385543, UMC 385544, UMC394659, UMC394660, UMC408539, and UMC408540.

The Company has no underlying royalty agreements with any third-party with respect to the Dragon Mine. We leased the property in 2001 and in 2005 we purchased the property for $500,000 in cash. As more fully explained in the “Business” section, the property has two mining areas, the Dragon Pit, which contains high purity halloysite, Mixed clays and iron oxide and the Western Area, which contains mixed clays and iron oxides.

Processing Facilities at Dragon Mine; Plant and Equipment

The Company has two dry-process facilities at its Dragon Mine property. One facility, is currently being used to process halloysite and has a capacity of up to 45,000 ton per year for certain types of processing and includes a Hosokawa Alpine mill. The other facility is dedicated to halloysite clay.

For the foreseeable future, iton oxide will require only crushing and for that we will use our crusher.  If pulverizing is necessary for iron oxide, the Company will rent or buy equipment or use a third party processor.

We have an agreement with BASF Corp. to process up to 15,000 tons of halloysite each year using a water-based process.

We believe the physical plant and equipment utilized at the Dragon Mine are in satisfactory condition to continue our current mining and processing activity except where the Company anticipates using a third party to beneficiate its halloysite. The Company continually reviews the adequacy of its physical plant and equipment inventory and expects to invest accordingly to ensure that the size and quality of its physical plant and equipment can meet its needs. Currently, our physical plant includes, but is not limited to, two processing mills, a dry house, a site office, a general storage facility, an equipment repair facility, and a structure housing three IR compressors, which are used to power the mill and certain drilling equipment used underground. Our mining equipment includes, but is not limited to, a road header, an underground drill, a deep drill, a Scooptrans, a skid steer, a front-end loader and a number of other pieces traditionally used to mine underground. There are some pieces of equipment we choose to rent on a daily basis rather than own or lease to own. The Company uses diesel fuel and propane and has water transported to the property from an external source. The property has sufficient access to roads to enable the transportation of materials and products. The property also has a well-equipped laboratory used for quality control and research.

SEC Industry Guide 7

As of the date of this prospectus, the Company was classified as an exploration stage company for purposes of Industry Guide 7 of the U.S. Securities and Exchange Commission.

Under Industry Guide 7, companies engaged in significant mining operations are classified into three categories, referred to as “stages”- exploration, development, and production. Exploration stage includes all companies engaged in the search for mineral deposits (reserves). In order to be classified as a development or production stage company, a company must have already established reserves. Unless a company has established reserves, it cannot be classified as a development or production stage company, notwithstanding the nature and extent of development-type or production- type activities that have been undertaken or completed.

Despite the fact that the Company has not established reserves, the Company has mined, processed and sold, and intends to continue to mine, process, and sell, halloysite clay and iron oxide from the Dragon Mine.

For purposes of Industry Guide 7, a consequence of the absence of reserves is that the mining company, such as the Company, is deemed to lack an objective basis to assert that it has a deposit with mineralization that can be economically and legally extracted or produced and sold to produce revenue.

Exploration Agreement

On December 22, 2017, the Company and Continental Mineral Claims, Inc. (“CMC”) entered into an Exploration Agreement with Option to Purchase (“Agreement”). The Company granted to CMC the exclusive right and option to enter upon and conduct mineral exploration activities (the “Exploration License”) for Metallic Minerals on the Company’s Dragon Mine minesite in Utah (the “Mining Claims”).  Metallic Minerals are defined to include minerals with a high specific gravity and metallic luster, such as gold, silver, lead, copper, zinc, molybdenum, titanium, tungsten, uranium, tin, iron, etc., but shall exclude any such Metallic Minerals that are intermingled within any economically-recoverable, non-metallic mineral deposits located at or above an elevation of 5,590 feet above sea level. Non-metallic minerals include clay and iron oxide, the minerals mined by the Company.  The Company believes that all economic recoverable non-metallic mineral deposits are well above 5,590 feet above sea level. The Exploration License is for a period of ten years.

In consideration of the Exploration License CMC has paid the Company $350,000 and will pay it $150,000 on or before the first anniversary of the Exploration License, $250,000 on or before each subsequent anniversary during the Exploration License term following the first anniversary of the Effective Date of this Agreement, unless the Exploration License is terminated earlier by CMC by exercising the option or failing to make the required payment for the Exploration License.

CMC may exercise the option at any time during the Exploration License term. Upon exercise of the Option and the completion of the closing, CMC shall acquire 100% of the Metallic Rights within the Mining Claims from the Company, subject to the terms and conditions of the Agreement.

The consideration to be paid by CMC to the Company after exercising the option for the acquisition of the Metallic Rights shall be payable as follows: $3,000,000; and, CMC shall grant to the Company a five percent (5%) Net Profits Interest (“NPI”) royalty over the Metallic Minerals produced from the Mining Claims.  The NPI royalty shall be initially capped at $20,000,000 (the “NPI Cap”). The NPI Cap shall be subject to reduction in the event the Company elects to take the Share Contribution, as set forth below.

Upon exercise of the option, the Company shall retain the all rights and title to (1) the surface interest (with exception of those rights associated with the Metallic Rights), and (2) all non-metallic minerals (expressly including all industrial minerals including clays and iron oxides).

It is anticipated that CMC will acquire rights similar to the Metallic Rights with respect to contiguous and nearly properties and such rights will be contributed to a new company formed or designated by CMC to own and operate CMC’s Tintic District project, which would involve the Metallic rights and similar rights regarding adjacent or nearby properties (“PubCo”) that intends to go public.

The Company shall have the right, at its sole election, to convert a portion of its NPI royalty interest into $2,000,000 worth of shares in PubCo up to a maximum of Two Percent (2%) net value of PubCo (the “Share Contribution”), through a reduction of the NPI Cap. The Company shall make the determination whether to take the Share Contribution or not, and so notify CMC, within ninety (90) days, of the completion (and delivery to the Company) of a feasibility study by CMC for the Tintic District project.  If the Company elects not to take the Share Contribution, the Company’s NPI royalty shall remain unchanged, including the NPI Cap, which will remain at $20,000,000.

The Agreement contains protections in favor of the Company against unreasonable interference of its current and future mining operations by CMC. CMC may not do anything that may, at the Company’s determination, adversely impact the Company’s Mining Operations.  “Mining Operations” shall mean the activities incident to mineral extraction, permitting, and any operations by CMC or the Company relating to the removal of minerals, respectively, that are or may reasonably be conducted on the Mining Claims, including the exploration for, and development, active mining, removing, producing and selling of any minerals, including the Metallic Minerals.  The Agreement states that the parties understand that the Company is willing to enter into the Agreement only if it is assured that CMC will not have any right to unreasonably interfere with the Company’s current mining operations and possible future Mining Operations on the Mining Claims.

RISK FACTORS

AN INVESTMENT IN OUR SECURITIES IS VERY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, BEFORE YOU DECIDE TO BUY OUR SECURITIES. IF YOU DECIDE TO BUY OUR SECURITIES, YOU SHOULD BE ABLE TO AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

Our business activities are subject to significant risks, including those described below. Every investor, or potential investor, in our securities should carefully consider these risks. If any of the described risks actually occurs, our business, financial position and results of operations could be materially and adversely affected. Such risks are not the only ones we face and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also significantly and adversely affect our business.

Specific Risks Applicable to Applied Minerals

Losses, Deficits, Going Concern.

We have experienced annual operating losses for as long as we have financial records (since 1998). For the years ended December 31, 2017 and 2016, the Company sustained net losses of $14,910,659 and $7,639,772, respectively. At December 31, 2017 and 2016, the Company had accumulated deficits of $104,493,857 and $89,583,198, respectively. For the six months ended June 30, 2018 and 2017, the Company sustained net losses of $12,395,021 and $4,603,886, respectively. At June 30, 2018 and 2017, the Company had accumulated deficit of $116,888,877 and $94,187,084, respectively. We have very limited cash as of the date of this prospectus, negative cash flow, and continuing unprofitable operations. Accordingly, our independent registered public accounting firm, EisnerAmper, has included a going concern paragraph in its opinion on our financial statements.

We will need to seek additional financing to support our continued operations; however, there are no assurances that any such financing can be obtained on favorable terms, if at all, especially in light of the restrictions imposed on the incurrence of additional debt by the Series A Notes and the Series 2023 Notes.

Material Weakness in our Internal Control over Financial Reporting

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial

During the preparation of our consolidated financial statements for the year ended December 31, 2017, we and our independent registered public accounting firm identified deficiencies in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board. Management determined the control deficiencies constitute material weaknesses in our internal control over financial reporting.

The existence of a material weakness could result in errors in our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in the trading price of our stock.

Maturity of Outstanding PIK-Election Convertible Notes.

Unless the Company becomes quite successful its outstanding PIK-Election Convertible Notes may not elect to voluntarily convert into common stock.  Unless the Company is able to generate significant cash flow, the Company may not have sufficient funds to pay outstanding PIK-Election Convertible Notes when such notes mature.  Unless the stock price increases very significantly, the Company may not be able to force conversion of the notes before maturity.

The Company has two series of convertible, PIK notes outstanding, 3% PIK-Election Convertible Notes due May 1, 2023 ("Series A Notes") and 3% PIK-Election Notes due August 1, 2023 (“Series 2023 Notes”). As of August 22, 2018, the outstanding balance of the Series A Notes was approximately $27.2 million and the outstanding balance of the Series 2023 Notes was approximately $16.2 million. If the Company continues to pay interest in additional PIK Notes, the outstanding balances will increase to approximately $51.1 million by August 1, 2023.

The description of the risks associated with maturity and mandatory conversion set forth below is limited to the Series A Notes, but the risks related to the Series 2013 Notes are similar.

The Series A Notes mature on May 1, 2023. The Series 2023 Notes mature on August 1, 2023.

The holders of the Series A Notes may convert their principal and accrued but unpaid interest into shares of common stock of the Company at any time. As of August 22, 2018, the conversion price of the Series A Notes was $0.40 per share and would have convert into approximately 69.0 million shares of common stock of the Company. As of August 22, 2018, the conversion price of the Series 2023 Notes was $0.59 per shares and would have converted into approximately 28.0 million shares of common stock of the Company.

The Series A Notes are mandatorily convertible by the Company at any time when (i) the volume weighted average price of the shares of the common stock of the Company is equal to or greater than $1.00 for thirty (30) consecutive trading days and (ii) the closing market price of the shares of the common stock of the Company is equal to or greater than $1.00.

The Series 2023 are mandatorily convertible by the Company at any time when the weighted average trading price of a share of the Company’s common stock is in excess of $0.59 for ten (10) consecutive trading days.

The Series A Notes and Series 2023 Notes contain significant negative covenants that limit or eliminate, without the consent of a majority by principal of the each series of Notes, among other things, mergers, sales of assets, dividends, borrowings, secured transactions, liens and transactions with affiliates.

Penetrating Markets

For the Company to survive, we must penetrate our target markets and achieve sales levels and generate sufficient cash flow to break-even. To be a success, we must do better than that. As outlined below, and in light of the disclosures above, there is significant uncertainty that we will be able to do so.

Many of the applications for which we are selling for our halloysite-based material are applications for which halloysite has not been used previously. As a result, there are a number of special obstacles that we need to overcome to achieve sales in these markets. It may be necessary to convince manufacturers to change their manufacturing processes and substitute our halloysite-based material for the product they are currently using, and in some cases, to use our halloysite-based material where no product was used before.

The process beginning with introducing our halloysite-based material to manufacturers and ending with the manufacturers using our products in their production (i) can encounter inertia, skepticism, and different corporate priorities, (ii) requires educating potential customers (some of whom can be resistant) on whether our product actually works for the manufacturer’s particular need, the benefits of our material, and how to test and use our material (how much to add, when to add, and so forth), and (iii) often requires working with potential customers to assure that the potential customers test the materials under proper conditions to assure that our products provide the desired results, do not adversely affect the customer’s product and do not interfere with the other constituents of, or processes to make, the customer’s product. In summary, while we believe that our halloysite-based material often adds significant value, we can say two things about the process that ends with manufacturers using our halloysite-based material: it can take a long time and there is no certainty that we will be able to convince enough manufacturers to use our halloysite-base material.

Similarly, we have attempted to sell our iron oxides, which are natural, into markets where synthetic iron oxides have been used in the past. In trying to make such sales, we encounter the same or similar types of problems described in the preceding paragraph

Other applications for our halloysite-based material and our iron oxides are applications for which halloysite or natural iron oxides have been used previously. To penetrate these markets, we face the difficulties encountered by any company trying to enter an established market competing against established players that may be in better financial condition that we are and are already familiar to, and in many cases have relationships with, the potential customers, which may make purchasing from such competitors more attractive than purchasing from us. While we believe that in many cases, our products are superior to those already in the market; there is uncertainty that we will be able to penetrate those markets to a sufficient degree. Because individual halloysite and iron oxide deposits can differ in significant respects, we may have to demonstrate that our halloysite or iron oxide will actually work for the manufacturer’s particular need and thus we can encounter the problems discussed in the third paragraph of this section.

Competition

Competition from Other Miners of Halloysite

Currently there is limited competition involving the sale of halloysite-based products in our advanced-applications target markets. If our DRAGONITE penetrates our advanced-application target markets, we may face significant competition from competitors as well as from non-halloysite solutions often sold by larger, more established companies. The basis for competition is performance, price and reliability.

Despite the widespread occurrences of halloysite, large deposits from which high purity halloysite can be economically extracted are comparatively rare. These include deposits with high-grade zones that are dominantly halloysite and lower grade deposits where halloysite can be readily separated to give a high purity product. Relatively pure halloysite typically occurs as narrow lenses or pockets in altered rock and often requires selective mining and sorting to produce a high-grade product. Halloysite is often associated with fine-grained kaolinite, silica or other fine-grained mineral contaminants and as such, for many applications, requiring beneficiation methods that rely primarily on wet processing.

The production of high-grade halloysite from large deposits for specialist industrial use at present is limited to the Dragon Mine and open pit mines owned by Imerys, a large French minerals company, in Northland, New Zealand, and in mines in Turkey.

The New Zealand mines produce about 15,000 tons of halloysite per year. The raw clay from New Zealand contains around 50% halloysite, 50% silica minerals (quartz, cristobalite, tridymite, amorphous silica), and minor feldspar. It must be processed to eliminate the silica materials, which are classified as carcinogens. The exact percentages of silica and cristobalite in Imerys’ halloysite products is not known, but Imerys’ Safety Data Sheet for its premium halloysite filter cake indicates that the levels of cristobalite and silica are less than 10%. The permitted exposure levels for cristobalite are one–half of the permitted exposure levels for crystalline silica.

Our Safety Data Sheet indicates that our processed halloysite “may contain naturally occurring Respirable Crystalline Silica (CAS #’s 14808-60-7 and 14464-46-1) at trace concentration levels below HazCom 2012 and GHS Revision 3 hazard classification limits. Per XRC analysis, which combines the analytical capabilities of X-Ray Diffraction, Computer Controlled Scanning Electron Microscopy/Energy Dispersive Spectroscopy and Raman Spectroscopy to conduct particle-by-particle inter-instrumental relocation and physicochemical/mineralogical analysis - naturally occurring trace level substances in these products, including Respirable Crystalline Silica, are inextricably bound, environmentally unavailable and at de minimis concentrations. Thus, in the current and anticipated future physical state of these products, they are believed to be incapable of causing harm under normal conditions of use or as a result of extreme upset.” Our halloysite does not contain cristobalite.

Imerys’ halloysite has low amounts of Fe2O3. Some of our raw halloysite may contain more Fe2O3 but it can be processed out through bleaching or can be reduced through blending with purer halloysite.

Imerys’ website indicates that its halloysite is sold for use in tableware, but an article from 2000 indicated that a small percentage was being sold for use in synthetic zeolite-base molecular sieves and in the manufacture of honeycomb catalyst supports. We have no information as to whether it being sold for those purposes now. We are aware that Imerys is selling its halloysite for use as a binder at a lower price then we are willing to sell out DRAGONITE, but we believe that that particular application it is used for does not require reactivity at the level that DRAGONITE provides.

Halloysite from Turkey is sold for use in catalysts for a relatively low price, but it appears to be of significantly lower quality than the Company’s halloysite.

Smaller or lower grade deposits occur in many countries including Japan, Korea, China, Thailand, Indonesia, Australia, South America, and Europe. It is reported that halloysite from China, Brazil, and Turkey is sold commercially. Halloysite is typically used for ceramics and for paper coating and a small percentage of the halloysite from Turkey is sold for use in catalysts.

The degree or extent to which the halloysite from other deposits can or will compete with our halloysite-based products is subject to a variety of factors, including the following:

●

Deposits of halloysite are formed under a variety of geological conditions of hydrothermal alteration and weathering. As a result, the nature and extent of impurities, the length of the tube, thickness of the walls, and the size of the pore or lumen can all vary. In many deposits, the halloysite is mixed with significant amounts of other clays, limiting its usefulness for certain applications. Other deposits can contain significant amounts of crystalline silica and/or cristobalite, which may limit the usefulness for certain applications and/or require additional processing, although given the fine grain of silica and cristobalite, there are limits to the ability to eliminate them. Other deposits contain more iron oxide than is acceptable, requiring additional processing

●	Some deposits are subject to difficulties relating to mining. Some deposits are located in geographically isolated areas.

The global resource base for economically mineable halloysite might be expanded to meet substantial growth in demand, especially if demand was for higher-value markets that would justify higher costs for mining and processing out containments. Such expansion might be anticipated both through the discovery of new deposits and through the adoption of more elaborate process methods to separate halloysite occurring within lower-grade sources. Competition from the other halloysite producers could arise and could adversely affect sales and margins and such competition would be based on performance and/or price.

Competition from Suppliers of Alternative Solutions to Halloysite

When we market halloysite for use in situations where halloysite has not been previously used, or is to be used as an additive in substitution for another additive to enhance certain functionality of an application, we will face competition from suppliers of other solutions and the competition will be based on performance, price and reliability.

Competition for Iron Oxide

We expect to compete with companies that, in some cases, may be larger and better capitalized than us. Because individual iron oxide deposits can differ in significant respects, our iron oxide may not be suitable for certain uses and we may have to demonstrate that our iron oxide will actually work for the manufacturer’s particular need and we can encounter problems in getting manufacturers to test our product and even if such tests are successful, to use our iron oxide. We also compete with synthetic iron oxide.

The Company’s Success Depends on Our Senior Management

Our senior management has played a critical role in leading the effort to commercialize our halloysite-based products and iron oxides. If the Company loses the services of members of senior management, there is no assurance that the Company would be able to attract and retain qualified replacements.

Other More Generalized Risks and Uncertainties

The actual Dragon Mine profitability or economic feasibility may be adversely affected by any of the following factors, among others:

●	Changes in tonnage, grades and characteristics of mineralization to be mined and processed;
●	Higher input and labor costs;
●	The quality of the data on which engineering assumptions were made;
●	Adverse geotechnical conditions;
●	Availability and cost of adequate and skilled labor force and supply and cost of water and power;
●	Availability and terms of financing;
●	Environmental or other government laws and regulations related to the Dragon Mine;
●	Changes in tax laws, including percentage depletion and net operating loss carryforwards;
●	Weather or severe climate impacts;
●	Potential delays relating to social and community issues;
●

Industrial accidents, including in connection with the operation of mining and transportation equipment and accidents associated with the preparation and ignition of blasting operations, milling equipment and conveyor systems;

●	Underground fires or floods;
●	Unexpected geological formations or conditions (whether in mineral or gaseous form);
●	Ground and water conditions;
●	Accidents in underground operations;
●	Failure of mining pit slopes;
●	Seismic activity; and
●	Other natural phenomena, such as lightning, cyclonic or storms, floods or other inclement weather conditions.

There is Comprehensive Federal, State and Local Regulation of The Exploration and Mining Industry That Could Have A Negative Impact Our Mining Operations.

Exploration and mining operations are subject to federal, state and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground, the discharge of materials into the environment, restoration the property after mining operations are completed. Exploration and mining operations and some of the products we sell are also subject to federal, state and/or local laws and regulations that seek to maintain health and safety standards. No assurance can be given that standards imposed by federal, state or local authorities will not be changed or that any such changes would not have material adverse effects on our activities, including mine closure. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on our financial position. Additionally, we may be subject to liability for pollution or other environmental damages that we may elect not to insure against due to prohibitive premium costs and other reasons. Additionally, we may be subject to liability for pollution or other environmental damages that we may elect not to insure against due to prohibitive premium costs and other reasons.

LEGAL PROCEEDINGS

As of the date of this prospectus, there is no pending or threatened litigation. We may become involved in or subject to, routine litigation, claims, disputes, proceedings and investigations in the ordinary course of business, could have a material adverse effect on our financial condition, cash flows or results of operations.

MARKET PRICES FOR OUR COMMON STOCK

Our common stock is quoted on the OTCBB under the symbol “AMNL.” The following quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

	Year 2018		Year 2017		Year 2016
	High	Low	High	Low	High	Low
First Quarter	$0.20	$0.05	$0.13	$0.08	$0.32	$0.15
Second Quarter	$0.18	$0.10	$0.08	$0.03	$0.24	$0.12
Third Quarter*	$0.17	$0.11	$0.05	$0.02	$0.19	$0.12
Fourth Quarter			$0.10	$0.04	$0.15	$0.10

* Through August 22, 2018.

Record Holders

As of June 30, 2018, there were approximately 649 holders of record of our common stock. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

 Dividends

Since we became a reporting company in 2002, we have never declared or paid any cash dividend on our common stock. We have no current plans to declare dividends. We are subject to restrictions or limitations relating to the declaration or payment of dividends Under the Series A Notes.

EQUITY COMPENSATION PLANS

Plans Approved by Stockholders

Shareholders approved the 2012 Long-Term Incentive Plan (“2012 LTIP”) and the 2016 Incentive Plan. (“2016 IP”).

The number of shares subject to the 2012 LTIP for issuance or reference was 8,900,000.  The number of shares subject to the 2016 IP were 15,000,000.

Plans Not Approved by Stockholders

Prior to the adoption of the 2012 LTIP, the Company granted options to purchase 12,378,411 shares of common stock under individual arrangements.

In May, 2016, the Company adopted the 2016 Long-Term Incentive Plan (“2016 LTIP”). The number of shares of common stock for issuance or for reference purposes subject to the 2016 LTIP was 2,000,000.

In 2017, prior to the adoption of the 2017 Incentive Plan (“2017 IP”) in August, 2017, the Company granted options to purchase 870,000 shares of common stock under individual arrangements.

Equity Compensation Information

As of December 31, 2017

	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,610,894	(1)	$1.05	16,289,106
Equity compensation plans not approved by security holders	49,446,874	(2)	$0.26	4,986,056
Total	57,057,768		$0.36	21,275,162

(1)	Includes options granted under the November 2012 LTIP and 2016 IP
(2)	Options to purchase common stock were issued under individual compensation plans prior to the adoption of the 2012 LTIP and 2016 LTIP as follows: (a) 9,487,930 options were granted to Material Advisors LLC, the entity that provided management personnel to the Company from 2009 to 2013. Mr. Zeitoun was allocated 60% of the options and the other members of Material Advisors LLC, Christopher Carney and Eric Basroon (Mr. Zeitoun’s brother-in-law and Vice President of Business Development), were allocated 20% each. 6,583,277 options have an exercise price of $.70 per share, vested over three years from 2009-2011, and have a ten-year term. 2,904,653 have an exercise price of $.83 per share, vested over one year in 2012, and have a ten-year term; (b) 650,000 options were granted in two grants to a now-former director during 2008 and 2009 in his capacity as an employee and a consultant. The exercise price was $.70 per share, the options vested immediately and have a ten-year term; (c) 8,304,963 options were granted to employees and consultants in five grants during 2011 and 2012. The exercise prices range from $0.78 per share to $2.00 per share, vesting periods ranged from one to three years, and the terms are five or ten years; and (d) 461,340 options were granted to an investment bank in April of 2011 for financial advisory services provided to the Company. The exercise price of the options was $1.15 per share, it vested immediately and has a term of ten years. All of the foregoing options had an exercise price at or above the market price of the common stock on the date of grant.

The following options were granted under the 2016 Long-Term Incentive Plan:

On May 11, 2016, the Company granted 250,000 nonqualified options to two directors with an exercise price of $0.25per share. The options vested immediately and expire five years after the date of grant.

On July 6, 2016, the Company granted 500,000 nonqualified options to an officer with an exercise price of $0.16 per share. The options vest ratably over a 12-month period beginning August 15, 2016 and expire in three years.

On August 1, 2016, the Company granted 120,000 nonqualified options to two officers with an exercise price of $0.25 per share. The options vested immediately and expire 10 years after the grant date.

On December 14, 2017, the Board granted 27.5 million options to five members of management. The options are ten-year options with an exercise price of $0.06 per share. The closing market price on December 14, 2017 was $0.06.

The vesting conditions of the options are as follows: (i) 25% of the options will vest upon the closing of the sale of an aggregate of $600,000 of units at $0.04 per unit (each unit consisting of one share of Common Stock and a warrant to purchase .25 of a share of Common Stock) (this has been accomplished); (ii) 25% of the options will vest upon the receipt of at least $900,000 from one or more of the following sources: sale(s) of Common Stock over and above $600,000, consideration for entering into licensing or similar agreement(s), and/or consideration for entering into agreement(s) relating to the sale or lease of mineral rights or entering into options or other agreements relating mineral rights; (iii) 25% of the options will vest when the Company has toll processing arrangements with two toll processors of halloysite that, in management’s good faith belief, can process halloysite to the Company’s specifications (one of the agreements may be a back-up or standby arrangement); (iv) 8.3% of the options if EBITDA is positive over a period of twelve months; (v) 8.3% of the options if EBITDA equals or exceeds $2 million over a period of twelve months; and (vi) 8.4% of the options if EBITDA equals or exceeds $4 million over a period of twelve months. The vesting under the first three conditions is not sequential and the vesting under fourth and fifth or under the fourth, fifth, and sixth, or the fifth and sixth can occur simultaneously. EBITDA is defined as operating income plus depreciation and amortization expense plus non-cash expense plus any unusual, one-time expense incurred during the period.

Options were granted to Named Executive Officers as follows: Andre Zeitoun: 11,910,772 options; Christopher Carney: 4,780,550 options; William Gleeson: 3,749,439 options.

The options were granted under the 2017 Incentive Plan, which was adopted on December 14, 2017 by the Board of Directors. Forty million shares of Common Stock are subject to the 2017 Incentive Plan.

On December 14, 2017, the Board of Directors granted options to directors other than to Mr. Zeitoun, who does not receive compensation for service on the Board.  The exercise price of the options is $.06 and the number of options is determined by dividing the dollar amount of the fee by $0.06. The closing market price of the Company’s common stock on December 14, 2017 was $.06.

The options cover fees for Board service for the fourth quarter of 2017 and the first three quarters of 2018, except for service on the Operations Committee.

The fees for Board service are $50,000 in options for membership on the Board, $10,000 on options or chairmanship of the Board or a committee (except the Operations Committee).  The options for such fees, except for the Operations Committee, vest as the beginning of each calendar quarter provided the person in in office at that time.

The Chairman of the Operations Committee receives as fee of $150,000 per year and the non-management member receives a fee of $62,500 per year. The options for such fees vest on May 1, 2018.

The total number of options granted to each of the directors is as follows: Mr. Betz -- 1,791,667; Mr. Concha: 3,250,000; Mr. Levy -- 1,000,000; and Mr. Zamani -- 833,333.

The options were granted under the 2017 Incentive Plan, which was adopted on December 14, 2017 by the Board of Directors. Forty million shares of Common Stock are subject to the plan. The option grants will cease to be effective if the Certificate of Incorporation is not amended to increase the number of authorized shares of Common Stock.

STOCK PERFORMANCE GRAPH

	Dec-12	Dec-13	Dec-14	Dec-15	Dec-16	Dec-17
Applied Minerals, Inc.	$100	$71	$47	$18	$8	$4
iShares Russell Microcap ® Index ETF	$100	$144	$147	$138	$164	$183
S&P Metals & Mining Index	$100	$93	$68	$33	$67	$81

* Cumulative return assumes a $100 investment of each respective security at December 31, 2012.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company has no virtually exposure to fluctuations in interest rates or foreign currencies.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the years ended December 31, 2017 and 2016 and in 2018 until the date of this prospectus, there have been no disagreements with our independent registered public accounting firm.

INFORMATION ABOUT DIRECTORS AND OFFICERS

The following table provides the names, positions, ages and principal occupations of our current directors, and our executive officers.

Name and Position with The Company	Age	Director/Officer Since	Principal Occupation

Mario Concha	77	Chairman since 2016; Director since 2013	President, Mario Concha and Associates

John F. Levy	62	Vice Chairman since 2016; Director since 2008	CEO of Board Advisory

Robert T. Betz	76	Director since 2014	Owner, Personal Care Ingredients

Michael Barry	49	Director since April 30, 2018	General Counsel and Chief Compliance Officer of Samlyn Capital, Ltd.

Michael Pohly	49	Director since June, 2018	Portfolio Manager and Sector Head for Credit, Currencies and Commodities at Kingdon Capital Management LLC.

Ali Zamani	38	Director since 2014	Managing Partner of Overbrook Investments and Chairman of Mexican Gold Corp.

Alexander Zyngier	48	Director since 2017	Managing Director at Batuta Advisors

Andre Zeitoun	45	Director, President, and CEO since January, 2009	President and CEO of the Company

Christopher Carney	47	Officer since 2009	Chief Financial Officer of the Company

William Gleeson	74	Officer since 2011	General Counsel of the Company

(1)	The directors are elected to serve until the next annual meeting of shareholders. Officers serve at the pleasure of the Board.

Background of Directors and Officers

Mario Concha, Non-Executive Chairman and Director

Mr. Concha is the President of Mario Concha and Associates, LLC, a firm providing consulting services to senior executives and members of boards of directors.  He serves as a director of the of the National Association of Corporate Directors, Atlanta Chapter.  He has been a director of Arclin, Ltd., a manufacturer of specialty resins, The Plaza Group, a chemical marketer and Auro Resources, Corp, a mineral exploration company with holdings in Colombia’s gold region.  In his role as director, he has chaired and been a member of Audit, Compensation and Nominating/Governance Committees.

Mr. Concha was an officer of Georgia Pacific Corporation and president of its Chemical Division from 1998 to 2005.  Prior to Georgia Pacific, he was part of a management team that formed GS Industries, a manufacturer of specialty steels for the mining industry, through a leveraged buyout of Armco Inc.’s Worldwide Grinding Systems Division.  He then served as President of its International Division from 1992 to 1998.  From 1985 to 1992, Mr. Concha was Vice President-International for Occidental Chemical Corporation.  Prior to Occidental Chemical, he served in several senior management positions at Union Carbide Corporation in the United States and in Europe.

Mr. Concha is a graduate of Cornell University with a degree in Chemical Engineering.  He has attended the Advanced Management Program at the University of Virginia's Darden School of Business and the NACD-ISS accredited Director's College at the University of Georgia's Terry College of Business.  He is a member of the National Association of Corporate Directors, the American Chemical Society, and the American Institute of Chemical Engineers.

Key attributes, experience and skills: Mr. Concha has over 40 years of experience as a hands-on corporate executive.  He has first-hand industry knowledge, gained from senior executive positions in various industries, including chemicals, plastics, forest products, metals, and mining.  In addition to manufacturing operations, he has had extensive involvement in marketing, sales, and finance.

John F. Levy, Vice Chairman and Director

Since May 2005, Mr. Levy has served as the Chief Executive Officer of Board Advisory, a consulting firm that advises public companies in the areas of corporate governance, corporate compliance, financial reporting, and financial strategies. Mr. Levy currently serves on the board of directors of three public companies including Applied Minerals. Mr. Levy has been a director, chairman of the Audit Committee, and a member of the Governance and Nominating Committee, of Washington Prime Group, a Real Estate Investment Trust, since 2016. Mr. Levy has been a director, chairman of the Governance and Nominating Committee, and a member of the Audit and Compensation Committees of Takung Art Co., Ltd., an operator of an electronic online platform for artists, art dealers and art investors to offer and trade in ownership units over valuable artwork since 2016. He was a director of China Commercial Credit, a publicly held Chinese micro-lender, from 2013 to 2016. He was a director and audit committee member of Applied Energetics, Inc. (AERG), a publicly held company that specialized in the development and application of high power lasers, high voltage electronics, advanced optical systems and energy management systems technologies from 2009 to 2016.

From 2008 through 2010, he served as a director of Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.). From 2006 to 2010, Mr. Levy served as a director and Audit Committee chairman of Take Two Interactive Software, Inc., a public company that is a global developer and publisher of video games best known for the Grand Theft Auto franchise. Mr. Levy served as Interim Chief Financial Officer from 2005 to 2006 for Universal Food & Beverage Company, which filed a voluntary petition under the provisions of Chapter 11 of the United States Bankruptcy Act on August 31, 2007.  Mr. Levy is a frequent speaker on the roles and responsibilities of Board members and audit committee members. He has authored The 21st Century Director: Ethical and Legal Responsibilities of Board Members, Acquisitions to Grow the Business: Structure, Due Diligence, Financing, Ethics and Sustainability: A 4-way Path to Success, Finance and Innovation: Reinvent Your Department and Your Company, Predicting the Future: 21st Century Budgets and Projections and Heartfelt Leadership: How Ethical Leaders Build Trusting Organizations. All courses have been presented to state accounting societies.

Mr. Levy is a Certified Public Accountant with nine years experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath, and Grant Thornton. Mr. Levy has a B.S. degree in economics from the Wharton School of the University of Pennsylvania and received his M.B.A. from St. Joseph's University (PA).

Key attributes, experience and skills: Mr. Levy has over 35 years of progressive financial, accounting, and business experience, including having served as Chief Financial Officer of both public and private companies for over 13 years.  Mr. Levy brings to the board expertise in corporate governance and compliance matters along with extensive experience gained from numerous senior executive positions with public companies. Further, Mr. Levy’s service on the boards of directors of public companies in a variety of industries allows him to bring a diverse blend of experiences to the Company’s board.

Robert T. Betz, Director

From 2000 through his retirement in 2002, Mr. Betz was the President of Cognis Corp., the North American division of Cognis GmbH, a $4 billion worldwide supplier of specialty chemicals and nutritional ingredients that was spun off from Henkel AG & Company ("Henkel"). From 1989 through 2000, Mr. Betz held a number of management positions at Henkel, including Executive VP and President of its Emery Group, a leading manufacturer of oleochemicals, and President of its Chemicals Group for North America.

From 1979 through 1989, Mr. Betz worked in a number of manufacturing and operations capacities for the Emery Division of National Distillers and Chemicals Corp., eventually rising to President of the division. Mr. Betz began his career in the specialty chemicals industry by joining Emery Industries in 1963. Between 1963 and 1979 he worked for the company as Market Development Representative, Manager of Corporate Planning, Vice President of Operations - Emery (Canada), Manager of Commercial Development, and General Manager of Business Groups. Emery Industries was sold to National Distillers and Chemicals Corp. in 1979.

Since 2003, Mr. Betz has been the owner of Personal Care Ingredients, LLC, a privately-owned marketer of natural products to the personal care industry. Mr. Betz also serves as a director for Bio-Botanica, a manufacturer of natural extracts.

 Mr. Betz holds a B.S. in Chemical Engineering and an M.B.A., both degrees from the University of Cincinnati. He has also attended the Program for Management Development at Harvard University.

Key attributes experience and skills. During Mr. Betz’s career, he has been involved in developing new products or new markets for existing products. Several of these products grew into sizeable businesses. He managed multiple chemical manufacturing facilities and managed a multi-billion dollar polyethylene business. He was responsible for profit and loss for businesses with sales of $900 million. While heading the chemical operations, he was responsible for all aspects of the business: manufacturing, sales, R&D, IT, HS&E, HR, purchasing, engineering, and legal. His career has continuously involved developing, manufacturing, and selling products directed at most of the markets that Applied Minerals is attempting to penetrate. Since his retirement, he served on the boards of three chemical-related, private companies: Plaza Group, Syrgis, and Bio Botanica.

Michael Barry, Director

Mr. Barry is the General Counsel and Chief Compliance Officer at Samlyn Capital. Prior to joining Samlyn Capital in 2009, Michael was a Partner at Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. in New York City from 2006 through 2009, and a corporate associate from 2000. Prior thereto, he was a litigation associate at Skadden, Arps, Slate, Meagher and Flom LLP in New York City. Michael began his career as a litigation associate at Whitman, Breed, Abbott & Morgan in New York City.

Key attributes experience and skills. Mr. Barry is Expert in fiduciary duties of directors under Delaware law.

Michael Pohly, Director

Michael Pohly is a Portfolio Manager and Sector Head for credit, currencies and commodities at Kingdon Capital Management LLC. He joined Kingdon in January 2009 and has over 27 years of investment experience.  Previously, he worked at Morgan Stanley for 17 years, most recently as Managing Director and Head of Global Proprietary Fixed Income Trading, a role held from December 2005 to May 2008.  During this time, he served as Senior Portfolio Manager of a $1 billion proprietary credit effort, managing a team that invested in investment grade and high yield corporate and structured credit products.  He served on the Board of Directors of the International Swaps Dealer Association (ISDA) from 2006 to 2007.  From 2006 to 2008 he served as Vice Chairman of the Board and president of Cournot Capital Inc., a derivatives product company found by Morgan Stanley.  He holds a BS in Economics from the Wharton School of the University of Pennsylvania, graduation summa con laude.

Ali Zamani, Director

Ali Zamani is currently the Managing Partner of Overlook Investments and Chairman of Mexican Gold Corp. He served as a Portfolio Manager and CIO at Gefinor Capital Management from 2014 to 2016. Prior to Gefinor Mr. Zamani was a Principal at SLZ Capital Management, a New York-based asset management firm, from July 2012 to December 2013. Prior thereto, he was a Portfolio Manager at Goldman Sachs from 2004 to 2012 where he focused on the energy, materials, utilities, and industrials sectors. From 2002 to 2004, he was a mergers and acquisitions analyst at Dresdner Kleinwort Wasserstein, a boutique New York-based investment bank focused on the energy and utilities sectors.

Mr. Zamani holds a B.S. in Economics from the Wharton School at the University of Pennsylvania, where he graduated magna cum laude.

Key attributes, experience and skills: Mr. Zamani has over 15 years of financial industry experience, including 8 years as a senior investment professional at Goldman Sachs & Co.  Mr. Zamani brings significant capital markets expertise, including extensive mining and industrial sector investing experience.  Additionally, Mr. Zamani brings a unique stockholder/investor perspective to the board having been a major stockholder in numerous similar companies over his career.

Alexandre Zyngier, Director

Mr. Zyngier is a nominee for election to the Board of Directors. He has been the Managing Director of Batuta Advisors since founding it in August 2013. The firm pursues high return investment and advisory opportunities in the distressed and turnaround sectors. Mr. Zyngier has over 20 years of investment, strategy, and operating experience. He is currently a director of Atari SA, AudioEye Inc., GT Advanced Technologies, Inc. and Torchlight Energy Resources Inc. Before starting Batuta Advisors, Mr. Zyngier was a portfolio manager at Alden Global Capital from February 2009 until August 2013, investing in public and private opportunities. He has also worked as a portfolio manager at Goldman Sachs & Co. and Deutsche Bank Co. Additionally, he was a strategy consultant at McKinsey & Company and a technical brand manager at Procter & Gamble. Mr. Zyngier holds an MBA in Finance and Accounting from the University of Chicago and a BS in Chemical Engineering from UNICAMP in Brazil.

Key attributes, experience, and skills.  We believe that Mr. Zyngier’s investment experience and his experience in overseeing a broad range of companies will greatly benefit the Board of Directors.

Andre M. Zeitoun, Chief Executive Officer, President, Director

Mr. Zeitoun is President and CEO and has served in those positions since January 1, 2009.

Mr. Zeitoun was a Portfolio Manager at SAC Capital/CR Intrinsic Investors from March 2007 through December 2008. At SAC, he led a team of six professionals and managed a several hundred million dollar investment portfolio focused on companies that required a balance sheet recapitalization and/or operational turnaround. Many of these investments required Mr. Zeitoun to take an active role in the turnaround process. From 2003 to 2006, Mr. Zeitoun headed the Special Situations Group at RBC Dain Rauscher as a Senior Vice President and head of the division. He managed all group matters related to sales, trading, research and the investment of the firm’s proprietary capital. From 1999 to 2003 Mr. Zeitoun was a Senior Vice President at Solomon Smith Barney. In this role, Mr. Zeitoun led a Special Situations sales trading research team serving middle market institutions. Mr. Zeitoun is a graduate of Canisius College.

Key attributes, experience and skills: Mr. Zeitoun has over 17 years experience identifying, allocating capital to, and taking an active role in corporate situations requiring a balance sheet recapitalization and/or operational restructuring. Since January 2009, Mr. Zeitoun has spearheaded effort to stabilize the Company’s balance sheet, raise critically needed capital, engage industry-leading consultants to quantify and characterize the Company’s Dragon Mine resource, increase processing capabilities, establish a marketing infrastructure, and lead the marketing effort. During his time as President and Chief Executive Officer of Applied Minerals, Inc., Mr. Zeitoun has developed a level of expertise in the area of the commercialization of halloysite and iron oxide applications.

Christopher T. Carney, Chief Financial Officer

From February 2009 through May 2012, Mr. Carney was the Interim Chief Financial Officer of the Company. From May 2012 through August 2015, Mr. Carney was a VP of Business Development for the Company. Mr. Carney was reappointed Chief Financial Officer of the Company in August 2015 when the previous Chief Financial Officer, resigned. From March 2007 until December 2008, Mr. Carney was an analyst at SAC Capital/CR Intrinsic Investors, LLC, a hedge fund, where he evaluated the debt and equity securities of companies undergoing financial restructurings and operational turnarounds. From March 2004 -until October 2006, Mr. Carney was a distressed debt and special situations analyst for RBC Dain Rauscher Inc., a registered broker-dealer. Mr. Carney graduated with a BA in Computer Science from Lehman College and an MBA in Finance from Tulane University.

William Gleeson, General Counsel

Prior to joining the Company, Mr. Gleeson was a partner at K&L Gates, LLP for eleven years, focusing on various areas of corporate and securities law. From January 2008 until September 2011 when he joined the Company, he served as Applied Minerals, Inc.’s outside counsel, a time during which he acquired an in-depth understanding of the Company’s business. Mr. Gleeson received his J.D. from the University of Michigan, from which he also received his undergraduate degree.

Director Compensation for the Year Ended December 31, 2017

The following sets forth compensation to our directors in 2017. Mr. Zeitoun receives no fees for service as a director.

Name	Fees Earned or Paid in Cash ($)	Common Stock Awards ($)	Options Awards ($)(3)	Total ($)

John Levy	- 0 -	1,800	40,663	42,463

Robert Betz	- 0 -	1,800	76,203	78,003

Mario Concha	- 0 -	1,800	145,642	147,442

Alexandre Zyngier (1)	- 0 -	- 0 -	24,587	24,587

Ali Zamani	- 0 -	1,800	33,886	35,686

Andre Zeitoun (2)	- 0 -	- 0 -	- 0 -	- 0 -

Michael Barry (4)	- 0 -	- 0 -	- 0 -	- 0 -

Michael Pohly (4)	- 0 -	- 0 -	- 0 -	- 0 -

(1)	Mr. Zyngier was elected to the Board of Directors at the Annual Meeting of Shareholders in December 2017.
(2)	Mr. Zeitoun is not separately compensated for services as a director.
(3)	Black Scholes value at grant date
(4)	Messrs. Barry and Pohly became directors during 2018.

Director Independence

The directors who are deemed to be independent under the independence standards of NASDAQ (the independence standard used by the Company) are Messrs. Levy, Concha, Betz, Zyngier, Pohly and Zamani. They are also independent under the enhanced independence standards of Section 10A-3 of the Securities Exchange Act.

Board Meetings

During 2017, there were fourteen (14) meetings of the Board of Directors, seven (7) meetings of the Operations Committee, six (6) meeting of the Compensation Committee, eight (8) meetings of the Audit Committee, and four (4) meetings each of the Governance and Nominating Committee and the Health, Safety and Environment Committee. Every director attended at least 75% of all board meetings and all committee meetings of which that director was a member. It is the policy of the Board that all Board members attend the annual meeting of shareholders, if possible.

Committees of the Board

The following sets forth the standing Committees of the Board and membership of the committees. The charters of the committees are available at the Company’s website, appliedminerals.com. The Board of Directors has determined that all committee members are independent under the independence definition used by NASDAQ except for Mr. Zeitoun.

	Audit Committee	Governance and Nominating Committee	Compensation Committee	Health, Safety and Environment Committee	Operations Committee
Mario Concha		X	X*	X	X*
John Levy		X*	X
Robert Betz	X	X	X	X*	X
Michael Barry
Michael Pohly
Ali Zamani	X			X
Alexandre Zyngier	X*
Andre Zeitoun				X	X

* Committee Chairman

The charters of the Committees are available on the Company’s website, www.appliedminerals.com.

The Audit Committee satisfies the definition of Audit Committee in Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Zyngier is an audit committee financial expert as the term is defined in the rules of the Securities and Exchange Commission and is independent under the independence standards of NASDAQ (the independence standard used by the Company) and the enhanced independence standards of Section 10A-3 of the Securities Exchange Act.

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements included elsewhere in this Annual Report with management;

The audit committee has discussed with the independent auditors the matters required to be discussed by the Auditing Standards AU Section 380 - The Auditor’s Communication with those charged with Governance as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant's independence; and

Based on the review and discussions referred to in three preceding paragraphs, the audit committee recommended to the board of directors that the audited financial statements be included in the Company's annual report on Form 10-K (17 CFR 249.310) for the last fiscal year for filing with the Commission.

Audit Committee

Alexandre Zyngier, Chairman

Robert Betz

Ali Zamani

The Nomination Process

The general criteria that our Board uses to select nominees includes the following: reputation for integrity, honesty and adherence to high ethical standards; demonstrated business acumen, experience, and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company; willingness and ability to contribute positively to the decision-making process of the Company; commitment to understand the Company, its risk factors and its industry and to regularly attend and participate in meetings of the Board and its committees; interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, creditors and the general public; ability to act in the interests of all stakeholders; and the absence of any appearance of a conflict of interest that would impair the nominee's ability to represent the interests of all of the Company’s stockholders and to fulfill the responsibilities of a director. There are, however, no specific minimum qualifications that nominees must have in order to be selected. The Board will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Board of Directors applies the same criteria discussed above. Any stockholder recommendations for director nominees proposed for consideration by the Board should include the nominee's name and qualifications for Board membership and should be addressed in writing to the President, Applied Minerals, Inc., 55 Washington Street, Brooklyn, N.Y. 11201. There have been no changes in the procedures by which shareholders may recommend candidates for director.

Compensation Committee

The Committee’s charter provides that the Committee meet at least twice a year and the committee will have the resources and authority necessary to discharge its duties and responsibilities and the committee has sole authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including sole authority to approve the fees and other retention terms for such

The principal responsibilities of the Compensation Committee are as follows:

1.	Board Compensation. Periodically review the compensation paid to non-employee directors and make recommendations to the Board for any adjustments.
2.	Chief Executive Officer Compensation.
	a.	Assist the Board in establishing CEO annual goals and objectives, if appropriate.
	b.	Recommend CEO compensation to the other independent members of the Board for approval.
3.	Other Executive Officer Compensation.
	a.	Oversee an evaluation of the performance of the Company's executive officers and approve the annual compensation, including salary and incentive compensation, for the executive officers.
	b.	Review the structure and competitiveness of the Company’s executive officer compensation programs considering the following factors: (i) the attraction and retention of executive officers; (ii) the motivation of executive officers to achieve the Company’s business objectives; and (iii) the alignment of the interests of executive officers with the long-term interests of the Company’s shareholders.
	c.	Review and approve compensation arrangements for new executive officers and termination arrangements for executive officers.

The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee. The Committee may delegate to the Chief Executive Officer the authority to make grants of equity-based compensation in the form of rights or options to eligible officers and employees who are not executive officers, such authority including the power to (i) designate officers and employees of the Company or of any of its subsidiaries to be recipients of such rights or options created by the Company, and (ii) determine the number of such rights or options to be received by such officers and employees; provided, however, that the resolution so authorizing the Chief Executive Officer shall specify the total number of rights or options the Chief Executive Officer may so award. If such authority is delegated, the Chief Executive Officer shall regularly report to the Committee grants so made and the Committee may revoke any delegation of authority at any time. The Compensation Committee has not delegated any authority to the Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation

There were no interlocks during 2017.

Mr. Zeitoun participated in deliberations of the board of directors concerning executive officer compensation other than his own.

Shareholder Communications to the Board of Directors

Stockholders may communicate with the Board of Directors by sending a letter to Applied Minerals, Inc. Board of Directors, c/o President & CEO, 55 Washington Street, Brooklyn, N.Y. 11209. The President will receive the correspondence and forward it to the individual director or directors to whom the communication is directed or to all directors, if not directed to one or more specifically.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Cash Bonus ($)		Option Award ($) (1)		Total ($)
Andre Zeitoun	2017	350,000		270,000	(2)(3)	614,596	(4)	1,234,596
	2016	350,000		150,000	(2)			500,000
	2015	600,000		300,000	(5)	50,000	(5)	950,000

Christopher Carney (6)	2017	135,000	(7)	30,000	(3)	246,676	(7)(8)	411,676
	2016	181,250	(7)	- 0 -		40,500	(8)	221,750
	2015	200,000		37,500	(9)	54,062	(9)(10)	291,562

William Gleeson (5) (8)	2017	250,000		30,000	(3)	193,471	(8)	473,471
	2016	250,000		- 0 -		- 0 -	(8)	250,000
	2015	300,000		37,500	(9)	37,500	(9)	375,000

(1)

Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 10 to the Notes to Consolidated Financial Statements. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the amount that will be recognized as income by the named executive officers o the amount that will be recognized as a tax deduction by the Company, if any, upon exercise. The options awards were valued using the Black Scholes Option Valuation Model.

(2)	Mr. Zeitoun’s revenue-related bonus for 2016 and 2017 was 4% of the first $4 million in revenues up to a bonus of $150,000.

(3)

On December 7, 2017, the Board of Directors, on the recommendation of the Compensation Committee, granted to Mr. Zeitoun a bonus for service in 2017 of $120,000 and to each of Mr. Carney and Mr. Gleeson a bonus for service in 2017 of $30,000. The bonuses are payable in six monthly installments beginning in January, 2018 to the extent that in the judgment of the audit committee thee is sufficient cash available for other corporate purposes.

(4)

In December 2017, the Board of Directors granted Mr. Zeitoun options to purchase 11,910,772 shares of common stock at $0.06 per share. The options vest based upon certain performance goals being met by management. During December options to purchase 5,955,386 shares of common stock vested. The Black Scholes value of the options at December 14, 2017 was $297,800.

(5)

Mr. Zeitoun's 2015 potential bonus arrangement, as determined in February, 2015, was as follows: the total amount of the possible bonus compensation to Mr. Zeitoun would be $500,000; $200,000 would be based on personal performance metrics; $300,000 would be based on revenue goals. Revenues could include the amount of firm commitment and take-and-pay arrangements. The last $100,000 based on revenue goals would be payable in stock or options. If revenues were below $2 million, no revenue-based bonus would be paid; if between $2 million and $2,999,999, $100,000 in cash would be paid; if between $3 and $3,999,999, a total of $150,000 in cash would be paid; if between $4 million and $4,999,999, a total of $200,000 in cash would be paid; if $5 million or more, a total of $200,000 in cash and $100,000 in stock options would be paid. No determination was made when the performance goals were established as to the probability that the goals would be achieved. Revenues for 2015, including a $5 million take-or-pay agreement for the delivery of iron oxide over a period of 18 months, exceeded $5 million. The amount of the 2015 bonus was determined in 2016 by negotiation between the Board and Mr. Zeitoun in January, 2016.

(6)

Mr. Carney has served as Vice President Business Development since 2011. In 2015, he was appointed Chief Financial Officer while retaining his position as Vice President Business Development. His compensation did not change upon being appointed CFO.

(7)

Mr. Carney's 2016 salary was at the rate of $200,000 per year for first 7.5 months of 2016 and was at the rate of $150,000 for the final 4.5 months. Mr. Carney agreed to reduce his salary by $50,000 in the period from August 15, 2016 to August 1, 2017 in exchange for options that had a Black Scholes value of approximately $40,500. The options are three-year options, but in accordance with Mr. Carney’s offer to exchange cash for options, the number of options was based on $50,000 divided by the Black Scholes value of five-year options.

Mr. Carney’s salary was at a rate of $150,000 per annum for the first 7.5 months of 2017 and then was to increase to a rate of $200,000 per annum for the remaining 4.5 months of 2017. His salary was not increased to a rate of $200,000 per year and Mr. Carney is owed $18,765 in respect thereof relating to 2017. In lieu of a $50,000 salary reduction for twelve (12) months beginning August 16, 2016, Mr. Carney received options to purchase common stock with a Black Scholes value of $40,500. During the first 7.5 months of 2017, $23,625 of the Black Scholes value of the options vested.

(8)

In December 2017, the Board of Directors granted to Mr. Carney and Mr. Gleeson options to purchase 4,780,550 shares of common stock and 3,749,440 shares of common stock, respectively, at $0.06 per share. The options vest based upon certain performance goals being met by management. During December 2017, options to purchase 2,390,275 shares of stock by Mr. Carney and options to purchase 1,874,720 shares of common stock by Mr. Gleeson vested. The Black Scholes values of the options to purchase common stock by Mr. Carney and Mr. Gleeson were $223,495 and $175,290, respectively. Between August 16, 2017 and December 31, 2017, Mr. Carney deferred approximately $30,000 of salary.

(9)

The 2015 potential bonus arrangement for each Messrs. Carney and Gleeson, as determined in February, 2015, was as follows: the total amount of the possible bonus compensation would be $100,000; $25,000 would be based on personal performance metrics; $75,000 would be based on revenue goals. Revenues could include the amount of firm commitment and take-and-pay arrangements. If revenues exceeded f $5 million or more, a total of $75,000 No determination was made when the performance goals were established as to the probability that the goals would be achieved. Revenues for 2015, including a $5 million take-or-pay agreement for the delivery of iron oxide over a period of 18 months, exceeded $5 million. In January, 2016, the Board determined that although all of the goals we satisfied, the total bonus to be paid to each of Messrs. Carney and Gleeson was $75,000 and up to $37,500 would be paid in cash and the remainder would be paid in options. In March, 2016, Messrs. Carney and Gleeson elected to receive $37,500 of his 2015 bonus in cash and the remaining $37,500 of value in options to purchase common stock of the Company. These options provide the right to purchase 248,344 shares of common stock of the Company at a price of $0.24 per share over a five-year period.

(10)

During February, 2015 Mr. Carney was granted options to purchase 50,000 shares of common stock of the Company. The fair value of the options at the time of grant was $16,562. They were granted to Mr. Carney for his performance as VP of Business Development during 2014 but were not part of a pre-defined bonus arrangement. In June, 2014, Mr. Carney was granted options to purchase 75,000 shares of common stock of the Company. The fair value of the options at the time of grant was $31,055. They were granted to Mr. Carney for his performance as VP of Business Development during 2013 but were not part of a pre-defined bonus arrangement.

Pensions

The Company does not have any pension plan nor does it have any nonqualified defined contribution and other nonqualified deferred compensation plans.

Potential Payments upon Termination or Change-in-Control

In accordance with SEC rules, the following statements are based on the assumption that the triggering event took place on December 31, 2017.

In the event Mr. Zeitoun was terminated without Cause or terminated for Good Reason, he would receive, in addition to the accrued obligations, (i) six months of base salary (that is, $175,000), (ii) one-half of bonus amounts not yet earned, and (ii) an amount equal to six months of COBRA payments. For 2017, Mr. Zeitoun was eligible to receive revenue bonus of up to $150,000 (which was earned) and performance bonuses of up to $200,000, which were not earned.

Mr. Carney. In the event Mr. Carney was terminated by the Company without Cause or he terminated his employment for Good Reason, he shall receive (i) not less than two months of his base salary and (ii) continuation of benefits on the same terms as in effect immediately prior to the date of termination for a period of two months. Mr. Carney's base salary was $200,000.

Mr. Gleeson. In the event Mr. Gleeson terminated by the Company without Cause or he terminates his employment for Good Reason, he shall receive (i) not less than two months of his base salary and (ii) continuation of benefits (including his family) on the same terms as in effect immediately prior to the date of termination for a period of two months. Mr. Gleeson's base salary is $250,000.

 Plan-Based Awards

The following table lists the plan-based awards granted under the 2017 Incentive Plan..

Name	Grant date	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Share)	Grant date fair value of stock and option awards ($)

Andre Zeitoun	12-14-17	11,910,772	0.06	614,596
Christopher Carney (2)	12-14-17	4,780,550	0.06	246,676
William Gleeson (2)	12-14-17	3,748,939	0.06	193,471

Outstanding Equity Awards at December 31, 2017

The following table provides information on the holdings as of December 31, 2017 of stock options granted to the named executive officers. This table includes unexercised and unvested option awards. Each equity grant is shown separately for each named executive officer

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Equity Incentive PlanAwards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Andre Zeitoun	01-01-09	3,949,966	--	--	$0.70	01-01-19
	02-08-11	1,742,792	--	--	$0.83	01-01-22
	11-20-12	1,742,792	--	--	$1.66	01-01-23
	05-11-16	321,123	--	--	$0.24	05-11-21
	12-14-17	5,955,386	5,955,386	--	$0.06	12-13-27
Christopher T. Carney (2)	01-01-09	1,316,655	--	--	$0.70	01-01-19
	02-08-11	580,930	--	--	$0.83	01-01-22
	11-20-12	580,931	--	--	$1.66	01-01-23
	06-10-14	75,000	--	--	$0.84	06-10-24
	02-05-15	48,611	1,389	--	$0.68	02-05-25
	05-11-16	248,344	--	--	$0.24	05-11-21
	07-06-16	500,000	--	--	$0.16	08-15-19
	12-14-17	2,390,275	2,390,275	--	$0.06	12-13-27
William Gleeson	08-18-11	900,000	--	--	$1.90	08-18-21
	11-20-12	72,406	--	--	$1.66	11-20-22
	06-10-14	600,000	--	--	$0.84	06-10-24
	05-11-16	248,344	--	--	$0.24	05-11-21
	12-14-17	1,874,720	1,874,720	--	$0.06	12-13-27

Compensation Discussion and Analysis

Objectives and Strategy

The Company’s objectives are to develop a range of commercial applications for its halloysite clay-based and iron oxide-based products and to market those applications to industries seeking enhanced product functionality and to market its iron oxides for pigment and other uses. We believe the successful marketing of such applications will generate material profits for the Company, which, in turn, will create significant value for its stockholders. To realize this objective, the Company must attract and retain individuals, including our Named Executive Officers (“Named Executive Officers” or “NEOs”) (Messrs. Zeitoun, Carney and Gleeson), who possess the skill sets and experience needed to effectively develop and implement the business strategies and corporate governance infrastructure necessary to achieve commercial success.

Accordingly, compensation for the Named Executive Officers is designed to:

●	Attract, motivate, and retain qualified Named Executive Officers;
●	Incentivize the Named Executive Officers to lead the Company to profitable operations and to increase stockholder value;
●

Assure that over time a significant part of NEO compensation is linked to the Company’s long-term stock price performance, which aligns the Named Executive Officers’ financial interests with those of the Company’s stockholders

●	Motivate the Named Executive Officers to develop long-term careers at the Company and contribute to its future prospects; and
●	Permit the Named Executive Officers to remain focused on the development of the Company’s business in the midst of actual or potential change-in-control transactions.

The Company does not have a policy concerning minimum ownership or hedging by officers of Company securities.

Compensation of Mr. Zeitoun

Mr. Zeitoun has been president and CEO of the Company since 2009.

2015 Compensation

In October, 2014, the Compensation Committee determined that because of shareholder sensitivity to compensation matters and because of the Company’s cash burn, it was deemed necessary to get the latest comparative data on CEO compensation in order to make good decisions regarding 2015 compensation for Mr. Zeitoun. Accordingly, Committee engaged Compensation Resources to provide an executive compensation study to the Compensation Committee.

Compensation Resources had provided an executive compensation study to the Compensation Committee in March, 2014 in connection with Mr. Zeitoun’s 2014 compensation. Compensation Resources delivered its 2015 executive compensation to the Committee on December 3, 2014.

On December 9, 2014, representatives of Compensation Resources met with the Compensation Committee and told the Committee the following. Compensation Resources was retained to prepare a competitive compensation study of the Company's President and Chief Executive Officer in order to determine the competitive levels of compensation for comparable positions among similar publicly traded companies. The study presented findings with regard to the current competitive levels of the total compensation package (cash and equity compensation) and the findings in the report reflect an update to a study completed on behalf of the Compensation Committee dated March, 2014 and was meant to provide the most recent compensation data from peer organizations, which reflects, for the most part, fiscal years ending December 31, 2013. The study utilized the same list of publicly traded companies benchmarked as part of the March 2014 study, with the exception of Accelrys, Inc., which had been recently acquired.

For purposes of valuing equity awards, the study continued to use a three-year average to more accurately recognize the variety and timing of long-term plans. All data inputs were increased on an annual factor of 3.0% to a common date of January 1, 2015, the percentage representing the average of the actual 2014 merit increase factors for executive positions within the various industries represented in the analysis. To determine “Market Consensus,” Compensation Resources calculated the competitive market level of each compensation element from the peer market analysis and published survey analysis, utilizing multiple measures of central tendency, which included mean: simple average; median: the middle number, 50th percentile; trimmed mean: average that eliminates the highest and lowest data elements (outliers); regression: calculated based on statistical analysis using "Line of Least Square,” which is a mathematical computation used to model a presumed linear relationship between two variables, a dependent variable (compensation element) and an independent variable (Market Cap) (peer analysis only). Market Consensus is the average of the Mean, Median, Trimmed Mean, and Regression; represents the best estimate of the market value (consensus) for the position. To calculate the overall Market Consensus, Compensation Resources calculated a weighted average of peer and published survey data at a ratio of 2:1.

Typically, the market range of base salary is conservatively considered to be ±10% of the market consensus. This range represents the central tendency of the market data. The range for total cash compensation is wider and usually varies by ±20% of the market consensus. The range for total direct compensation is ±25%.

With respect to Mr. Zeitoun's current compensation opportunity, Compensation Resources utilized the following figures: base salary of $600,000; total cash compensation which includes base salary of $600,000 plus an annual incentive opportunity of $300,000 and an award option of $50,000 for a total of $950,000; and total direct compensation of $950,000. Because equity grants in 2011 and 2012 were considered by the Compensation Committee to be one-time awards, Compensation Resources excluded them from the analysis. At the 50th percentile, Mr. Zeitoun’s base salary and total cash compensation are well above the market consensus as of January 1, 2015 and his total direct compensation is within the market consensus. At the 75th percentile, Mr. Zeitoun’s base salary and total cash compensation are within the market consensus as of January 1, 2015 and his total direct compensation is below the market consensus.

Mr. Concha, chairman of the Compensation Committee, indicated that the goal of the Compensation Committee with respect to Mr. Zeitoun’s compensation was to provide incentives to Mr. Zeitoun consistent with the desires of shareholders. He noted the difficulties of finding good comparables for Mr. Zeitoun’s compensation and said that compensating Mr. Zeitoun under a strategic leadership model may be more useful.

Thereafter, the directors discussed with Mr. Zeitoun present and later at great length in executive session without Mr. Zeitoun, the structure and amount of Mr. Zeitoun’s 2015 bonus.

It was preliminarily decided at a time when Mr. Zeitoun was not present that Mr. Zeitoun’s bonus would be broken into two parts, one part related to revenues and the other to the achievement of non-revenue goals. The total amount of the possible bonus compensation to Mr. Zeitoun would be $500,000, with the last $100,000 of revenue-based compensation being paid in stock or option and the maximum amount of the revenue-based bonus payable at $5 million in revenues, which could include the amount of firm commitment and take-and-pay arrangements. If Mr. Zeitoun achieved his personal goals and revenue was at least $4 million, his bonus compensation would be $1 million.

It was determined that Mr. Zeitoun should prepare goals and objectives and submit them to the Compensation Committee and the Board for approval. At the same time that the Compensation Committee and the Board approved the personal goals, it would approve the amounts of the bonus allocated to personal goals and the revenues, the percentages of the revenue-based amounts to be paid on partial achievement of the revenue based-goals, and the revenue points at which such amounts would be paid.

On February 4, 2015, the Compensation Committee reported to the Board that, between December 9, 2014 and February 4, 2015, the it met several times and had discussed and approved the following compensation proposal for Mr. Zeitoun (“Zeitoun Compensation Proposal”): Salary of $600,000, potential bonus of $500,000 of which 40% would depend on the achievement of four personal goals and 60% would be dependent on revenues. If revenues were below $2 million, no revenue-based bonus would be paid; if between $2 million and $2,999,999, $100,000 in cash would be paid; if between $3 million and $3,999,999, a total of $150,000 would be paid; if between $4 million and $4,999,999, a total of $200,000 in cash would be paid; if $5 million or above, a total of $200,000 in cash and $100,000 in stock options would be paid.

Mr. Concha on behalf of the Compensation Committee explained (i) the revenue and non-revenue goals that the Compensation Committee had worked out with Mr. Zeitoun regarding Mr. Zeitoun’s 2015 bonus arrangements, (ii) salary and bonus amounts, and (iii) the reason for not awarding Mr. Zeitoun any equity compensation in respect of 2015.

Mr. Concha, on behalf of the Compensation Committee, recommended to the Board that the Board approve the revenue and non–revenue goals related to Mr. Zeitoun’s 2015 bonus as well as the salary and bonus arrangements.

Mr. Concha noted the Executive Compensation Study Update performed by Compensation Resources (the compensation consultant hired by the Compensation Committee) indicated that (i) at the 50th percentile, Mr. Zeitoun’s base salary and total cash compensation are well above the market consensus and his total direct compensation is within the market consensus and (ii) at the 75th percentile, Mr. Zeitoun’s base salary and total cash compensation are within the market consensus as of January 1, 2015 and his total direct compensation is below the market consensus.

There was a general discussion, with Mr. Zeitoun abstaining, of the goals and the compensation elements and amounts and relative mix of elements. After such discussion, the Board, with Mr. Zeitoun abstaining, adopted the Zeitoun Compensation Proposals.

In January, 2016 Mr. Zeitoun and the Board agreed that Mr. Zeitoun satisfied the metrics for the payment of the full bonus amount, but Mr. Zeitoun would receive a bonus for 2015 consisting of $299,000 in cash and $50,000 of five-year options. Cash payments of $200,000 have been made and remaining payments are subject to the condition that no payments will be made unless after such payments the Company’s cash balance is in excess of $1.5 million.

2016 Compensation

In order to assist the Compensation Committee in setting the 2016 compensation, the Compensation Committee hired CRI, the same compensation consultant that the Committee had used in connection with 2014 and 2015. At a meeting with the Compensation Committee on December 8, 2015, CRI presented a written report. The report indicated that CRI redefined the peer group used in connection with Mr. Zeitoun’s 2015 compensation.

The peer group was redefined to provide a “similar industry look.” The peer group companies for purposes of 2016 compensation: (i) were involved in specialty chemical manufacturing, biotech and pharmaceuticals, software, and mining; (ii) were national in geographic location with compensation adjusted to New York City; (iii) had a market capitalization between $20 million and $75 million; and (iv) had less than 50 emplo

The Compensation Consultant assumed that Mr. Zeitoun’s compensation would consist of a base salary of $500,000, a potential personal performance bonus of $200,000 and a potential revenue goal bonus of $100,000 for total direct compensation of $800,000.

Based on such assumptions measured against the peer group, the Compensation Consultant provided the following findings:

			Market Range	Market Range
	Actual	M/C	(+/-)	Low	High	Relative Position
Base Salary	$500,000	$414,600	10%	$373,100	$465,100	Above
Total Cash Comp.	$800,000	$549,900	20%	$439,900	$659,900	Within
Total Direct Comp.	$800,000	$746,500	25%	$559,900	$933,100	Above

After extensive discussion, the Board decided upon the following compensation package for Mr. Zeitoun in 2016. Salary: $350,000; bonus based on revenues: 4% of revenues up to a maximum bonus of $150,000; bonus if the Company became cash flow positive: $400,000; bonus based on personal goals: up to $100,000, which would be payable in options if the cash flow goal is not met.

2017 Compensation

On March 8, 2017, the Board determined that Mr. Zeitoun’s 2017 compensation is as follows: salary -- $350,000; cash receipts bonus -- 4% of monthly gross cash receipts, up to a maximum bonus of $150,000; revenue bonus -- $100,000 if GAAP revenue exceeds $6 million; cash flow bonus -- $100,000 if the Company is cash flow positive for 2017. The cash receipts bonus was earned. The revenue and cash flow bonuses were not earned.

On December 14, 2017, options to purchase 11,910,772 shares of common stock were issued to Mr. Zeitoun. The options are ten-year options and the exercise price is $0.06. Vesting conditions are as follows:

●

25% of the options will vest upon the closing of the sale of an aggregate of $600,000 of units (consisting of a share of Common Stock and a warrant to buy .25 of a share of Common Stock) at $0.04 per unit. This vesting condition has been satisfied.

●

25% of the options will vest upon the receipt of at least $900,000 from one or more of the following sources: sale(s) of Common Stock over and above $600,000, consideration for entering into licensing or similar agreement(s), and/or consideration for entering into agreement(s) relating to the sale or lease of minerals rights or entering into options or other agreements relating mineral rights. This vesting condition has not been satisfied.

●

25% of the options will vest when the Company has toll processing arrangements with two toll processors of halloysite that, in management’s good faith belief, can process halloysite to the Company’s specifications. One of the agreements may be a back-up or standby arrangement. This vesting condition has been satisfied.

●	8.3% of the options if EBITDA is positive over a period of twelve months. This vesting condition has not been satisfied.
●	8.3% of the options if EBITDA equals or exceeds $2 million over a period of twelve months. This vesting condition has not been satisfied.
●	8.4% of the options if EBITDA equals or exceeds $4 million over a period of twelve months. This vesting condition has not been satisfied.

On December 7, 2017, the Board of Directors, on the recommendation of the Compensation Committee, granted to Mr. Zeitoun a bonus for service in 2017 of $120,000. The bonuse is payable in six monthly installments beginning in January, 2018 to the extent that in the judgment of the audit committee there is sufficient cash available for other corporate purposes. The bonus was fully paid as of June 29, 2018.

Compensation for Messrs. Gleeson and Carney

 2015 Compensation for Messrs. Gleeson, and Carney

At the February 4, 2015, Board meeting, Mr. Concha, acting on behalf of the Compensation Committee, indicated that the Compensation Committee has discussed and approved a compensation proposal for certain employees, which included Messrs. Gleeson, and Carney (“Management Compensation Proposals”) and that he had sent to each Board member who was not a member of the Compensation Committee a copy of the Management Compensation Proposals. Mr. Concha explained the revenue and non-revenue goals that the Compensation Committee, with the assistance of Mr. Zeitoun, had worked out, with each regarding 2015 bonus arrangements for such persons. He also explained the proposed salary, bonus and equity compensation arrangements for senior management, which had the approval of Mr. Zeitoun.

Under the Management Compensation Proposals,

●	Salaries remained at 2014 levels.

●	Mr. Carney received ten-year at-the-market options to purchase 60,000 shares of common stock vesting annually over a three-year period.

●

Each of Messrs. Gleeson, and Carney would be eligible for possible bonus compensation of up to $100,000; $25,000 would be based on personal performance metrics; $75,000 would be based on revenue goals. Revenues could include the amount of firm commitment and take-and-pay arrangements. The last $25,000 based on revenue goals would be payable in five-year stock options. If revenues were below $2 million, no revenue-based bonus would be paid; if between $2 million and $2,999,999, $25,000 in cash would be paid; if between $3 and $3,999,999, a total of $35,000 would be paid; if between $4 million and $4,999,999, a total of $50,000 in cash would be paid; if $5 million or more, A total of $50,000 in cash and $25,000 in stock options would be paid. Revenues in 2015, including a $5 million take-or-pay agreement for the delivery of iron oxide over a period of 18 months, exceeded the $5 million goal for the calculation of bonus arrangements.

Mr. Concha, on behalf of the Compensation Committee, recommended to the Board that the Board approve the revenue and non–revenue goals related to management’s 2015 bonus as well as the salary and bonus arrangements, all as set forth in the Senior Management Compensation Proposals. After a general discussion, the Board gave its approval.

No compensation consultant was used by the Board for the Management Compensation Proposals and no benchmarking against peers was used.

Revenues for 2015, including a $5 million take-or-pay agreement for the delivery of iron oxide over a period of 18 months, exceeded the $5 million goal for the calculation of bonus arrangements. In January, 2016, the Board reduced the total value of the bonuses to be paid to Messrs. Carney and Gleeson to $75,000. Messrs. Carney and Gleeson would receive a bonus for 2015 consisting of $75,000 of value to be paid, at their election, in stock, five-year options, or cash (up to $37,500) or any combination thereof, payable on March 31, 2016. Each of Messrs. Carney and Gleeson elected to take $37,500 in five year options and $37,500 in cash

2016 Compensation

On December 9, 2016, the Board determined that the 2016 salary for Mr. Gleeson would be $250,000 and the 2016 Salary for Mr. Carney would be $200,000.

On March 9, 2016, the Board determined that 2016 bonus arrangements for Messrs. Carney, and Gleeson would be as follows:

Up to $25,000 based on achievement of personal goals and $50,000 if (i) the Statement of Cash Flow from Operations in the audited financial statements for the year ended December 31, 2016, adjusted for purposes of determining whether bonuses are payable to assume payment of all such bonuses is positive (based upon the business being operated in the ordinary course consistent with past practices, in the judgment of the Compensation Committee) and (ii) the Compensation Committee believes that it is more likely than not that cash flow from operations in 2017 will be positive.

Payments to be made in cash within 15 days after the date of the audited financial statements, but in any case payment will be made, in all events, no later than June 30, 2017, except that if the bonus based on cash flow is not payable, the bonus based on personal goals will be, at the employee’s election, paid in and combination of common stock and/or five or ten year options, the number of which will be determined using a Black-Scholes value as of the date of the audited financial statements (the value as approved by the Chairman of the Board) and the exercise price will be the closing price as of such date.

In July, 2016, Mr. Carney volunteered to exchange $50,000 of salary for options. Mr. Carney agreed to reduce his salary by $50,000 in the period from August 15, 2016 to August 1, 2017 in exchange for options that had a Black Scholes value of approximately $40,500. The options are three-year options, but in accordance with Mr. Carney’s offer to exchange cash for options, the number of options was based on $50,000

The cash flow goal was not met but the personal goals were met. In January, 2017, the Compensation Committee determined that the number of options would be determined by dividing $25,000 by $0.25 and the exercise price would be $0.25 per option. At the time of grant, the market price of the stock was $0.11 and the Black-Scholes value of the options was approximately $0.034 per option.

2017 Compensation

Mr. Carney’s 2017 compensation was as follows: salary -- $150,000 per annum through August 15, 2017 and $200,000 per annum thereafter; revenue bonus -- $25,000 if GAAP revenue exceeds $6 million; cash flow bonus -- $25,000 if the Company is cash flow positive for 2017.  The bonuses were not paid. However, he was awarded a bonus of $30,000 payable when in the judgment of the Audit Committee, there is sufficient cash available for other corporate purposes.

Mr. Gleeson’s 2017 compensation was as follows: salary -- $250,000; revenue bonus -- $25,000 if GAAP revenue exceeds $6 million; cash flow bonus -- $25,000 if the Company is cash flow positive for 2017.

None of the bonuses were earned or paid. However, he was awarded a bonus of $30,000 payable when in the judgment of the Audit Committee, there is sufficient cash available for other corporate purposes..

On December 14, 2017, 4,780,550 options to purchase Common Stock were granted to Mr. Carney and 3,748,439 options were granted to Mr. Gleeson. The vesting conditions and the relevant definitions are the same as vesting conditions and definitions described above relating to the options granted to Mr. Zeitoun on December 14, 2017.

On December 7, 2017, the Board of Directors, on the recommendation of the Compensation Committee, granted to each of Mr. Carney and Mr. Gleeson a bonus for service in 2017 of $30,000.  The bonuses are payable in six monthly installments beginning in January, 2018 to the extent that in the judgment of the audit committee thee is sufficient cash available for other corporate purposes.  No installments have been paid as of the date of this prospectus.

Tax and Accounting Treatment of Compensation

The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code treats certain elements of executive compensation in excess of $1 million a year as an expense not deductible by the Company for federal income tax purposes. Depending on the market price of the Company’s common stock on the date of exercise of options that are not performance-based, the compensation of certain executive officers in future years may be in excess of $1 million for purposes of Section 162(m). The Compensation Committee reserves the right to pay compensation that may be non-deductible to the Company if it determines that it would be in the best interests of the Company.

Tax and Accounting Treatment of Options

We are required to recognize in our financial statements compensation cost arising from the issuance of stock options. GAAP requires that such that compensation cost is determined using fair value principles (we use the Black-Scholes method of valuation) and is recognized in our financial statements over the requisite service period of an instrument. However, the tax deduction is only recorded on our tax return when the option is exercised. The tax benefit received at exercise and recognized in our tax return is generally equal to the intrinsic value of the option on the date of exercise.

Compensation of Policies and Practices as They Relate to Risk Management

The Company does not believe that its compensation policies and practices (cash compensation and at-the-market or above-market five- and ten-year options without or without performance standards and with or without vesting schedules) are reasonably likely to have a material adverse effect on the Company as they relate to risk management practices and risk-taking incentives.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 22, 2018, information regarding the beneficial ownership of our common stock with respect to each of the named executive officers, each of our directors, each person known by us to own beneficially more than 5% of the common stock, and all of our directors and executive officers as a group. Each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by such person, subject to community property laws, where applicable, except where otherwise noted. The percentage of common stock beneficially owned is based on 175,513,549 shares of common stock outstanding as of August 22, 2018 plus the shares that a person has a right to acquire within 60 days of August 22, 2018

	Number of Shares of	Percentage of Common
	Common Stock Beneficially	Stock Beneficially
Name and Address (1)	Owned (2)	Owned
Mario Concha (3) (4)	7,653,217	4.2
Robert Betz (3) (5)	3,223,736	1.8
John Levy (3) (6)	2,760,801	1.6
Michael Barry (3)	0	*
Michael Pohly (3)	0	*
Ali Zamani (3) (8)	2,829,338	1.6
Alexandre Zyngier (3) (9)	1,361,789	*
Andre Zeitoun (3) (10) (17)	18,067,101	9.4
Christopher T. Carney (11) (17)	7,718,760	4.2
William Gleeson (12) (17)	4,632,830	2.6
All Officers and Directors as a Group	48,247,572	22.5
IBS Capital, LLC (7)	36,160,481	19.3
Samlyn Capital, LLC (13)	48,791,970	22.8
Berylson Master Fund, L.P. (14)	14,760,567	7.9
James Berylson (14)	16,033,567	8.6
Kingdon Capital Management, LLC (15)	19,280,068	10.0
Masato Katayama (16)	16,834,335	9.5

* Less than 1%

(1)	Unless otherwise indicated, the address of the persons named in this column is c/o Applied Minerals, Inc., 55 Washington Street, Suite 301, Brooklyn, N.Y. 11201
(2)

Included in this calculation are shares deemed beneficially owned by virtue of the individual’s right to acquire them within 60 days of the date of August 22, 2018 as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(3)	Director

(4)	Mr. Concha’s holdings include: (i) options to purchase 50,000 shares of common stock at $0.83 per share expiring in March, 2024; (ii) options to purchase 50,000 shares of common stock at $0.66 per share expiring in February, 2025; (iii) options to purchase 50,000 shares of common stock at $0.28 per share expiring in January, 2026; (iv) options to purchase 43,885 shares of common stock at $0.285 per share expiring in January, 2021; (v) options to purchase 30,000 shares of common stock at $0.25 per share and expiring in May, 2021; options to purchase 600,000 shares of common stock at $0.25 expiring in May, 2021; (vi) options to purchase 70,000 shares of common stock expiring in August, 2026; (vii) options to purchase 140,000 shares of common stock expiring in May, 2022; (viii) options to purchase 140,000 shares of common stock expiring in December, 2022; (ix) options to purchase 3,250,000 shares of common stock expiring in December 2027; and (x) June 2018 Warrants to purchase 1,000,000 shares of common stock at $0.15 per share expiring in June, 2021.
(5)

Mr. Betz’s holdings include: (i) options to purchase 50,000 shares of common stock at $0.83 per share expiring in March, 2024; (ii) options to purchase 50,000 shares of common stock at $0.66 per share expiring in February 2025; (iii) options to purchase 50,000 shares of common stock at $0.28 per share, vesting equally on March 31, June 30, September 30 and December 31, 2016 and expiring in January, 2026; (iv) options to purchase 33,937 shares of common stock at $0.285 per share expiring in January, 2021; (v) options to purchase 64,815 shares of common stock at $0.28 per share expiring in January 2026; (vi) options to purchase 30,000 shares of common stock at $0.25 per share expiring in May, 2021; (vii) options to purchase 150,000 shares of common stock at $0.25 per share expiring in May, 2021; (viii) options to purchase 60,000 shares of common stock at $0.25 per share expiring in August, 2026; (ix) options to purchase 140,000 shares of common stock expiring in May, 2022; and (x) options to purchase 1,791,667 shares of common stock expiring in December, 2027.

(6)	Mr. Levy’s holdings include: (i) options to purchase 100,000 shares of common stock at $1.66 per share expiring November, 2022; (ii) options to purchase 50,000 shares of common stock at $0.83 per share expiring in March, 2024; (iii) options to purchase 50,000 shares of common stock at $0.66 per share expiring in February, 2025; (iv) options to purchase 50,000 shares of common stock at $0.28 per share, and expiring in January, 2026; (v) options to purchase 51,170 shares of common stock at $0.285 per share expiring in January, 2026; (vi) options to purchase 80,000 shares of common stock at $0.28 per share expiring in January, 2021; (vii) options to purchase 37,500 shares of common stock at $0.25; (viii) options to purchase 70,000 shares of common stock at $0.25 expiring in August, 2026; (ix) options to purchase 120,000 shares of common stock expiring in May, 2022; (x) options to purchase 1,000,000 shares of common stock expiring in December, 2027; and (xi) June 2018 Warrants to purchase 125,000 shares of common stock at $0.15 per share expiring in June 2021.
(7)

IBS Capital LLC is deemed to be the beneficial owner of shares held by the funds it manages by virtue of the right to vote and dispose of such securities. The IBS Turnaround Fund (QP) (A Limited Partnership) owns (i) 15,252,583 shares of common stock; (ii) 5,889,932 shares of common stock issuable upon conversion of Series A Notes; (iii) options to purchase 49,820 shares of common stock at $0.21 per share expiring in January, 2021; (iv) June 2016 Warrants to purchase 244,745 shares of common stock at $0.25 expiring in June, 2021; (v) options to purchase 30,100 shares of common stock at $0.25 per share expiring in August, 2026; (vi) options to purchase 64,000 shares of common stock at $0.25 expiring May, 2022; and (vii) May 2017 Warrants to purchase 601,060 shares of common stock at $0.10 per share expiring in May, 2022. The IBS Turnaround Fund, L.P. owns (i) 7,305,997 shares of common stock; (ii) 2,802,411 shares of common stock issuable upon conversion of the Series A Notes; (iii) options to purchase 25,175 shares of common stock at $0.21 expiring in January, 2021; (iv) June 2016 Warrants to purchase 124,625 shares of common stock at $0.25 per share expiring in June, 2021; (v) options to purchase 16,000 shares of common stock at $0.25 per share expiring in August, 2026; (vi) options to purchase 30,000 shares of common stock at $0.25 per share expiring in May, 2022; and (vii) May 2017 Warrants to purchase 124,625 shares of common stock at $0.10 per share expiring in May, 2022. The IBS Opportunity Fund, Ltd. owns (i) 1,475,154 shares of common stock; (ii) 1,843,830 shares of common stock issuable upon conversion of the Series A Notes; (iii) options to purchase 6,400 shares of common stock at $0.21 per share expiring in January, 2021; (iv) June 2016 Warrants to purchase 31,000 shares of common stock at $0.25 per share expiring in June, 2021; (v) options to purchase 7,100 shares of common stock at $0.25 per share expiring in August, 2026; (vi) options to purchase 6,000 shares of common stock expiring in May, 2022; and (vii) May 2017 Warrants to purchase 58,401 shares of common stock at $0.10 per share expiring in May 2022.

(8)

Mr. Zamani’s holdings include: (i) options to purchase 50,000 shares of common stock at $0.83 per share expiring in March, 2024; (ii) options to purchase 50,000 shares of common stock at $0.66 per share expiring in February, 2025; (iii) options to purchase 50,000 shares of common stock at $0.28 per share, vesting equally on March 31, June 30, September 30 and December 31, 2016 and expiring in January, 2026; (iv) options to purchase 73,099 shares of common stock at $0.285 per share expiring in January, 2021; (v) options to purchase 81,522 shares of common stock at $0.30 per share expiring in January, 2021; (vi) options to purchase 50,000 shares of common stock at $0.25 per share expiring in May, 2021; (vii) options to purchase 50,000 shares of common stock at $0.25 per share expiring in August, 2021; (viii) options to purchase 100,000 shares of common stock at $0.25 per share expiring in May, 2022; (ix) options to purchase 833,333 shares of common stock at $0.06 per share expiring in December, 2027; and (x) June 2018 Warrants to purchase 625,000 shares of common stock at $0.15 per share expiring in June 2021.

(9)	Mr. Zyngier’s holdings include options to purchase 545,289 shares of common stock expiring in December, 2027.
(10)

Mr. Zeitoun’s holdings include (i) options (held through Material Advisors) to purchase 3,949,966 shares of common stock at $0.70 per share expiring in January, 2019; (ii) options (held through Material Advisors) to purchase 1,742,792 shares of common stock at $0.83 per share expiring in January, 2021; (iii) options to purchase 1,742,792 shares of common stock at $1.66 per share expiring in November, 2022; (iv) options to purchase 321,123 shares of common stock at $0.24 per share expiring in March, 2021; and (v) options to purchase 5,955,386 shares of common stock expiring in December, 2027.

(11)

Mr. Carney’s holdings include: (i) options to purchase 1,316,655 shares of common stock at $0.70 per share expiring in January, 2019; (ii) options to purchase 580,930 shares of common stock at $0.83 per share expiring in January, 2022; (iii) options to purchase 580,931 shares of common stock at $1.66 per share expiring in January, 2023; (iv) options to purchase 75,000 shares of common stock at $0.84 per share expiring in June, 2024; (v) options to purchase 16,665 shares of common stock at $0.68 per share expiring in February, 2025; (vi) options to purchase 248,344 shares of common stock at $0.24 per share expiring in March, 2021; (vii) options to purchase 375,000 shares of common stock at $0.16 per share expiring in August, 2019; and (viii) options to purchase 3,585,413 shares of common stock expiring in December, 2027.

(12)

Mr. Gleeson’s holdings include: (i) options to purchase 900,000 shares of common stock at $1.90 per share expiring in September, 2021; (ii) options to purchase 72,406 shares of common stock at $1.66 per share expiring in November, 2022; (iii) options to purchase 600,000 shares of common stock at $0.84 per share expiring in June, 2024 (iv) options to purchase 248,344 shares of common stock at $0.24 per share expiring in March, 2021; and (v) options to purchase 2,812,080 shares of common stock expiring in December, 2027.

(13)

Samlyn Capital, LLC, 500 Park Avenue, 2nd Floor, New York, N.Y. 10022, is the beneficial owner of shares held by funds it manages by virtue of the right to vote and dispose of the securities. Samlyn Onshore Fund, L.P. owns 17,271,245 shares, including (i) 12,099,741 shares of common stock issuable upon conversion of the Series A Notes; (ii) May 2017 Warrants to purchase 1,101,062 shares of common stock for $0.10 per share; and (iii) options to purchase 88,195 shares of common stock at $0.06 per share expiring in April, 2023 issued to Michael Barry for services performed as a director. Samlyn Offshore Master Fund, Ltd., owned 31,389,327 shares of common stock, including (i) 22,669,630 shares of common stock issuable upon conversion of the Series A Notes; (ii) May 2017 Warrants to purchase 2,062,909 shares of common stock for $0.10 per share; and (iii) options to purchase 259,027 shares of common stock at $0.06 per share expiring in April, 2023 issued to Michael Barry for services performed as a director. Robert Pohly is the president of Samlyn Capital, LLC. He has beneficial ownership of shares owned by funds of which Samlyn Capital, LLC is the general partner or investment manager with Mr. Pohly having sole voting and investment power. Mr. Barry is the General Counsel and Chief Compliance Officer of Samlyn Capital LLC.

(14)

James Berylson is the sole managing member of Berylson Capital Partners, LLC, which manages the Berylson Master Fund, L.P. Of the 14,710,285 shares owned by the Berylson Master Fund, L.P., 10,658,091 shares are issuable upon conversion of Series 2023 Notes owned by the Berylson Master Fund, L.P. and 1,798,095 shares are issuable upon the exercise of May 2017 Warrants owned by the Berylson Master Fund, L.P. Mr. Berylson may be deemed to beneficially own the 15,983,285 shares. Mr. Berylson owns and additional 1,273,000 shares. The address of Berylson Capital Partners, LLC is 200 Clarendon Street, Boston, MA 02116.

(15)

Kingdon Capital Management, LLC, 152 West 57th Street, 50th Floor, New York, N.Y. 10019, is the beneficial owner of shares of the Company, which are held by funds it manages by virtue of the right to vote and dispose of the securities. M. Kingdon Offshore Master Fund, L.P. owns (i) 6,661,307 shares through the conversion of its ownership of Series 2023 Notes; (ii) 10,536,173 shares through the conversion of its ownership of the Series A Notes; (iii) 2,082,588 shares upon the exercise of the May 2017 Warrants; and (iv) options to purchase 277,777 shares of common stock at $0.11 per share expiring in June, 2023. Mark Kingdon is the President of Kingdon Capital Management, LLC and may be deemed to beneficially own these shares. Michael Pohly is a Portfolio Manager at Kingdon Capital Management LLC.

(16)

Mr. Katayama is the President of Fimatec, LTD (Japan) a producer and distributor of specialty minerals. In March, 2016 Applied Minerals, Inc. and Fimatec LTD entered into an agreement in which Fimatec LTD agreed to be the exclusive distributor of the Company’s halloysite-based DRAGONITE for the Japanese market. In June, 2016 Fimatec LTD purchase 3,333,334 units from the Company in exchange for $500,000. Each unit consisted of one share of common stock of the Company and a warrant to purchase 0.3 shares of the common stock of the Company with a whole share costing 3.3 warrants and $0.25. In August, 2017, SK Logistics (Singapore) PTE LTD purchased 10,000,000 million units from the Company in exchange for $400,000. Each unit consisted of one share of common stock of the Company and a warrant to purchase 0.25 shares of common stock of the Company exercisable at $0.04 per share. At August 22, 2018, SK Logistics (Singapore) PTE LTD held warrants to purchase 500,000 shares of common stock at $0.04 per share. Mr. Katayama is deemed to beneficially own these shares. The address of each entity is Ochaanimizu Center Bldg, 5F 2-23-1 Kanda Awaji-cho Chiyoda-ku, Tokyo, Japan 101-0063.

(17)	Executive officer.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors reviews any transaction, except for ordinary business travel and entertainment, involving the Company and a related party before the transaction or upon any significant change in the transaction or relationship. For these purposes, the term "related-party transaction" includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

In 2016, the Company made a private placement of units consisting of common stock and warrants.  The price of a unit was $0.15, with $0.12 being allocated to Common stock and $.03 to a warrant.  Three and one-third warrants are exercisable for a full share of Common Stock at an exercise price of $.25.  Messrs. Levy and Betz each purchased $50,000 of units and IBS Turnaround Fund (QP) (a LTD Partnership), which is managed by IBS Capital, whose president is David Taft, who was at the time a director, purchased $200,000 of units.

Eric Basroon, Mr. Zeitoun’s brother-in-law, is currently employed by the Company and during 2016, he received a salary of $180,000 plus $20,000 to be issued at various times during the year upon Mr. Basroon’s request. On March 10, 2016, Mr. Basroon received a bonus consisting of (i) $37,500 in cash and (ii) options to purchase 248,344 shares of common stock of the Company at $0.24 per share, which had a Black-Scholes value of $37,500. The bonus granted to Mr. Basroon was for achieving his performance goals during 2015. Mr. Basroon’s 2017 salary for 2017 and 2018 is $200,000 per year.  He was awarded a $30,000 bonus for 2017, payable when, in the judgment of the Audit Committee, there is sufficient cash available for other corporate purposes. In 2017, Mr. Basroon received options to purchase 4,780,550 shares of common stock at $.06 per shares.  The options are subject to the same vesting conditions as the options granted to Mr. Zeitoun.  See Compensation Discussion and Analysis – Mr. Zeitoun - 2017 Compensation and he is eligible for a bonus of up to $50,000 based on the Company’s financial performance.

PRINCIPAL ACCOUNTING FEES AND SERVICES

EisnerAmper LLP was selected by our Board of Directors as the Company’s independent registered public accounting firm for the years ending December 31, 2017 and 2016.

The following table presents fees for audit services rendered by EisnerAmper, the independent auditor for the audits of the Company’s annual consolidated financial statements for the years ended December 31, 2017 and 2016, respectively.

	December 31, 2017	December 31, 2016

Audit Fees (1)	$143,500	$117,148
Tax Fees	15,000	17,900

Total	$158,500	$135,048

(1)	Audit fees represent the aggregate fees paid for professional services including: (i) audit, (ii) S-1 filings and (iii) SEC comment letters.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware General Corporation Law, the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (iii) the Company may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the indemnification rights conferred in the Bylaws are not exclusive.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

THE OFFERING

This prospectus relates to the offer and sale by the Selling Stockholders, from time to time, of the following:

●

Up to 52,224,722 shares of Common Stock, issuable on conversion of certain 10% PIK-Election Convertible Series A Notes (the “Series A Notes”) The conversion price of the Series A Notes as of August 22, 2018 is $0.40 per share and that price is used to calculate the number of shares referred to above.

At the Company’s election, interest may be paid in cash or in Series A Notes, (payment in the form of Notes is referred to as payment-in-kind or “PIK”). As of August 22, 2018, 32,575,758 shares are issuable on conversion of the Series A Notes that were issued on November 3, 2014 (the date of the initial issuance of Series A Notes) and 12,089,584 shares are issuable on conversion of Series A Notes that have been issued as interest. If the Company issues additional Series A Notes in payment of interest and/or penalties, the number of shares that may be sold pursuant to this Prospectus will increase. If the Company makes all the interest payments by issuing additional Series A Notes and all the Series A Notes remain outstanding until maturity, the additional shares issuable on conversion of the Series A Notes could increase the number of shares issuable on conversion of the Notes by 7,559,380 shares. Given the Company’s current financial position, it is anticipated that for the foreseeable future, the Company will likely pay interest using Series A issued as payment-in-kind interest.

Given the Company’s current financial position, it is anticipated that for the foreseeable future, the Company will likely pay interest using Series A Notes issued as payment-in-kind interest.

●	32,625,000 outstanding shares of Common Stock issued for cash.

●	2,275,000 shares of Common Stock issued in lieu of cash to a financial advisory firm for services provided.

●	2,000,000 shares issued upon the exercise of warrants to purchase Common Stock

●	666,391 shares of Common Stock issued as Liquidated Damages for violation of the terms of the Registration Statement Agreement for the Series A Notes.

●

17,602,033 shares of Common Stock issuable on the exercise of warrants. 1,250,000 shares are issuable upon the exercise of warrants with an exercise price of $0.08 per share (“June 2018 Warrants”), 2,068,750 shares are issuable upon the exercise of warrants with an exercise price of $0.04 per share (“August 2017 Warrants”), 11,000,000 shares are issuable upon the exercise of warrants with an exercise price of $0.10 per share (“May 2017 Warrants”); and 3,283,283 shares are issuable upon the exercise of warrants with an exercise of $0.25 per shares (“June 2016 Warrants”).

The number of shares issuable on conversion of the Series A Notes and on exercise of the June 2018 Warrants. August 2017 Warrants, May 2017 Warrants and June 2016 Warrants could increase as a result of the impact of antidilution provisions. The maximum number of shares offered pursuant to this prospectus could increase as a result of the antidilution provisions, stock splits, stock dividends and similar transactions.

The sellers of the Common Stock referred to above as collectively referred to as the “Selling Stockholders” and the shares referred to above as collectively referred to as the “Shares.

The term “Selling Stockholders” includes the persons listed in the table under “Selling Stockholders ” and also donees, pledgees, transferees or other successors-in-interest selling Common Stock or interests in Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or similar transfer. The Selling Stockholders may sell all or any portion of their Common Stock in one or more transactions on any stock exchange, market or trading facility on which the shares are traded or in private, negotiated transactions. Each Selling Stockholder will determine the prices at which the Selling Stockholder’s securities will be sold. Although we will incur expenses in connection with the registration of the shares of Common Stock offered under this prospectus, we will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders. We will, however, receive the exercise prices for each share issued upon exercise of the Warrants. If all Warrants are exercised, we will receive $2,103,571.

See “The Offering,” “Selling Stockholders,” and “Antidilution Provisions.”

ANTIDILUTION PROVISIONS

The number of shares issuable under the Series A Notes and the June 2018 Warrants, June 2016 Warrants, August 2017 Warrants and May 2017 Warrants may be affected by the antidilition provisions of the Notes. The Series A Notes’ antidilition provisions adjust the conversion price of the Notes in the event of stock dividends and splits, issuance below the market price of the Common Stock, issuances below the conversion price of the Series A Notes, pro rata distribution of assets, rights plans, tender offers, and exchange offers. The antidilution provisions in the June, 2016 Warrants, May 2017 Warrants, and the August 2017 Warrants adjust the conversion price of the Notes in the event of stock dividends and splits, pro rata distribution of assets, rights plans, tender offers, and fundamental transactions

The anti-dilution provisions may be characterized as “broad-based, weighted-average.” Broad-based refers to the fact that the antidilution formulas take into account convertible securities as well as Common Stock. Weighted-average refers to the fact that the adjustment takes into account the number of shares of shares before and after the event in question.

The Company believes that it is unlikely that the antidilution provisions relating to stock dividends and splits, pro rata distribution of assets, rights plans, tender offers, and fundamental transactions will be triggered in the forseeable future.

Set forth below are the antidilution provisions of the Series A Notes in the event of sales of Common Stock by the Company below market price and below conversion price (initially $0.92 now $0.40).

Below Market Issuances. If the Issuer, at any time while this Note is outstanding, shall issue shares of Common Stock or Convertible Securities at an Effective Consideration per share that is less than the Market Price on the Trading Day immediately before the issuance is announced, then the Exercise Price shall be adjusted pursuant to the following formula:

N0 + C/M

E = E0 x ------------------

  N0 + NA

where:

E	=	the Exercise Price in effect immediately after the Open of Business on the Trading Day of such issuance;
E0	=	the Exercise Price in effect immediately prior to the Open of Business on the Trading Day of such issuance;
N0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Trading Day of such issuance;
NA	=	the number of shares of Common Stock issued and/or issuable upon exercise, conversion or exchange of any Convertible Securities, full physical settlement assumed;
C	=	the total consideration receivable by the Issuer on issuance and/or the exercise, conversion or exchange of any Convertible Securities, full physical settlement assumed; and
M	=	the Five-Day VWAP as of the Trading Day immediately preceding the date on which such issuance is announced.

Issuances Below the Exercise Price. If the Issuer, at any time while this Note is outstanding, shall issue shares of Common Stock or Convertible Securities at an Effective Consideration per share that is less than the Exercise Price in effect at the Close of Business on the Trading Day immediately preceding such issuance (other than issuances to directors, officers, employees or consultants of the Issuer as compensation for services rendered to the Issuer by such Persons), then the Exercise Price shall be adjusted pursuant to the following formula:

N0 + C/E0

E = E0 x --------------------

  N0 + NA

where:

E =	the Exercise Price in effect immediately after the Open of Business on the Trading Day of such issuance;

E0 =	the Exercise Price in effect immediately prior to the Open of Business on the Trading Day of such issuance;

N0 =	the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Trading Day of such issuance;

NA =	the number of shares of Common Stock issued and/or issuable upon exercise, conversion or exchange of any Convertible Securities, full physical settlement assumed; and

C =	the total consideration receivable by the Issuer on issuance and/or the exercise, conversion or exchange of any Convertible Securities, full physical settlement assumed.

USE OF PROCEEDS

The Company will receive none of the proceeds for the sale of the Common Stock. The proceeds will go to the Selling Stockholders.  However, if all of the June 2018 Warrants, June 2016 Warrants, May 2017 Warrants, and August 2017 Warrants are exercised, we will receive $2,103,571.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of certain provisions relating to our capital stock. For additional information regarding our capital stock please refer to our Certificate of Incorporation and Bylaws.

Common Stock

Each share of Common Stock entitles the holder to one vote on each matter that may come before a meeting of the stockholders.

There is no right to cumulative voting; thus, except as noted below, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors.

Samlyn Onshore Fund, LP and Samlyn Offshore Master Fund, Ltd are referred hereafter to as the “Samlyn Stockholders.” Until the Samlyn Stockholders, together with their respective affiliates, cease to beneficially own at least 9,700,000 shares of Common Stock, the Samlyn Stockholders jointly shall have the right to designate one person to be nominated for election to the Board (an “Initial Nominee”), and the Samlyn Stockholders jointly shall exercise this right, in their sole discretion, anytime and from time to time by providing written notice to the Company. The Samlyn Stockholders nominated Michael Barry

The holders of the Series 2023 Noted have the right to designate a director. And the Company is obligated to use its best efforts to cause such designee to be elected or appointed to the Board. The holders of the Series 2023 Notes nominated Michael Pholy.

In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock.

The holders of the Common Stock have no preemptive rights with respect to future offerings of shares of Common Stock except that the Samlyn Stockholders have preemptive rights by contract under investment agreements (“Investment Agreements”) as follows. If the Company proposes to issue any (i) equity securities or (ii) securities convertible into or exercisable or exchangeable for equity securities, other than any Excluded Securities (the “Dilutive Securities”), the Company shall deliver to each Samlyn Stockholder a written notice (which notice shall state the number of Dilutive Securities proposed to be issued, the purchase price thereof and any other material terms or conditions of the proposed Dilutive Securities and of their issuance, including any linked or grouped securities which comprise Dilutive Securities) of such issuance (the “Preemptive Offer Notice”) at least 5 business days prior to the date of the proposed issuance (such period beginning on the date that the Preemptive Offer Notice is delivered to the Investors and the 5 Business Days following such date being the “Preemptive Offer Period”). Each Investor shall have the option, exercisable at any time during the Preemptive Offer Period by delivering a written notice to the Company (a “Preemptive Offer Acceptance Notice”), to subscribe for up to a number of such Dilutive Securities, equal to the number of such Dilutive Securities proposed to be offered multiplied by a fraction, the numerator of which is the total number of shares of Common Stock beneficially owned by such Investor and any of its affiliates at the time the Company proposes to issue any the securities and the denominator of which is the total number of shares of Common Stock issued and outstanding at such time (“Pro Rata Portion”). The preemptive rights do not apply to the following securities issued by the Company at any time in compliance with the Investment Agreements (the “Excluded Securities”): (i) equity securities or securities convertible into or exercisable or exchangeable for equity securities, in each case issued to directors, officers, employees, or consultants of the Company as compensation for services rendered by such directors, officers, employees, or consultants; (ii) shares of Common Stock issued as a dividend on shares of Common Stock or upon any stock split, reclassification, recapitalization, exchange or readjustment of shares or other similar transaction; (iii) securities issued as consideration in a merger, consolidation, acquisition of all or substantially all of the another person’s assets or any similar transaction involving the Company and a Person (other than the Investors or an Affiliate of the Company), in each case to the extent that such transaction is conducted in compliance with this Agreement; and (iv) securities issued upon the exercise, conversion or exchange of any options, warrants or other derivative securities of the Company issued in compliance with (or otherwise not in violation of) the Investment Agreements.

Holders of Common Stock are entitled to dividends if, as, and when declared by the Board out of the funds legally available therefore. The Series A Notes prohibit dividends without the approval of the holders of a majority of the principal amount of the Series A Notes. It is our present intention to retain earnings, if any, for use in our business. The payment of dividends on our Common Stock is unlikely in the foreseeable future.

The Board of Directors is not classified.

The Company’s Certificate of Incorporation and Bylaws have no restrictions on alienability of the Common Stock and do not contain any provision discriminating against any existing or prospective holder of such Common Stock as a result of such security holder owning or acquiring a substantial amount of Common Stock.

The Delaware General Corporation Law (“GCL”) has a provision called “Business Combinations with Interested Stockholders Act,” by which the Company has elected to be governed.

The Delaware Business Combinations with Interested Stockholders Act generally operates to prevent a wide variety of transactions between the corporation, on one hand, and an “interested shareholder” and its affiliates, on the other hand. It generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an” interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation excluding shares owned by officers or directors of the corporation and by certain employee stock plans, or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder. The term “business combination” generally includes mergers, asset sales, and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation’s voting stock within three years.

SELLING STOCKHOLDERS

The Selling Stockholders are named in the table below. Each Selling Stockholder acquired the Common Stock to be sold using this prospectus in a private transaction offered and sold by the Company in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act or in open market transactions.

The term “Selling Stockholders ” includes persons listed in the table below and also includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock, or interests in shares of Common Stock, received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or similar transaction. The Selling Stockholders may sell all or any portion of their shares of Common Stock in one or more transactions on any stock exchange, market or trading facility on which the shares are traded or in private, negotiated transactions. Each Selling Stockholder will determine the prices at which the Selling Stockholder’s shares will be sold.

The information below is based in part on information provided by or on behalf of the Selling Stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares which the Selling Stockholders may acquire before August 22, 2018 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. No estimate can be given as to the amount or percentage of our Common Stock that will be held by the Selling Stockholders after any sales or other dispositions made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the shares being registered under this prospectus. The table below assumes that the Selling Stockholders will sell all of the shares listed in this prospectus.

Unless otherwise indicated in the footnotes to the table, (i) the named persons possess sole voting and investment control with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law) as of August 22, 2018, (ii) the Selling Stockholders have not held any position or office or had any material relationship with our Company or any of its subsidiaries within the past three years, and (iii) the Selling Stockholder is not a broker-dealer, or an affiliate of a broker-dealer.

Selling Stockholder	Shares beneficially owned before the offering(1)	Maximum number of shares to be sold in the offering(2)	Shares beneficially Owned after the offering	Percentage owned after the offering(3)
Samlyn Offshore Master Fund Ltd. (4)(5)	34,937,173	34,678,146	259,027	*
Samlyn Onshore Fund, LP (4)(6)	19,164,874	19,076,679	88,195	*
The IBS Turnaround Fund, L.P. (7)(8)	11,031,516	3,695,564	7,335,952	4.2
The IBS Turnaround Fund QP (A Limited Partnership) (7)(9)	23,031,765	7,721,896	15,309,869	8.7
The IBS Opportunity Fund, Ltd. (7)(10)	3,733,432	2,241,978	1,491,454	*
Fimatec Ltd. (11)	4,334,335	1,001,001	3,333,334	1.9
Daniel Fitzgerald (12)	4,652,184	100,100	4,552,084	2.6
Mark Weinberger (13)	8,225,595	2,620,120	5,605,475	3.2
Robert Betz (14)	3,223,736	100,100	3,123,636	1.8
Goeffrey Scott (15)	8,780,210	3,710,210	5,070,000	2.9
Kenneth Cornick (16)	866,867	200,200	666,667	*
Justin Erlich (17)	3,600,600	1,600,600	2,000,000	1.1
Jeffrey Silver (18)	166,667	50,050	116,617	*
Cognisant Ltd. (19)	866,867	200,200	666,667	*
John Levy (20)	2,706,801	100,100	2,606,701	1.5
Mike Miles (21)	4,125,000	1,000,000	3,125,000	1.8
Oliver Wriedt (22)	9,489,981	2,375,000	7,114,981	4.1
SK Logistics (Singapore) PTE LTD. (23)	12,500,000	2,500,000	10,000,000	5.7
William Heinzerling (24)	4,500,000	2,500,000	2,000,000	1.1
Dev Chodry (25)	4,062,500	2,812,500	1,250,000	*
Anthion Partners II LLC (26)	8,750,000	2,500,000	6,250,000	3.5
Haywood Securities (27)	1,250,000	1,250,000	0	*
Pinz Capital International LP (28)	3,750,000	3,750,000	0	*
Koyote Trading, LLC (29)	3,292,158	239,695	3,052,463	1.7
Joseph D. Mark (30)	4,984,911	279,871	4,705,040	2.6
Dune Road LLC (31)	4,189,499	279,871	3,909,628	2.2
Kingswood Partners, LLC (32)	3,292,158	239,695	3,052,463	1.7
Bernard Selz 2008 15-Year CLAT (33)	2,469,118	179,771	2,289,347	1.3
Bernard Selz 2008 20-Year CLAT (34)	2,469,118	179,771	2,289,347	1.3
M. Kingdon Offshore Master Fund, LP (35)	26,577,636	2,082,588	24,495,058	12.3
Berylson Master Fund, LP (36)	16,387,677	1,798,095	14,589,582	7.8

Conegliano Ventures, Ltd. (37)	14,083,296	1,798,095	12,285,201	6.5
Odeon Capital Group LLC (38)	2,843,750	2,843,750	0	*
Leon Wagner (39)	1,562,500	312,500	1,250,000	*
Gabriel Wagner (40)	781,250	156,250	625,000	*
Daniel Wagner (41)	781,250	156,250	625,000	*
Stephen Harnik (42)	312,500	62,500	250,000	*
JED TRADING PTY LTD (43)	1,000,000	1,000,000	0	*

(1)

Ownership includes any and all (i) shares of the Company’s common stock, (ii) options and warrants to purchase shares of the Company’s common stock and (iii) shares issuable upon the conversion of any Series A and Series 2023 Notes at maturity.

(2)	The number of shares in this column represents shares beneficially owned that may be sold upon the effectiveness of this registration statement.
(3)

As of August 22, 2018, 175,513,549 shares were issued and outstanding. The numerator in the percentage ownership calculation is the same number as in the “shares beneficially owned after the offering” column and the denominator is the number of outstanding shares plus the amount of shares included in the “shares beneficially owned after the offering,” which are issuable upon the conversion of any convertible securities.

(4)

Robert Pohly, the managing member of Samlyn Partners, LLC, which is the general partner of Samlyn Onshore Fund, LP, and Samlyn Capital, LLC, which is the investment manager of Samlyn Offshore Master Fund, Ltd., has sole investment and voting power over the shares.

(5)

Maximum number of shares to be sold includes: (i) 6,150,000 shares of common stock purchased from the Company in 2012, (ii) 333,443 shares of common stock issued as liquidated damages in 2015; (iii) May 2017 Warrants to purchase 2,062,909 shares of common stock issued for an amendment entered into between the Company and the holders of the Series A Notes; and (iv) 26,131,794 shares of common stock issuable upon the conversion of Series A Notes.

(6)

Maximum number of shares to be sold includes: (i) 3,850,000 shares of common stock purchased from the Company in 2012, (ii) 177,973 shares of common stock issued as liquidated damages in 2015; (iii) May 2017 Warrants to purchase 1,101,062 shares of common stock issued for an amendment entered into between the Company and the holders of the Series A Notes; and (iv) 13,947,644 shares of common stock issuable upon the conversion of Series A Notes.

(7)	David Taft, a current member of the Company’s Board of Directors, is President of IBS Capital LLC, which manages the named funds, has sole investment and voting power over the shares.
(8)

Maximum number of shares to be sold includes: (i) 41,220 shares of common stock issued as liquidated damages in 2015; (ii) June 2016 Warrants to purchase 124,625 shares of common stock; (iii) May 2017 Warrants to purchase 299,317 shares of common stock issued for an amendment entered into between the Company and the holders of the Series A Notes; and (iv) 3,230,402 shares of common stock issuable upon the conversion of Series A Notes.

(9)

Maximum number of shares to be sold includes: (i) 86,634 shares of common stock issued as liquidated damages in 2015; (ii) June 2016 Warrants to purchase 244,745 shares of common stock (iii) warrants to purchase 601,060 shares of common stock issued for an amendment entered into between the Company and the holders of the Series A Notes; and (iv) 6,789,457 shares of common stock issuable upon the conversion of Series A Notes.

(10)

Maximum number of shares to be sold includes: (i) 27,121 shares of common stock issued as liquidated damages in 2015; (ii) June 2016 Warrants to purchase 31,031 shares of common stock; (iii) warrants to purchase 58,401 shares of common stock issued for an amendment entered into between the Company and the holders of the Series A Notes; and (iii) 2,125,425 shares of common stock issuable upon the conversion of Series A Notes.

(11)	Maximum number of shares to be sold includes June 2016 Warrants to purchase 1,001,001 shares of common stock. Masato Katayama has sole investment and voting power over the shares.
(12)	Maximum number of shares to be sold includes June 2016 Warrants to purchase 100,100 shares of common stock.

(13)

Maximum number of shares to be sold includes: (i) includes June 2016 Warrants to purchase 120,120 shares of common stock; (ii) 1,125,000 shares of common stock purchased from the Company in February 2018; and (ii) 1,375,000 shares of common stock purchased from the Company in April 2018.

(14)	Maximum number of shares to be sold includes June 2016 Warrants to purchase 100,100 shares of common stock.
(15)

Maximum number of shares to be sold includes: (i) June 2016 warrants to purchase 210,210 shares of common stock; (ii) 1,000,000 shares of common stock purchased in March 2018; and (iii) 2,500,000 shares of common stock purchased in April 2018.

(16)	Maximum number of shares to be sold includes June 2016 warrants to purchase 200,200 shares of common stock.
(17)	Maximum number of shares to be sold includes: (i) June 2016 Warrants to purchase 600,600 shares of common stock; (ii) 1,000,000 shares of common stock purchased in March 2018;
(18)	Maximum number of shares to be sold includes June 2016 warrants to purchase 50,050 shares of common stock.
(19)	Maximum number of shares to be sold includes June 2016 Warrants to purchase 200,200 shares of common stock. Nick Gardner has sole investment and voting power over the shares.
(20)	Maximum number of shares to be sold includes June 2016 Warrants to purchase 100,100 shares of common stock.
(21)	Maximum number of shares to be sold includes 1,000,000 shares of common stock purchased in March 2018.
(22)	Maximum number of shares to be sold includes 2,375,000 shares of common stock purchased in April 2018.
(23)

Maximum number of shares to be sold includes (i) 2,000,000 shares of common stock issued upon the exercise of August 2017 Warrants and (ii) August 2017 Warrants to purchase 500,000 shares of common stock. Masato Katayama has sole investment and voting power of the shares.

(24)	Maximum number of shares to be sold includes 2,500,000 shares of common stock purchased in February 2018.
(25)	Maximum number of shares to be sold includes: (i) August 2017 Warrants to purchase 312,500 shares of common stock and (ii) 2,500,000 shares of common stock purchased in April 2018.
(26)	Maximum number of shares to be sold includes 2,500,000 shares of common stock purchased in April 2018.
(27)

Maximum number of shares to be sold includes 1,250,000 shares of common stock purchased in April 2018. Martin Tielker is a portfolio manager of Haywood Securities and has sole investment and voting power over the shares.

(28)

Maximum number of shares to be sold includes (i) 1,250,000 shares of common stock purchased in April 2018, (ii) 1,250,000 shares of common stock purchased in June 2018 and (iii) June 2018 Warrants to purchase 1,250,000 shares of common stock. Matthew Pinz has sole investment and voting power over the shares.

(29)

Maximum number of shares to be sold includes: May 2017 Warrants to purchase 239,695 shares of common stock issued for an amendment entered into between the Company and the holders of the Series A Notes. Koyote Capital is the managing member of Koyote Trading LLC.

(30)

Maximum number of shares to be sold includes: (i) June 2016 Warrants to purchase 100,100 shares of common stock and (ii) May 2017 Warrants to purchase 179,771 shares of common stock issued for an amendment entered into between the Company and the holders of the Series A Notes and.

(31)

Maximum number of shares to be sold includes: (i) June 2016 Warrants to purchase 100,100 shares of common stock and (ii) May 2017 Warrants to purchase 179,771 shares of common stock issued for an amendment entered into between the Company and the holders of the Series A Notes. Joseph D. Mark is the managing member of Dune Road LLC.

(32)

Maximum number of shares to be sold includes: May 2017 Warrants to purchase 239,695 shares of common stock for $0.10 per share issued in 2017 for an amendment entered into between the Company and the holders of the Series A Notes. Jason Karp has sole investment and voting power over the shares.

(33)

Maximum number of shares to be sold includes: May 2017 Warrants to purchase 179,771 shares of common stock issued for an amendment entered into between the Company and the holders of the Series A Notes. Bernard Selz has sole investment and voting power over the shares.

(34)

Maximum number of shares to be sold includes: May 2017 Warrants to purchase 179,771 shares of common stock issued for an amendment entered into between the Company and the holders of the Series A Notes. Bernard Selz has sole investment and voting power over the shares.

(35)

Maximum number of shares to be sold includes: May 2017 warrants to purchase 2,082,588 shares of common stock issued for an amendment entered into between the Company and the holders of the Series A Notes. The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this registration statement is Mark Kingdon.

(36)

Maximum number of shares to be sold includes May 2017 Warrants to purchase 1,798,095 shares of common stock issued for an amendment entered into between the Company and the holders of the Series 2023 Notes. James Berylson has sole investment and voting power over the shares.

(37)

Maximum number of shares to be sold includes May 2017 Warrants to purchase 1,798,095 shares of common stock issued for an amendment entered into between the Company and the holders of the Series 2023 Notes. Noam Ohana has sole investment and voting power over the shares.

(38)

Maximum number of shares to be sold includes (i) 2,275,000 shares of common stock issued in August 2017 for financial advisory services provided to the Company and (ii) August 2017 Warrants to purchase 568,750 shares of common stock for financial advisory services provided to the Company. Evan Schwartzberg has sole investment and voting power over the shares.

(39)	Maximum number of shares to be sold includes August 2017 Warrants to purchase 312,500 shares of common stock.
(40)	Maximum number of shares to be sold includes August 2017 Warrants to purchase 156,250 shares of common stock.
(41)	Maximum number of shares to be sold includes August 2017 Warrants to purchase 156,250 shares of common stock.
(42)	Maximum number of shares to be sold includes August 2017 Warrants to purchase 62,500 shares of common stock.
(43)	Maximum number of shares to be sold includes 1,000,000 shares of common stock purchased in April 2018. Edward A. Sugar has sole investment and voting power over the shares.

PLAN OF DISTRIBUTION

The term “Selling Stockholders” includes the persons listed in the table under “Selling Stockholders” and also includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or similar transaction.

Each Selling Stockholder will determine the prices at which the Stockholder’s Common Stock will be sold. These sales may be at fixed or negotiated prices.

The Selling Stockholders may sell all or any portion of their Common Stock in one or more transactions on any stock exchange, market or trading facility on which the Common Stock are traded or in private transactions.

The Selling Stockholders may use any method or combination of methods, for sale of the Common Stock to the extent permitted by law. Such methods may include:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

●	block trades in which the broker-dealer will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such Common Stock at a stipulated price per share;

●	a combination of any such methods of sale; and

●	puts and calls and other transactions in our Common Stock or derivatives of our Common Stock, which may involve the sale or delivery of Common Stock in connection with these transactions

The Selling Stockholders may also sell the Common Stock under exemptions for registration under Section 5 of the Securities Act of 1933, as amended (“Securities Act”), including sales under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) (or other applicable provision under the Securities Act) amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the Common Stock in other circumstances, in which case the transferees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the Common Stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) (or other applicable provision under the Securities Act) amending the list of Selling Stockholders to include the transferee or other successors in interest as Selling Stockholders under this prospectus.

Each Selling Stockholder has advised the Company that it acquired the Series A Notes, the June 2016 Warrants and/or the Common Stock in the ordinary course of such Selling Stockholder’s business, that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Common Stock, and there is no underwriter or coordinating broker acting in connection with a proposed sale of Common Stock by any Selling Stockholder. If we are notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock, we will file a supplement, if required, to this prospectus disclosing the material facts relating to the arrangement and the related transactions.

If the Selling Stockholders use this prospectus for any sale of the Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The Company has advised each Selling Stockholder that it may not use Common Stock registered on the registration statement of which this prospectus is a part to cover short sales of Common Stock made prior to the date on which this registration statement shall have been declared effective by the SEC.

The Selling Stockholders and other persons participating in the sale or distribution of the Common Stock will be subject to the applicable provisions of the Securities Act and Securities Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective Common Stock under this registration statement.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Although we will incur expenses in connection with the registration of the Common Stock offered under this prospectus, we will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. However, if all of the June 2016 Warrants are exercised, we will receive $820,821.

We have agreed to indemnify certain Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Common Stock offered by this prospectus.

EXPERTS

The consolidated balance sheets of Applied Minerals, Inc. as of December 31, 2017 and 2016 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2017, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report, which is included herein includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise indicated in any applicable prospectus supplement, the validity of the Common Stock being offered hereby has been passed upon for us by William Gleeson Esq., the General Counsel of the Company. Mr. Gleeson owns options to purchase 4,632,830 shares of Common Stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 are available to the public over the Internet from the SEC’s website at http://www.sec.gov and may be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS

OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2108 AND 2017

Forward-looking Statements

This Quarterly Report on Form 10-Q contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Overview

Applied Minerals, Inc. (the “Company” or “Applied Minerals” or “we” or “us”) (OTCQB: AMNL) owns the Dragon Mine in central Utah. From the mine we extract, process, or have processed by a third party, halloysite clay and iron oxide for sale to a range of end markets. We market the minerals directly and through distributors and also under a profit-sharing arrangement with the Kaolin business unit of BASF Corp. (“BASF”).

We also engage in research and development and frequently work collaboratively with potential customers, consultants, distributors, and BASF to process and enhance our halloysite clay products to improve the performance of existing and new products.

Our halloysite clay, which we market under the DRAGONITE™ trade name, is an aluminosilicate mineral with a hollow tubular shape. DRAGONITE can utilize halloysite’s morphology, high surface area, and reactivity to add significant functionality to a number of applications such as, but not limited to, reinforcement additives for polymer composites, flame retardant additives for polymers, catalysts, controlled release carriers for paints and coatings, strength reinforcement additives for cement, concrete, mortars and grouts, advanced ceramics, rheology additives for drilling fluids, environmental remediation media, and carriers of agricultural agents.  The Company sells its halloysite products at negotiated prices.

Our iron oxide, which we market under the AMIRON™ trade name, is a high purity product. We have sold it on an exclusive basis to one customer at a negotiated price for use in an oilfield application and we are continuing to offer AMIRON to that customer on an exclusive basis.  Currently, we are not selling AMIRON™ to customers on a continuing basis for use in any other application.

The Company is classified as an “exploration stage” company for purposes of Industry Guide 7 of the U.S. Securities and Exchange Commission (“SEC”) Under Industry Guide 7, companies engaged in significant mining operations are classified into three categories, referred to as “stages” - exploration, development, and production. Exploration stage includes all companies that do not have established reserves in accordance with Industry Guide 7. Such companies are deemed to be “in the search for mineral deposits.” Notwithstanding the nature and extent of development-type or production-type activities that have been undertaken or completed, a company cannot be classified as a development or production stage company unless it has established reserves in accordance with Industry Guide 7.

In 2017, we entered into a tolling agreement with BASF under which BASF will process the Company’s halloysite product, utilizing a water-based system. The BASF system is capable of eliminating impurities, such as iron oxide, and chemically treating the surface of halloysite to achieve desired functionality.

We have a mineral processing plant with a capacity of up to 45,000 tons of mineralization per annum for certain applications.  The plant is currently dedicated to processing its halloysite products.

Additionally, the Company has a second processing facility with a capacity of up to 10,000 tons per annum. This smaller plant is currently dedicated to processing the Company’s halloysite.  This smaller plant processes halloysite using a dry-based, micronizing system. This dry-based system does not eliminate impurities, such as iron oxide, as effectively as a water-based system but is useful in situations where the removal of impurities is not necessary.

For the foreseeable future, the Company expects to utilize a commercial-sized crusher to process its iron oxide to satisfy any sales of its AMIRON product.

For the six months ended June 30, 2018, the Company largest customers account for approximately 36% of total revenue and at June 30, 2018 amounts owed by the Company’s largest customer represented 0% of accounts receivable.

Critical Accounting Policies and Estimates

A complete discussion of our critical accounting policies and estimates is included in our Form 10-K/A for the year ended December 31, 2017. There have been no material changes in our critical accounting policies and estimates during the six-month period ended June 30, 2018 compared to the disclosures on Form 10-K/A for the year ended December 31, 2017.

Recent Accounting Pronouncements

See NOTE 3 – BASIS OF REPORTING AND SIGNIFICANT ACCOUNTING POLICIES

Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017

Results of Operations

The following sets forth, for the periods indicated, certain components of our operating earnings, including such data stated as percentage of revenues:

	Three Months Ended June 30,		Variance
	2018	2017	Amount	%

REVENUES	$92,438	$1,357,413	$(1,264,975)	(93%)

OPERATING EXPENSES:
Production costs	184,875	827,413	(642,538)	(78%)
Exploration costs	55,132	111,949	(56,817)	(51%)
General and administrative	875,909	486,810	389,099	80%
Depreciation expense	321,818	328,980	(7,162)	(2%)
Total Operating Expenses	1,437,734	1,755,152	(317,418)	(18%)

Operating Loss	(1,345,296)	(397,739)	(947,557)	238%

OTHER INCOME (EXPENSE):
Interest expense, net, including amortization of deferred financing cost and debt discount	(578,904)	(2,242,956)	1,664,052	(74%)
Gain on revaluation of PIK Note derivative	1,601,423	741,117	860,306	116%
Other income, net	3,738	24,132	(20,394)	(85%)

Total Other Income (Expense)	1,026,257	(1,477,707)	2,503,964	(169%)

NET LOSS	$(319,039)	$(1,875,446)	$1,556,407	(83%)

Revenue for the three months ended June 30, 2018 totaled $92,438, compared to $1,357,413 for the same period in 2017, a decrease of $1,264,975 or 93%. Sales of DRAGONITE during the three months ended June 30, 2018 totaled $92,438, a decline of $602,254 or 87% when compared to the same period in 2017. Sales of AMIRON during the three months ended June 30, 2018 totaled $0, a decline of $662,688 when compared to the same period in 2017.

The decrease in total sales was driven primarily by the absence of sales of AMIRON to one customer during the three months ended June 30, 2018. In December, 2015 the Company entered into an agreement to supply one customer its AMIRON iron oxide for use as a catalyst. The agreement required the Company to deliver $5 million of AMIRON to the customer through June, 2017. During the three months ended June 30, 2018, the Company sold no AMIRON to the above-referenced customer compared to $676,344 of AMIRON sold to the customer during the same period in 2017.

The $602,254 decrease in sales of DRAGONITE during the three months ended June 30, 2018 was driven primarily by a $326,040 decrease in sales to a manufacturer of specialty molecular sieves, a $154,890 decrease in sales to one of the Company’s distributor, a $138,000 decrease in sales to a compounder for use as a nucleating agent and a $45,000 decrease in sales to manufacturer of molecular sieves who is currently developing an advanced molecular sieve using DRAGONITE. The decline in sales of DRAGONITE during the period was partially offset by $36,000 of sales to a large manufacturer of gardening and landscape equipment, a $10,000 increase in sales to a producer of ceramic clay bodies, an $8,678 increase in sales to a manufacturer of flame retardant products who is expected to commercialize a flame retardant product using DRAGONITE during the latter half of 2018 and $6,339 of sales to two companies focused on testing DRAGONITE as a nucleating agent.

Total operating expenses for the three months ended June 30, 2018 were $1,437,734 compared to $1,755,152 of operating expenses incurred during the same period in 2017, a decrease of $317,418 or 18%. The decrease in operating expense, when compared to the same period in 2017, was driven primarily by a decline in production costs of $643,248 or 78% and a decline in exploration costs of $56,107, or 50%, partially offset by an increase in general and administrative expense of $389,099 or 80%.

Production costs include those operating expenses which management believes are directly related to the mining and processing of the Company’s iron oxide and halloysite minerals, which result in the production of its AMIRON and DRAGONITE products for commercial sale. Production costs include, but are not limited to, wages and benefits of employees who mine material and who work in the Company’s milling operations, energy costs associated with the operation of the Company’s two mills, the cost of mining and milling supplies and the cost of the maintenance and repair of the Company’s mining and milling equipment. Wages and energy are the two largest components of the Company’s production costs.

Production costs incurred during the three months ended June 30, 2018 totaled $184,875 compared to $827,413 of production costs incurred during the same period in 2017. The decrease of $642,538 was driven primarily by a general decline in production activity at the mine during the three months ended June 30, 2018 compared to the same period in 2017. The decline in production activity during the current period was driven primarily by the fulfillment, in June 2017, of an agreement entered into by the Company to supply a customer with $5.0 million of AMIRON. The larger components of the decline in production costs included a $280,664 or 78% decline in wage expense, the absence of $144,389 of costs related to the compounding of a DRAGONITE-loaded masterbatch by a toll processor, a $69,417, or 96%, decline in propane and equipment rental costs, a $50,671 or 93% decline in freight costs, a $39,065 or 60% decline in utilities expense, and a $35,221 decline in Utah workers’ compensation expense due to a dividend payment received from the companies Utah workers’ compensation policy.

Exploration costs include operating expenses incurred at the Dragon Mine that are not directly related to production activities. Exploration costs incurred during the three months ended June 30, 2018 were $55,132 compared to $111,949 of incurred during the same period in 2017, a decrease of $56,817 or 51%. The decrease was driven primarily a reduction in general activity at the Dragon Mine property.

General and administrative expenses incurred during the three months ended June 30, 2018 totaled $875,909 compared to $486,810 of expense incurred during the same period in 2017, an increase of $389,099 or 80%. The Company’s selling and administrative expenses are associated primarily with its New York operations.

The $375,888 increase in general and administrative expense was driven primarily by a $456,003 increase in equity-based compensation expense for officers, directors and consultants resulting primarily from the vesting of performance-based options granted to officers in 2017 and options granted to directors in 2017 in lieu of quarterly cash fees for their services through June 2018. The increase in equity-based compensation expense was partially offset by a $36,210 reversal of expense related to an office security deposit, a $33,305, or 61%, decline travel and entertainment expense and a $10,448, or 32%, decrease on office rent expense.

Operating loss incurred during the three months ended June 30, 2018 was $1,345,296, an increase of $947,557 or 238%, when compared to the same period in 2017. The increase in operating loss during the quarter was due to a 93% decrease in revenue and a 80% increase in general and administrative expense, partially offset by a 78% decrease in production expense and a 50% decrease in exploration expense.

Total other income incurred during the three months ended June 30, 2018 was $1,026,257, decrease in other expense of $2,503,964, or 169%, compared to the same period in 2017. The decline in total other expense during the period was driven by a $1,664,052, or 74%, decrease in interest expense incurred due to the restructuring of the terms of the Company’s outstanding PIK Notes and an $860,306, or 116%, increase in the gain on the revaluation of the PIK Note derivative liability due to a decrease in the value of the Company’s common stock.

Net Loss for the three-month period ending June 30, 2018 was $319,039, a reduction of $1,556,047 or 83%, when compared to the same period in 2017. The decrease in net loss was due primarily to a $2,503,963 decrease in other expense and a $317,418 decrease in operating expense, partially offset by a $1,264,975 decrease in revenue.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Results of Operations

The following sets forth, for the periods indicated, certain components of our operating earnings, including such data stated as percentage of revenues:

	Six Months Ended June 30,		Variance
	2018	2017	Amount	%

REVENUES	$138,085	$2,152,695	$(2,014,610)	(94%)

OPERATING EXPENSES:
Production costs	356,461	1,712,294	(1,355,833)	(79%)
Exploration costs	111,093	257,459	(146,366)	(57%)
General and administrative	2,074,955	1,473,438	601,517	41%
Depreciation expense	644,962	659,765	(14,803)	(2)%
Total Operating Expenses	3,187,471	4,102,956	(915,485)	(22%)

Operating Loss	(3,049,386)	(1,950,261)	(1,099,125)	56%

OTHER INCOME (EXPENSE):
Interest expense, net, including amortization of deferred financing cost and debt discount	(3,120,955)	(4,316,150)	1,195,195	(28%)
Gain (loss) on revaluation of PIK Note derivative	(6,578,504)	1,636,841	(8,215,345)	(502%)
Other income (expense)	353,824	25,684	328,140	1,278%

Total Other Expense	(9,345,635)	(2,653,625)	(6,692,010)	252%

NET LOSS	$(12,395,021)	$(4,603,886)	$(7,791,135)	169%

Revenue generated during the six months ended June 30, 2018 was $138,085, compared to $2,152,695 of revenue generated during the same period in 2017, a decrease of $2,014,610 or 94%. Sales of DRAGONITE during the period totaled $138,085, a decline of $675,578, or 83%, compared to the same period in 2017. Sales of AMIRON during the period totaled $0, a decline of $1,339,032, or 100%, compared to the same period in 2017.

The decline of sales of DRAGONITE was driven primarily by a $383,240 decline in sales to a manufacture of specialty molecular sieves, a $196,801 decline in sales to a distributor of DRAGONITE, a $138,000 decline in sales to a compounder who uses DRAGONITE as a nucleating agent for resins and a $45,000 decline in sales to a manufacturer molecular sieves who is currently developing an advanced molecular sieve using DRAGONITE. The declines were partially offset by a $36,000 increase in sales to a large manufacturer of gardening and landscape equipment, a $13,600 increase in sales to a leading manufacturer of ceramic bodies, an $11,092 increase in sales to an Asia-based distributor, a $10,678 increase in sales to a manufacturer of flame retardant products who will commercialize a product utilizing DRAGONITE during the latter half of 2018, $9,150 of sales to three companies evaluating DRAGONITE as a nucleating agent and a $6,019 increase in sales to a distributor of DRAGONITE samples to research facilities.

The decline in the sales of AMIRON was due to the fulfillment by the Company of a 5-year, $5.0 million take-or-pay supply agreement in June 2017. The agreement required the Company to supply $5.0 million of AMIRON to one customer over an 18-month period beginning late December 2015. The customer may order additional volume of AMIRON through December 2020.

Total operating expenses for the six months ended June 30, 2018 were $3,187,471 compared to $4,102,956 of operating expenses incurred during the same period in 2017, a decrease of $915,485 or 22%. The decline in operating costs was driven primarily by a decline of $1,356,533 in production costs and a $145,666 decline in exploration costs, partially offset by an increase of $601,517 in general and administrative costs.

Production costs include those operating expenses which management believes are directly related to the mining and processing of the Company’s iron oxide and halloysite minerals, which result in the production of its AMIRON and DRAGONITE products for commercial sale. Production costs include, but are not limited to, wages and benefits of employees who mine material and who work in the Company’s milling operations, energy costs associated with the operation of the Company’s two mills, the cost of mining and milling supplies and the cost of the maintenance and repair of the Company’s mining and milling equipment. Wages and energy are the two largest components of the Company’s production costs.

Production costs incurred during the six months ended June 30, 2018 were $356,461 compared to $1,712,294 of costs incurred during the same period in 2017, a decrease of $1,355,833 or 79%. The decrease in costs was driven primarily by lower production activity at the Dragon Mine due to the fulfillment of the 5-year, $5.0 million supply agreement. The primary components of the decline in production costs during the period included $682,544 of lower wage, wage-related, workers’ compensation and healthcare expense, $228,833 of lower propane, utility and mining materials costs, and $174,178 of lower equipment maintenance, repair and rentals costs. The reduction in production costs was also driven by the elimination of $177,400 of costs related to the toll manufacturing of a DRAGONITE-loaded masterbatch for a customer and an $82,296 decrease in freight costs related to the elimination of the shipment of certain products, which occurred during the same period in 2017.

Exploration costs incurred during the six months ended June 30, 2018 were $111,793 compared to $257,459 incurred during the same period in 2017, a decrease of $146,666 or 57%. Exploration costs are associated with the Company’s activities at its Dragon Mine location, excluding costs directly associated with production. The decline was driven primarily by a decline in non-production related wages and benefits incurred during the period.

The Company’s general and administrative expenses are associated primarily with its New York operations. General and administrative expenses incurred during the six months ended June 30, 2018 totaled $2,074,955 compared to $1,473,438 of expense incurred during the same period in 2017, an increase of $601,517 or 41%. The increase was driven primarily by a $766,305 increase in equity-based compensation granted primarily to the vesting of options granted to certain executives and directors during the latter half of 2017.  The increase in equity-based compensation expense was partially offset by a $91,091 decrease in wage and wage-related expense and a $64,763 decrease in travel and entertainment expense.

Operating loss incurred during the six months ended June 30, 2018 was $3,049,386 compared to a loss of $1,950,261 incurred during the same period in 2017, an increase of $1,099,125 or 56%. The increase in operating loss during the quarter was due to a 94% decrease in revenue and a 41% increase in general and administrative expense, partially offset by a 79% decrease in production costs and a 57% decrease in exploration costs.

Total other expense during the six months ended June 30, 2018 totaled $9,345,635, an increase of $6,692,010 or 252%. The increase in other expense was driven primarily by an $6,578,504 loss realized on the revaluation of the PIK Note derivative liability compared to a $1,636,801 gain realized during the same period in 2017, partially offset by a decrease in interest expense of $1,195,195 due to a restructuring of the Company’s Series A and Series 2023 Notes and an increase in other income of $328,140 comprised primarily of lease income earned during the three months ended March 31, 2018.

Net Loss for the six-month period ending June 30, 2018 was $12,395,021 compared to a loss of $4,603,886 incurred during the same period in 2017, an increase of $7,791,135 or 169%. The increase in net loss was driven primarily by a $2,014,610 decrease in total revenue and a $6,692,010 increase in total other expense, partially offset by a $915,485 decrease in operating expense.

LIQUIDITY AND CAPITAL RESOURCES

The Company has a history of recurring losses from operations and the use of cash in operating activities. For the six months ended June 30, 2018, the Company’s net loss was $12,395,021 and cash used in operating activities was $1,125,686. As of June 30, 2018, the Company had current assets of $536,694 and current liabilities of $1,202,880 of which $338,741 was accrued PIK Note interest likely to be paid in additional PIK Notes. The Company’s current liabilities also include (i) $63,537 of accrued management bonus payable as determined by the Company’s Audit Committee, (ii) $59,810 of a note payable related to the financing of the Company’s D&O and G/L policies, (iii) $159,310 of payables to a compounder for which it has agreed to satisfy in halloysite product and (iv) $156,200 of disputed accrued expenses for which the Company believes it has a statute of limitations defense.

Based on the Company’s current cash usage expectations, management believes it will not have sufficient liquidity to fund its operations through August 20, 2019. Further, management cannot provide any assurance that it is probable that the Company will be successful in accomplishing any of its plans to raise debt or equity financing or generate additional product sales. Collectively these factors raise substantial doubt regarding the Company’s ability to continue as going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded assets amounts and classification of liabilities that might be necessary should the Company not be able to continue as a going concern.

Management believes that in order for the Company to meet its obligations arising from normal business operations through August 20, 2019 that the Company requires (i) additional capital either in the form of a private placement of common stock or debt and/or (ii) additional sales of its products that will generate sufficient operating profit and cash flows to fund operations.  Without additional capital or additional sales of its products, the Company’s ability to continue to operate will be limited.

Cash used in operating activities during the six months ended June 30, 2018 was $1,125,686 compared to $483,308 during the same period in 2017, an increase of $642,378 or 133%. Cash used in operating activities during 2018 before adjusting for changes in operating assets and liabilities was $1,053,695, $90,284 less than the comparable period in 2017.

Cash used in investing activities during the six months ended June 30, 2018 was $0 compared to $41,323 during the same period in 2017.

Cash provided by financing activities during the six months ended June 30, 2018 was $1,519,283 compared to $163,156 of cash used during the same period in 2017. The $1,682,439 increase in cash generated during the period was due primarily to $1,585,000 of proceeds generated from the sale of common stock of the Company and $80,000 of proceeds from the exercise of warrants to purchase shares of common stock of the Company.

Total assets at June 30, 2018 were $2,947,299 compared to $3,324,164 at December 31, 2017, a decrease of $376,865 due primarily to the depreciation of the book value of the Company’s property and equipment. Total liabilities were $45,913,885 at June 30, 2018, compared to $36,524,946 at December 31, 2017. The increase in total liabilities was due primarily to a $6,701,254 increase in the balance of the PIK Note derivative liability and a $2,710,595 increase in the PIK Note balance.

Recent Developments

On August 21, 2018, the Company sold its five mixed-clay surface piles for initial net proceeds of $4.3 million.  The purchaser must pay an additional $1 per ton for each ton of material from the surface piles removed from the property over a number of years. Total additional net proceeds up to $4.3 million may be realized. The purchaser is not required to remove all of the material from the surface piles. Management believes the proceeds from the sale provide it sufficient liquidity to fund the Company’s operations through August 21, 2019.

ISSUANCE OF CONVERTIBLE DEBT

For information with respect to issuance of convertible debt, see Note 8 of Notes to Condensed Consolidated Financial Statements included elsewhere in this Quarterly Report.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements between the Company and any other entity that have, or are reasonable likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

The following table summarizes our contractual obligations as of June 30, 2018 that requires us to make future cash payments:

	Payment due by period
	Total	< 1 year	1 – 3 years	3 – 5 years	> 5 years
Contractual Obligations:
Rent obligations	$422,997	$108,339	$226,530	$88,128	$	- 0 -

Total	$422,997	$108,339	$226,530	$88,128	$	- 0 -

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR

THE YEAR ENDED DECEMBER 31, 2017 AND 2016

CRITICAL ACCOUNTING POLICIES

The following accounting policies have been identified by management as policies critical to the Company’s financial reporting:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. In these consolidated financial statements, the warrant and PIK note derivative liabilities, stock compensation, impairment of long-lived assets and valuation allowance on income taxes involve extensive reliance on management’s estimates. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset to its carrying amount. If this comparison indicates that there is impairment, the amount of the impairment is typically calculated using discounted expected future cash flows where observable fair values are not readily determinable.

RECENT ISSUED ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued guidance on revenue recognition, which provides a single, comprehensive revenue recognition model for all contracts with customers and supersedes most existing revenue recognition guidance.  The main principle under this guidance is that an entity should recognize revenue at the amount it expects to be entitled to in exchange for the transfer of goods or services to customers.  The Company has identified the predominant changes to its accounting policies resulting from the application of this guidance and is in the process of quantifying the impact on its consolidated financial statements.  The cumulative effect of the initial adoption will be reflected as an adjustment to the opening balance of retained earnings as of the date of the application of the guidance; however, the Company does not expect this guidance to have a significant impact on the Company’s consolidated financial statements as the Company does not have significant customer contracts in place at December 31, 2017.  This guidance is effective for interim and annual reporting periods beginning after December 15, 2017. The Company will adopt this guidance on January, 2018 as required.

In February 2016, the FASB issued ASU 2016-02 (“Topic 842”) new accounting guidance for leases, which supersedes previous lease guidance. Under this guidance, for all leases with terms in excess of one year, including operating leases, the Company will be required to recognize on its balance sheet a lease liability and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance retains a distinction between finance leases and operating leases and the classification criteria is substantially similar to previous guidance. Additionally, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed. The Company is currently evaluating the impact of this guidance on its consolidated financial statements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted.

Results of Operations - 2017 Compared to 2016

The following sets forth, for the periods indicated, certain components of our operating earnings, including such data stated as percentage of revenues:

	Twelve Months Ended December 31,				Variance
	2017	% of Rev.	2016	% of Rev.	Amount	%

REVENUES	$2,444,677	100%	$4,013,134	100%	$(1,568,457)	(39%)
OPERATING EXPENSES:
Production costs	2,173,732	89%	2,282,805	57%	(109,073)	(5%)
Exploration costs	508,861	21%	981,045	24%	(472,184)	(48%)
General and administrative *	3,683,330 *	151%	4,069,508 *	101%	(386,178)	(9%)
Depreciation expense	1,316,537	54%	1,348,860	34%	(32,323)	(2%)
(Gain) from disposition of land	- 0 -	- 0 -%	(108,764)	(3%)	108,764	(100%)
Total Operating Expenses	7,682,460	314%	8,573,454	214%	(890,994)	(10%)
Operating Loss	(5,237,783)	(214%)	(4,560,320)	(114%)	(677,463)	15%
OTHER INCOME (EXPENSE):
Interest expense, net, including amortization of deferred financing cost and debt discount	(9,923,430)	(406%)	(6,339,473)	(158%)	(3,583,957)	57%
Gain on revaluation of PIK Notes	228,277	9%	3,229,043	80%	(3,000,766)	(93%)
Other income (expense)	22,277	1%	30,978	1%	(8,701)	(28%)
Total Other Income (Expense)	(9,672,876)	(396%)	(3,079,452)	(77%)	(6,593,424)	214%
Net Loss	$(14,910,659)	(610%)	$(7,639,772)	(190%)	$(7,270,887)	95%

* Includes $961,222 and $698,350 of non-cash stock compensation expense for 2017 and 2016, respectively, related to employee, director and consultant stock options.

Revenue generated during 2017 was $2,444,677, compared to $4,013,134 of revenue generated during the same period in 2016, a decrease of $1,568,457 or 39.1%. The decrease was driven primarily by a $2,165,356, or 61%, decline in the sale of the Company’s AMIRON iron oxide product due to the completion of an 18-month take-or-pay supply agreement into which the Company had entered in December, 2015. The decline was partially offset by a $271,343, or 10,307%, increase in sales of DRAGONITE to a customer for use as a nucleating agent, a $155,440, or 68%, increase in the sale of DRAGONITE to a customer for use in a molecular sieve application, and a $138,000, new sale of DRAGONITE to a plastics compounder for use as a nucleating agent and additive in foaming agents.

Operating expenses incurred during 2017 totaled $7,682,460, a decrease of $890,994, or 10%, when compared to 2016. The 10% decline in operating expenses was driven primarily to a 48% decline in exploration, a 9% decline in general and administrative expense and a 5% decline in production costs.

Production costs include those operating expenses which management believes are directly related to the mining and processing of the Company’s iron oxide and halloysite minerals, which result in the production of its AMIRON and DRAGONITE products for commercial sale. Production costs include, but are not limited to, wages and benefits of employees who mine material and who work in the Company’s milling operations, energy costs associated with the operation of the Company’s two mills, the cost of mining and milling supplies and the cost of the maintenance and repair of the Company’s mining and milling equipment. Wages and energy expenses are the two largest components of the Company’s production costs.

Production costs during 2017 were $2,173,732, a decline of $109,073, or 5%, when compared to 2016. During June, 2017 the Company completed the fulfillment of a take-or-pay supply agreement for its AMIRON iron oxide product. As a result of the completion of the supply agreement, certain direct costs associated with the mining and milling of the iron oxide product (labor, utilities, fuel, packaging) declined by approximately $581,000 compared to 2016. This decline in these direct expenses was partially offset by $173,200 of expense related to the toll manufacturing of a halloysite-loaded masterbatch for a customer, a $102,500, or 412% increase in freight costs related to the transportation of halloysite to a BASF facility for testing and inventory build purposes, and approximately $25,000 of equipment rental expense that ought to have been accrued in 2016

Exploration costs include operating expenses incurred at the Dragon Mine that are not directly related to production activities.  Exploration costs, excluding depreciation expense, incurred during 2017 totaled $508,861 compared to $981,045 incurred during 2016, a decrease of $472,184 or 48.0%. The decline in exploration costs during the period was driven by a shift in the allocation of employees from exploration to production activities, a reduction in expense related to underground development activities, reduction in non-production related headcount and a reduction in insurance expense.

General and administrative expenses for 2017 totaled $3,683,330 compared to $4,069,508 of expense incurred during the same period in 2016, a decrease of $386,178 or 9%. The Company’s general and administrative expenses are associated with expenses incurred at its New York operations. The largest component of the Company’s general and administrative expense includes employee compensation and expense related to the issuance of stock options to employees and consultants.

Employee cash salaries incurred during 2017 at the Company’s New York operation totaled $1,526,013, a decrease of $455,503, or 23%, when compared to 2016. The decline in wage expense during 2017 was driven primarily by (i) the elimination, in December, 2016, of the position of Director of Iron Oxide Sales who was paid approximately $300,000 in salary and bonus in 2016, (ii) a reduction of $210,000 in compensation paid to the Company’s CEO and (iii) the elimination of $138,000 in bonuses paid to three executives during 2016, partially offset by $210,000 of accrued bonus payments awarded Company’s CEO, CFO, General Counsel and V.P. of Business Development.

In December, 2017, the CEO was granted a bonus of $120,000 to be paid in six equal monthly installments during 2018 when the Company has sufficient liquidity to do so. In December 2017, the Company’s CFO, General Counsel and V.P. of Business Development were each awarded a $30,000 cash bonus to be in six equal monthly installments during 2018 when the Company has sufficient liquidity to do so.

Rent expense incurred during 2017 was $119,241, a decrease of $81,590 or 41% when compared to 2016. The decrease in rent expense was due to the Company decision to move its New York office to a less costly location in January 2017.

Travel and related expenses totaled $174,728 during 2017, a decline of $65,263, or 27%, compared to 2016. The decline in expense was due to management’s decision to adopt a more strategic travel budget.

Employee related benefits and taxes incurred during 2017 at the Company’s New York operation totaled $226,801, a decline of $37,251 or 14% compared to 2016. The decline was due to the decrease in the number of workers and related wage expense.

The decrease in certain general and administrative expense during 2017 was partially offset by an increase in equity-based compensation for management and consultants and an increase in director-related expense incurred during 2017.

Equity-based compensation paid to management, and consultants totaled $817,897, an increase of $158,192 or 24%. The great majority of equity-based compensation for management and consultants incurred during 2017 was related to the Black-Scholes value of vested performance-related options granted to management in December of 2017. On December 14, 2017, the Company’s management was granted performance-based options to purchase 27.5 million shares of the Company’s common stock at $0.06 per share. The options expire on December 13, 2027.

At December 31, 2017, the first fifty percent (50%) of the performance-based options were vested as management was able to (i) close the sale of an aggregate of $600,000 of units (consisting of a share of common stock of the Company and a warrant to buy 0.25 of a share of common stock of the Company) at $0.04 per unit and (ii) the Company established toll processing arrangements with two toll processors of halloysite that, in management’s good faith belief, can process halloysite to the Company’s specifications.

An additional twenty-five percent (25%) of the performance-based options vested on February 1, 2018 when management generated $900,000 of additional cash proceeds through (i) the sale of common stock and (ii) the licensing of a right to explore the Dragon Mine property for certain precious metals. The vesting of the remaining 8.3%, 8.3% and 8.4% of the performance-based options is dependent upon management achieving three respective financial objectives. For further detail regarding the vesting requirements of the performance-based options see Part III, Item 11 – Executive Compensation.

Director expense during 2017 totaled $143,325, an increase of $67,845 or 90% compared to 2016. The increase was due to the Black Scholes value of options granted to the directors in December 2017 for payment of quarterly fees covering the October 1, 2017 – July 1, 2018 period.

The decrease in general and administrative expense in 2017 was also partially offset by increases in expense related to legal services, dues and subscriptions and shareholder services.

The Company incurred $36,782 of expense related to legal services during 2017, an increase of $26,061 or 243%. The increase was due primarily to legal services required to resolve a matter with the U.S Department of Labor’s Mine Safety and Health Administration.

The Company incurred $39,501 of expense related to dues and subscriptions during 2017, an increase of $13,667 or 53% compared to 2016. The increase was due primarily to an increase in spending on software for accounting and regulatory services.

During 2017 the Company incurred $108,036 of expense related to shareholder services, an increase of $11,315 or 12%. The increase was driven primarily by higher costs related to the Company’s 2017 shareholder meeting.

Operating Loss incurred during the year was $5,237,783, an increase of $677,463, or 15%, when compared to 2016. The increase was driven primarily by a $1,568,457 decrease in revenue, partially offset by a decrease in Total Operating Expenses of $890,994.

Total Other Expense for 2017 was $9,672,876 compared to $3,079,452 during the same period in 2016, an increase of $6,953,424 or 214%. The increase in Total Other Income was driven primarily by a $3,583,957, or 57%, increase in interest expense due primarily to the increase in outstanding principal of the Series A and Series 2023 PIK Notes during 2017 when compared to 2016. The increase in Total Other Expense was also driven by a $3,000,766, or 93%, decline in the gain on revaluation of PIK Notes due to the drop in the price of the shares of the Company’s common stock during 2017.

Net Loss for 2017 was $14,910,659, an increase of $7,270,887 when compared to a net loss of $7,639,772 for 2016. The increase in Net Loss was driven primarily by the $6,593,424, or 214%, increase in Total Other Expense and a $677,463, or 15%, increase in Operating Loss when compared to 2016.

LIQUIDITY AND CAPITAL RESOURCES

The Company has a history of recurring losses from operations and the use of cash in operating activities. For the twelve months ended December 31, 2017, the Company’s net loss was $14,910,659 and cash used in operating activities was $2,108,388. As of December 31, 2017, the Company had current assets of $280,839 and current liabilities of $1,233,077 of which $57,334 was accrued PIK Note interest to be paid in additional PIK Notes. The Company’s current liabilities also include approximately (i) $204,700 of accrued management bonus payments, which management may choose to take in the form of shares of common stock or options to purchase shares of common depending on the Company’s ability to pay the bonuses in cash as determined by the Company’s Audit Committee, (ii) $199,000 of a note payable related to the financing of the Company’s D&O and G/L policies, (iii) $158,700 of payables to a compounder for which it has agreed to satisfy in halloysite product, (iv) $156,200 of disputed accrued expenses for which the Company believes it has a statute of limitations defense, and (v) $15,000 of director expense accrual that will be paid in equity.

Cash used in operating activities in 2017 was $2,108,388 compared to $2,732,089 of cash used during the same period in 2016. Cash used in operating activities during 2017, after adjusting for non-cash items but before adjusting for changes in operating assets and liabilities, was $2,024,967, $577,189 less than the comparable period in 2016. After adjusting for the change in operating assets and liabilities, cash used in operating activities during 2017 was $623,701 less than during 2016.

Cash used by investing activities during 2017 was $43,752 compared to amounts provided by of $335,733 during the same period in 2016.

Cash provided by financing activities during 2017 was $1,149,912 compared to $1,643,105 in 2016. The $493,193 decrease was due primarily to a reduction of $580,000 in proceeds generated from the sale of common stock in 2017 compared to 2016, partially offset by a $125,000 increase in proceeds generated from the exercise of warrants to purchase shares of the Company’s common stock.

Our total assets as of December 31, 2017 were $3,324,164 compared to $6,079,539 as of December 31, 2016, or a decrease of $2,755,375. The decrease in total assets was due primarily to a $1,272,785 decrease in the net value of the Company’s property and equipment due to the depreciation of the assets during 2017, a $1,002,255 reduction in cash due to the loss incurred by the Company during 2017, a $337,687 decline in accounts receivable and other current receivables due primarily to the decline in the Company’s revenue during 2017, and a $165,284 reduction in current deposits and prepaid expenses, partially offset by a $40,410 increase in long-term deposits.

OFF-BALANCE SHEET ARRANGEMENTS

There are no off-balance sheet arrangements between the Company and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

CONTRACTUAL OBLIGATIONS

The following table summarizes our contractual obligations as of December 31, 2017 that require us to make future cash payments. For contractual obligations, we included payments that we have an unconditional obligation to make:

	Payment due by period
	Total	< 1 year	1 – 3 years	3 – 5 years	> 5 years
Contractual Obligations:
Rent obligations	$472,185	$107,010	223,752	141,414	- 0 -
Total	$472,185	$107,010	223,752	141,414	- 0 -

Rent expense for the years ended December 31, 2017 and 2016 was $119,241 and $200,832, respectively.

SELECTED FINANCIAL DATA

Year Ended December 31 (in 000’s except per share data)	2017	2016	2015	2014	2013
Revenue	$2,444.7	$4,013.1	$507.5	$234.2	$54.8
Net loss	$(14,910.7)	$(7,639.8)	$(9,805.1)	$(10,316.3)	$(13,063.5)
Net loss – basic	$(0.13)	$(0.07)	$(0.10)	$(0.11)	$(0.14)
Net loss – diluted	$(0.13)	$(0.07)	$(0.10)	$(0.11)	$(0.14)
Cash and equivalents	$47.7	$1,049.9	$1,803.1	$10,701.7	$8,685.6
Total assets	$3,324.2	$6,079.5	$8,339.4	$18,457.7	$15,215.3
Long-term liabilities	$35,291.9	$25,229.7	$22,245.4	$23,119.0	$11,727.4
Shareholders’ equity (deficit)	$(33,200.8)	$(20,968.1)	$(15,739.7)	$(7,517.0)	$1,486.6

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017 AND THE YEAR ENDED DECEMBER 31, 2017 AND 2016

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$441,249	$47,652
Accounts receivable	4,492	27,265
Deposits and prepaid expenses	90,953	205,922
Total Current Assets	536,694	280,839

Property and Equipment, net	2,157,429	2,802,391

Other Assets - Deposits	253,176	240,934

TOTAL ASSETS	$2,947,299	$3,324,164

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$797,724	$963,609
PIK Note interest accrual	338,741	57,334
Current portion of notes payable	66,415	212,134
Total Current Liabilities	1,202,880	1,233,077

Long-Term Liabilities
PIK Notes payable, net of debt discount of $6,941,703 at June 30, 2018 and $9,755,832 at December 31, 2017, respectively	35,955,200	33,244,605
PIK Note derivative liability	8,748,518	2,047,264
Deferred Rent	7,286	0
Total Long-Term Liabilities	44,711,004	35,291,869

TOTAL LIABILITIES	45,913,884	36,524,946

Stockholders’ (Deficit)
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	- 0 -	-0 -
Common stock, $0.001 par value, 400,000,000 shares authorized, 173,638,549 and 140,763,549 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	173,639	140,764
Additional paid-in capital	73,748,653	71,152,311
Accumulated deficit prior to the exploration stage	(20,009,496)	(20,009,496)
Accumulated deficit during the exploration stage	(96,879,381)	(84,484,361)
Total Stockholders’ (Deficit)	(42,966,585)	(33,200,782)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$2,947,299	$3,324,164

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

REVENUES	$92,438	$1,357,413	$138,085	$2,152,695

OPERATING EXPENSES:
Production costs	184,875	827,413	356,461	1,712,294
Exploration costs	55,132	111,949	111,093	257,459
General and administrative	875,909	486,810	2,074,955	1,473,438
Depreciation expense	321,818	328,980	644,962	659,765
Total Operating Expenses	1,437,734	1,755,152	3,187,471	4,102,956

Operating Loss	(1,345,296)	(397,739)	(3,049,386)	(1,950,261)

OTHER (EXPENSE):
Interest expense, net, including amortization of deferred financing cost and debt discount	(578,904)	(2,242,956)	(3,120,955)	(4,316,150)
(Loss) gain on revaluation of PIK Note derivative	1,601,423	741,117	(6,578,504)	1,636,841
Other income, net	3,738	24,132	353,824	25,684
Total Other (Expense)	1,026,257	(1,477,707)	(9,345,635)	(2,653,625)

NET LOSS	$(319,039)	$(1,875,446)	$(12,395,021)	$(4,603,886)

Net Loss Per Share (Basic and Diluted)	$(0.00)	$(0.02)	$(0.08)	$(0.04)

Weighted Average Shares Outstanding (Basic and Diluted)	161,874,813	108,715,747	153,860,925	108,664,930

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(Unaudited)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit Prior to Exploration Stage	Accumulated Deficit During Exploration Stage	Total Stockholders’ Deficit

Balance, December 31, 2017	140,763,549	$140,764	$71,152,311	$(20,009,496)	$(84,484,360)	$(33,200,781)

Shares issued for consulting services	1,500,000	1,500	58,500	- 0 -	- 0 -	60,000

Shares and warrants issued in private placements	29,375,000	29,375	1,555,625	- 0 -	- 0 -	1,585,000

Shares issued for warrant exercise	2,000,000	2,000	78,000	- 0 -	- 0 -	80,000

Stock option compensation expense	- 0 -	- 0 -	904,217	- 0 -	- 0 -	904,217

Net Loss	- 0 -	- 0 -	- 0 -	- 0 -	(12,395,021)	(12,395,021)

Balance, June 30, 2018	173,638,549	$173,639	$73,748,653	$(20,009,496)	$(96,879,381)	$(42,966,585)

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30,
	2018	2017

Cash Flows from Operating Activities:
Net loss	$(12,395,021)	$(4,603,886)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	644,962	659,765
Amortization of discount - PIK Notes	2,298,435	2,302,092
Amortization of deferred financing costs	45,502	3,750
Non-cash interest on PIK Notes	770,815	2,007,329
Stock issued for director fees	- 0 -	9,000
Stock issued for consulting services	60,000	- 0 -
Stock based compensation expense	904,217	113,811
(Gain) loss on revaluation of PIK Note derivative	6,578,504	(1,636,841)
Other	-0-	1,000
Change in operating assets and liabilities:
Accounts receivable	22,773	263,446
Other current receivables	- 0 -	16,801
Deposits and prepaids	102,727	217,957
Accounts payable and accrued liabilities	(158,600)	162,468
Net cash used in operating activities	(1,125,686)	(483,308)

Cash Flows From Investing Activities
Purchases of property and equipment	-0-	(41,323)
Net cash used in investing activities	-0-	(41,323)

Cash Flows From Financing Activities:
Payments on notes payable	(145,717)	(163,156)
Proceeds from sale of common stock	1,585,000	- 0 -
Proceeds from exercise of options or warrants	80,000	- 0 -
Net cash provided by (used in) financing activities	1,519,283	(163,156)

Net change in cash and cash equivalents	393,597	(687,787)

Cash and cash equivalents at beginning of period	47,652	1,049,880

Cash and cash equivalents at end of period	$441,249	$362,093

Supplemental disclosure of cash flow information:

Cash paid for interest	$6,206	$2,743

Supplemental disclosure of noncash financing activity:
Accrued PIK interest paid through issuance of PIK Notes	366,658	$1,967,131

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

Notes to the Consolidated Financial Statements

NOTE 1– ORGANIZATION AND DESCRIPTION OF BUSINESS

Applied Minerals, Inc. (the “Company” or “Applied Minerals” or “we” or “us”) (OTCQB: AMNL) owns the Dragon Mine in central Utah. From the mine we extract, process, or have processed by a third party, halloysite clay and iron oxide for sale to a range of end markets. We market the minerals directly and through distributors and also under a profit-sharing arrangement with the Kaolin business unit of BASF Corp. (“BASF”).

We also engage in research and development and frequently work collaboratively with potential customers, consultants, distributors, and BASF to process and enhance our halloysite clay products to improve the performance of existing and new products.

Our halloysite clay, which we market under the DRAGONITE™ trade name, is an aluminosilicate mineral with a hollow tubular shape. DRAGONITE can utilize halloysite’s morphology, high surface area, and reactivity to add significant functionality to a number of applications such as, but not limited to, reinforcement additives for polymer composites, flame retardant additives for polymers, catalysts, controlled release carriers for paints and coatings, strength reinforcement additives for cement, concrete, mortars and grouts, advanced ceramics, rheology additives for drilling fluids, environmental remediation media, and carriers of agricultural agents.  The Company sells its halloysite products at negotiated prices.

Our iron oxide, which we market under the AMIRON™ trade name, is a high purity product. We have sold it on an exclusive basis to one customer at a negotiated price for use in an oilfield application and we are continuing to offer AMIRON to that customer on an exclusive basis.  Currently, we are not selling AMIRON™ to customers on a continuing basis for use in any other application.

The Company is classified as an “exploration stage” company for purposes of Industry Guide 7 of the U.S. Securities and Exchange Commission (“SEC”) Under Industry Guide 7, companies engaged in significant mining operations are classified into three categories, referred to as “stages” - exploration, development, and production. Exploration stage includes all companies that do not have established reserves in accordance with Industry Guide 7. Such companies are deemed to be “in the search for mineral deposits.” Notwithstanding the nature and extent of development-type or production-type activities that have been undertaken or completed, a company cannot be classified as a development or production stage company unless it has established reserves in accordance with Industry Guide 7.

In 2017, we entered into a tolling agreement with BASF under which BASF will process the Company’s halloysite product, utilizing a water-based system. The BASF system is capable of eliminating impurities, such as iron oxide, and chemically treating the surface of halloysite to achieve desired functionality.

We have a mineral processing plant with a capacity of up to 45,000 tons of mineralization per annum for certain applications.  The plant is currently dedicated to processing its halloysite products.

Additionally, the Company has a second processing facility with a capacity of up to 10,000 tons per annum. This smaller plant is currently dedicated to processing the Company’s halloysite.  This smaller plant processes halloysite using a dry-based, micronizing system. This dry-based system does not eliminate impurities, such as iron oxide, as effectively as a water-based system but is useful in situations where the removal of impurities is not necessary.

For the foreseeable future, the Company expects to utilize a commercial-sized crusher to process its iron oxide to satisfy any sales of its AMIRON product.

For the six months ended June 30, 2018, the Company’s two largest customers accounted for approximately 63% of total revenue and at June 30, 2018 amounts owed by the Company’s two largest customers represented 0% of accounts receivable.

Exploration Agreement

On December 22, 2017, the Company and Continental Mineral Claims, Inc. (“CMC”) entered into an Exploration Agreement with Option to Purchase (“Agreement”). The Company granted to CMC the exclusive right and option to enter upon and conduct mineral exploration activities (the “Exploration License”) for Metallic Minerals on the Company’s Dragon Mine mine site in Utah (the “Mining Claims”).  Metallic Minerals are defined to include minerals with a high specific gravity and metallic luster, such as gold, silver, lead, copper, zinc, molybdenum, titanium, tungsten, uranium, tin, iron, etc., but shall exclude any such Metallic Minerals that are intermingled within any economically-recoverable, non-metallic mineral deposits located at or above an elevation of 5,590 feet above sea level. Non-metallic minerals include clay and iron oxide, the minerals mined by the Company.  The Company believes that all economic recoverable non-metallic mineral deposits are well above 5,590 feet above sea level. The Exploration License is for a period of ten years.

In consideration of the Exploration License CMC has paid the Company $350,000 and will pay it $150,000 on or before the first anniversary of the Exploration License, $250,000 on or before each subsequent anniversary during the Exploration License term following the first anniversary of the Effective Date of this Agreement, unless the Exploration License is terminated earlier by CMC by exercising the option or failing to make the required payment for the Exploration License.

CMC may exercise the option at any time during the Exploration License term. Upon exercise of the Option and the completion of the closing, CMC shall acquire 100% of the Metallic Rights within the Mining Claims from the Company, subject to the terms and conditions of the Agreement.

The consideration to be paid by CMC to the Company after exercising the option for the acquisition of the Metallic Rights shall be payable as follows: $3,000,000; and, CMC shall grant to the Company a five percent (5%) Net Profits Interest (“NPI”) royalty over the Metallic Minerals produced from the Mining Claims.  The NPI royalty shall be initially capped at $20,000,000 (the “NPI Cap”). The NPI Cap shall be subject to reduction in the event the Company elects to take the Share Contribution, as set forth below.

Upon exercise of the option, the Company shall retain the all rights and title to (1) the surface interest (with exception of those rights associated with the Metallic Rights), and (2) all non-metallic minerals (expressly including all industrial minerals including clays and iron oxides).

It is anticipated that CMC will acquire rights similar to the Metallic Rights with respect to contiguous and nearly properties and such rights will be contributed to a new company formed or designated by CMC to own and operate CMC’s Tintic District project, which would involve the Metallic rights and similar rights regarding adjacent or nearby properties (“PubCo”) that intends to go public.

The Company shall have the right, at its sole election, to convert a portion of its NPI royalty interest into $2,000,000 worth of shares in PubCo up to a maximum of Two Percent (2%) net value of PubCo (the “Share Contribution”), through a reduction of the NPI Cap. The Company shall make the determination whether to take the Share Contribution or not, and so notify CMC, within ninety (90) days, of the completion (and delivery to the Company) of a feasibility study by CMC for the Tintic District project.  If the Company elects not to take the Share Contribution, the Company’s NPI royalty shall remain unchanged, including the NPI Cap, which will remain at $20,000,000.

The Agreement contains protections in favor of the Company against unreasonable interference of its current and future mining operations by CMC. CMC may not do anything that may, at the Company’s determination, adversely impact the Company’s Mining Operations.  “Mining Operations” shall mean the activities incident to mineral extraction, permitting, and any operations by CMC or the Company relating to the removal of minerals, respectively, that are or may reasonably be conducted on the Mining Claims, including the exploration for, and development, active mining, removing, producing and selling of any minerals, including the Metallic Minerals.  The Agreement states that the parties understand that the Company is willing to enter into the Agreement only if it is assured that CMC will not have any right to unreasonably interfere with the Company’s current mining operations and possible future Mining Operations on the Mining Claims.

There are no assurances that CMC will exercise its option to purchase 100% of the Metallic Rights.

NOTE 2 - LIQUIDITY AND BASIS OF PRESENTATION

The Company has a history of recurring losses from operations and the use of cash in operating activities. For the six months ended June 30, 2018, the Company’s net loss was $12,395,021 and cash used in operating activities was $1,125,686. As of June 30, 2018, the Company had current assets of $536,694 and current liabilities of $1,202,880 of which $338,741 was accrued PIK Note interest likely to be paid in additional PIK Notes. The Company’s current liabilities also include (i) $63,537 of accrued management bonus payable as determined by the Company’s Audit Committee, (ii) $59,810 of a note payable related to the financing of the Company’s D&O and G/L policies, (iii) $159,310 of payables to a compounder for which it has agreed to satisfy in halloysite product and (iv) $156,200 of disputed accrued expenses for which the Company believes it has a statute of limitations defense.

Based on the Company’s current cash usage expectations, management believes it will not have sufficient liquidity to fund its operations through August 20, 2019. Further, management cannot provide any assurance that it is probable that the Company will be successful in accomplishing any of its plans to raise debt or equity financing or generate additional product sales. Collectively these factors raise substantial doubt regarding the Company’s ability to continue as going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded assets amounts and classification of liabilities that might be necessary should the Company not be able to continue as a going concern.

Management believes that in order for the Company to meet its obligations arising from normal business operations through August 20, 2019 that the Company requires (i) additional capital either in the form of a private placement of common stock or debt and/or (ii) additional sales of its products that will generate sufficient operating profit and cash flows to fund operations.  Without additional capital or additional sales of its products, the Company’s ability to continue to operate will be limited.

NOTE 3– BASIS OF REPORTING AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited condensed consolidated financial statements of Applied Minerals, Inc. have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.

In the opinion of management, these interim unaudited condensed consolidated financial statements contain all of the adjustments of a normal and recurring nature which are considered necessary for a fair presentation of the financial position of the Company and the results of its operations and cash flows for the periods presented. The results of operations for the three and six months ended June 30, 2018 are not necessarily indicative of the operating results for the entire year. These financial statements should be read in conjunction with the financial statements and related disclosures for the year ended December 31, 2017, included in the Annual Report of Applied Minerals, Inc. on Form 10-K/A filed with the SEC on August 14, 2018.

The accompanying interim unaudited condensed consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these notes. The Company’s significant accounting policies and estimates remain unchanged from those detailed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2017.

Exploration-Stage Company

Effective January 1, 2009, the Company was, and still is, classified as an exploration company because the existence of proven or probable reserves at the Company’s Dragon Mine property have not been demonstrated and no significant revenue has been earned from the mine. Under the SEC’s Industry Guide 7, a mining company is considered an exploration stage company until it has declared mineral reserves determined in accordance with the guide and staff interpretations thereof.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Applied Minerals, Inc. and its inactive subsidiary, which holds 100 acres of timber and mineral property in northern Idaho.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. In these consolidated financial statements, the warrant and PIK note derivative liabilities, stock compensation, impairment of long-lived assets and valuation allowance on income taxes involve extensive reliance on management’s estimates. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with a maturity of three months or less. The Company minimizes its credit risk by investing its cash and cash equivalents, which sometimes exceed federally insured limits with major financial institutions located in the United States with a high credit rating.

Receivables

Trade receivables are reported at outstanding principal amounts, net of an allowance for doubtful accounts.

Management evaluates the collectability of receivable account balances to determine the allowance, if any. Management considers the other party’s credit risk and financial condition, as well as current and projected economic and market conditions, in determining the amount of the allowance. Receivable balances are written off when management determines that the balance is uncollectable. No allowance was required at June 30, 2018 and December 31, 2017.

Property and Equipment

Property and equipment are carried at cost net of accumulated depreciation and amortization. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets, or the life of the lease, whichever is shorter, as follows:

	Estimated
	Useful Life (years)
Building and Building Improvements	5	–	40
Mining equipment	2	–	7
Office and shop furniture and equipment	3	–	7
Vehicles		5

Depreciation expense for the three months ended June 30, 2018 and 2017 totaled $321,818, and $328,980, respectively, and for the six months ended June 30, 2018 and 2017 totaled $644,962 and $659,765, respectively.

Impairment of Long-lived Assets

The Company periodically reviews the carrying amounts of long-lived assets to determine whether current events or circumstances warrant adjustment to such carrying amounts. Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset to its carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows where observable fair values are not readily determinable. Considerable management judgment is necessary to estimate the fair value of assets. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value, less cost to sell. The Company has determined that there was no impairment of its long-lived assets as of June 30,2018 and 2017.

Revenue Recognition

Revenue includes sales of halloysite clay and iron oxide during 2017 and is recognized when title passes to the buyer and when collectability is reasonably assured. Title passes to the buyer based on terms of the sales contract. Product pricing is determined based on negotiated contractual arrangements with the Company’s customers.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued guidance on revenue recognition, which provides a single, comprehensive revenue recognition model for all contracts with customers and supersedes most existing revenue recognition guidance.  The main principle under this guidance is that an entity should recognize revenue at the amount it expects to be entitled to in exchange for the transfer of goods or services to customers.  The Company identified the predominant changes to its accounting policies resulting from the application of this guidance and quantified the impact on its consolidated financial statements.  The cumulative effect of the initial adoption of this guidance did not have any significant impact on the Company’s consolidated financial statements as the Company did not have any significant customer contracts in place at December 31, 2017.  The Company adopted this guidance on January 1, 2018. For 2018, revenue is recognized when control over the product transfers to the customer.

Mining Exploration and Development Costs

Land and mining property are carried at cost. The Company expenses prospecting and mining exploration costs. At the point when a property is determined to have proven and probable reserves, subsequent development costs will be capitalized and will be charged to operations using the units-of-production method over proven and probable reserves. Upon abandonment or sale of a mineral property, all capitalized costs relating to the specific property are written off in the period abandoned or sold and a gain or loss is recognized.

Income taxes

The Company uses an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences or benefits of temporary differences between the financial reporting basis and the tax basis of assets and liabilities, as well as operating loss and tax credit carry forwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. A full valuation allowance has been provided for the Company’s net deferred tax assets as it is more likely than not that they will not be realized.

Authoritative guidance provides that the tax effects from an uncertain tax position taken or expected to be taken in a tax return can be recognized in our financial statements only if the position is more likely than not of being sustained on audit based on the technical merits of the position. As of December 31, 2no benefit from uncertain tax positions was recognized in our financial statements. The Company has elected to classify interest and/or penalties related to income tax matters in income tax expense.

Stock Options and Warrants

The Company follows ASC 718 (Stock Compensation) and 505-50 (Equity-Based Payments to Non-employees), which provide guidance in accounting for share-based awards exchanged for services rendered and requires companies to expense the estimated fair value of these awards over the requisite service period. The Company instituted a formal long-term and short-term incentive plan on November 20, 2012, which was approved by its shareholders. Prior to that date, we did not have a formal equity plan, but all equity grants, including stock options and warrants, were approved by our Board of Directors. We determine the fair value of the stock-based compensation awards granted to non-employees as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete. Beginning in the quarter ended June 30, 2013 the Company began using the simplified method to determine the expected term for any options granted because the Company did not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The Company previously utilized the contractual term as the expected term.

Environmental Matters

Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures resulting from the remediation of existing conditions caused by past operations that do not contribute to future revenue generations are expensed. Liabilities are recognized when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated.

Estimates of such liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also reflect prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by The Environmental Protection Agency or other organizations. Such estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation. Recoveries are evaluated separately from the liability and, when recovery is assured, the Company records and reports an asset separately from the associated liability.

Based upon management’s current assessment of its environmental responsibilities, it does not believe that any reclamation or remediation liability exists at June 30, 2018.

Recent Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued guidance on revenue recognition, which provides a single, comprehensive revenue recognition model for all contracts with customers and supersedes most existing revenue recognition guidance.  The main principle under this guidance is that an entity should recognize revenue at the amount it expects to be entitled to in exchange for the transfer of goods or services to customers.  The Company identified the predominant changes to its accounting policies resulting from the application of this guidance and quantified the impact on its consolidated financial statements.  The cumulative effect of the initial adoption of this guidance did not have any significant impact on the Company’s consolidated financial statements as the Company did not have any significant customer contracts in place at December 31, 2017.  The Company adopted this guidance on January 1, 2018.

In February 2016, the FASB issued ASU 2016-02 (“Topic 842”) new accounting guidance for leases, which supersedes previous lease guidance. Under this guidance, for all leases with terms in excess of one year, including operating leases, the Company will be required to recognize on its balance sheet a lease liability and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance retains a distinction between finance leases and operating leases and the classification criteria is substantially similar to previous guidance. Additionally, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed. The guidance is effective for the Company beginning January 1, 2019. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

NOTE 4– PROPERTY AND EQUIPMENT

The following is a summary of property, plant, and equipment – at cost, less accumulated depreciation:

	June 30,	December 31,
	2018	2017
Land	$500,000	$500,000
Land improvements	171,122	171,122
Buildings	3,129,519	3,129,519
Mining equipment	1,784,115	1,784,115
Milling equipment	2,841,726	2,841,726
Laboratory equipment	607,716	607,716
Office equipment	70,529	70,529
Vehicles	150,810	150,810
	9,255,537	9,255,537
Less: Accumulated depreciation	(7,098,108)	(6,453,146)
Total	$2,157,429	$2,802,391

NOTE 5– FAIR VALUE MEASUREMENTS AND FINANCIAL INSTRUMENTS

ASC Topic 820,Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

●	Level 1– Quoted prices in active markets for identical assets and liabilities;

●	Level 2– Inputs other than level one inputs that are either directly or indirectly observable; and

●	Level 3– Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Liabilities measured at fair value on a recurring basis are summarized as follows at June 30, 2018:

	Fair value measurement using inputs

	Level 1	Level 2	Level 3

Financial instruments:
Series 2023 Note Derivative	$-0-	$-0-	$748,417
Series A Note Derivative	$-0-	$-0-	$8,000,101

The following table summarizes the activity during the six months ended June 2018 and 2017 for financial instruments at fair value using Level 3:

Balance at December 31, 2017	$2,047,264	Balance at December 31, 2016	$2,176,552
Issuance of additional Series 2023 Notes	- 0 -	Issuance of additional Series 2023 Notes	25,038
Issuance of additional Series A Notes	122,750	Issuance of additional Series A Notes	- 0 -
Net unrealized gain (loss) included in operations	6,578,504	Net unrealized gain (loss) included in operations	(1,636,841)

Balance at June 30, 2018	$8,748,518	Balance at June 30, 2017	$564,749

The recorded value of certain financial assets and liabilities, which consist primarily of cash and cash equivalents, receivables, and accounts payable and accrued expenses approximate their fair value at June 30, 2018 and December 31, 2017 based upon the short-term nature of the assets and liabilities. Based on borrowing rates currently available to the Company for loans with similar terms, and the remaining short-term period outstanding, the carrying value of notes payable other than PIK notes approximate fair value. The estimated fair value of the PIK Notes Payable was $12,842,158 and $11,395,208 at June 30, 2018 and December 31, 2017 (Level 3), respectively.

For the Company's warrant and PIK note derivative liabilities, Level 3 fair value hierarchy was estimated using a Monte Carlo Model using the following assumptions:

Series 2023 Note derivative liability	Fair Value Measurements
	Using Inputs
	June 30,	December 31,
	2018	2017

Market price and estimated fair value of stock	$0.17	$0.05
Exercise price (1)	$0.59	$0.59
Term (years)	5.08	5.58
Dividend yield	-0-	-0-
Expected volatility	130.4%	115.3%
Risk-free interest rate	2.73%	2.24%

(1) Exercise price is reflective of amended Series 2023 Notes issued in December 2017 as discussed in Note 8.

Series A Note derivative liability	Fair Value Measurements
	Using Inputs
	June 30,	December 31,
	2018	2017

Market price and estimated fair value of stock	$0.17	$0.05
Exercise price (1)	$0.40	$0.40
Term (years)	5.09	5.58
Dividend yield	-0-	-0-
Expected volatility	130.4%	115.3%
Risk-free interest rate	2.73%	2.24%

(1) Exercise price is reflective of amended Series A Notes issued in December 2017 as discussed in Note 7.

NOTE 6 - NOTES AND LEASES PAYABLE

Notes payable at June 30, 2018 and December 31, 2017:

	June 30,	December 31,
	2018	2017

Note payable for equipment, payable $1,339 monthly, including interest (a)	$6,605	$13,073
Note payable to insurance companies, payable $5,045 - $17,959 monthly, (b) and (c)	59,810	199,061
	66.415	212,134
Less: Current Portion	(66,415)	(212,134)
Notes Payable, Long-Term Portion	$ - 0 -	$ - 0 -

(a)

On October 31, 2014, the Company purchased mining equipment for $65,120 by paying deposit and issuing a note in the amount of $57,900 with an interest rate of 5.2%. The note is collateralized by the mining equipment with payments of $1,339 for 48 months, which started on November 30, 2014.

(b)	The Company signed a note payable with an insurance company dated October 17, 2016 for liability insurance, payable in monthly installments, including interest ranging from 2.6% - 4.15%
(c)	The Company signed a note payable with an insurance company dated October 17, 2017 for liability insurance, payable in monthly installments, including interest ranging from 3.1% - 5.78%

During the three months ended June 30, 2018 and 2017, the Company's interest payments totaled $705 and $1,216, respectively. During the six months ended June 30, 2018 and 2017, the Company’s interest payments totaled $6,206 and $2,743, respectively.

NOTE 7– CONVERTIBLE DEBT (PIK NOTES)

The Company raised $23 million of financing through the issuance of two series of Paid-In-Kind (“PIK”)-Election Convertible Notes in 2013 (“Series 2023 Notes”) and 2014 (“Series A Notes”). The original terms of the Series A Notes included among other things: (i) a maturity of November 1, 2018 with an option to extend to November 1, 2019, (ii) a stated interest rate of 10% paid semi-annually and (iii) a conversion price of $0.90, adjusted downward based on an anti-dilution provision. The original terms of the Series 2023 Notes included among other things: (i) a maturity of August 1, 2023, (ii) a stated interest rate of 10% paid semi-annually and (iii) a conversion price of $1.40, adjusted downward based on an anti-dilution provision. On December 14, 2017, an amendment agreement, entered into between the Company and the holders of the Series A Notes and Series 2023 Notes, went into effect. The agreement resulted in changes to certain terms of the Series A and Series 2023 Notes. The key terms of the Series A and Series 2023 Notes, as amended, are highlighted in the table below:

Key Terms	Series 2023 Notes	Series A Notes
Inception Date	08/01/2013	11/03/2014
Cash Received	$10,500,000	$12,500,000
Principal (Initial Liability)	$10,500,000	$19,848,486
Maturity (Term)	Matures on August 1, 2023, but convertible into shares of the Company’s common stock at the discretion of the holder or by the Company based on the market price of the Company’s stock;

Matures on May 1, 2023 but extends to August 1, 2023 if the Series 2023 Notes are still outstanding. Convertible into shares of the Company’s common stock at the discretion of the holder or by the Company based on the market price of the Company’s stock;

Exercise Price	$0.59, adjusted downward based on anti-dilution provisions/downround protection	$0.40, adjusted downward based on anti-dilution provisions/down-round protection;
Stated Interest	10% per annum through December 14, 2017, 3% per annum thereafter, due semiannually;	10% per annum through December 14, 2017, 3% per annum thereafter, due semiannually;
Derivative Liability	$2,055,000 established at inception due to the existence of down-round protection; revalued every quarter using Monte Carlo model	$9,212,285 established at inception due to existence of down-round protection; revalued every quarter using a Monte Carlo model

As of June 30, 2018, the liability components of the PIK Notes on the Company’s balance sheet are listed in the following table:

	Series 2023 Notes	Series A Notes	Total
PIK Note Payable, Gross	$16,152,402	$27,214,693	$43,367,095
Less: Discount	(1,453,542)	(5,488,161)	(6,941,703)
Less: Deferred Financing Cost	(201,756)	(268,436)	(470,192)
PIK Note Payable, Net	$14,497,104	$21,548,096	$35,955,200

PIK Note Derivative Liability	$748,417	$8,000,101	$8,748,518

 As of December 31, 2017, the liability components of the PIK Notes on the Company’s balance sheet are listed in the following table:

	Series 2023 Notes	Series A Notes	Total
PIK Note Payable, Gross	$16,090,721	$26,909,716	$43,000,437
Less: Discount	(1,538,299)	(7,701,839)	(9,240,138)
Less: Deferred Financing Cost	(221,280)	(294,414)	(515,694)
PIK Note Payable, Net	$14,331,142	$18,913,463	$33,244,605

PIK Note Derivative Liability	$163,634	$1,883,630	$2,047,264

Series A Notes (Amended)

On November 3, 2014 (“Issue Date”), the Company issued, in a private placement pursuant to investment agreements, $19,848,486 principal amount of 10% PIK-Election Convertible Notes due 2018 ("Series A Notes") in exchange for $12,500,000 in cash and the cancellation of previously-issued warrants held by one investor.

The original terms of the Series A Notes included among other things: (i) a maturity of November 1, 2018 with an option to extend to November 1, 2019, (ii) a stated interest rate of 10% paid semi-annually and (iii) a conversion price of $0.90, adjusted downward based on an anti-dilution provision.

At June 30, 2018, the fair value of the Series A Note Derivative was estimated to be $8,000,101. During the three and six months ended June 30, 2018, the Company amortized $80,142 and $2,239,656, respectively of debt discount and deferred financing cost relating to the Series A Notes Payable and issued additional PIK Notes of $304,977 in lieu of cash interest payments, increasing the Series A Notes Payable carrying value to $21,458,096 as of June 30, 2018.

At December 31, 2017, the fair value of the Series A Note Derivative was estimated to be $1,883,630, which includes the value of the derivative related to the additional PIK Notes issued in May and November 2017 for the semi-annual interest payments due and the additional notes issued in December, 2017. During the year ended December 31, 2017, the Company amortized $5,808,294 of debt discount and deferred financing cost relating to the Series A Notes Payable and issued additional PIK Notes in lieu of interest payments of $2,797,836, increasing the Series A Notes Payable carrying value to $26,909,721 as of December 31, 2017.

As of June 30, 2018, the Company was in compliance with the covenants of the Series A Notes.

Series 2023 Notes (Amended)

In August 2013, the Company received $10,500,000 of financing through the private placement of 10% mandatory convertible Notes due 2023 ("Series 2023 Notes"). The principal amount of the Notes is due on maturity. The Company can elect to pay semi-annual interest on the Series 2023 Notes with additional PIK Notes containing the same terms as the Series 2023 Notes, except interest will accrue from issuance of such notes. The Company can also elect to pay interest in cash. In February, 2017 and August, 2017, the Company issued $703,550 and $738,728, respectively, in additional Series 2023 Notes to the holders to pay the semi-annual interest. Additionally, on December 14, 2017, the Company issued $577,439 of additional 2023 Notes, which represented the accrued interest of the Series 2023 Notes on the day on which the terms of the Series 2023 Notes were effectively amended.

The original terms of the Series 2023 Notes included among other things: (i) a maturity of August 1, 2023, (ii) a stated interest rate of 10% paid semi-annually and (iii) a conversion price of $1.40, adjusted downward based on an anti-dilution provision.

At June 30, 2018, the fair value of the Series 2023 Note Derivative was estimated to be $748,417, which includes the value of the derivative related to additional PIK Notes issued in February 2018. During the three and six months ended June 30, 2018, the Company amortized $50,115 and $104,281, respectively of debt discount and deferred financing cost relating to the Series 2023 Notes Payable and issued additional PIK Notes of $61,681 in lieu of cash interest payments, increasing the Series 2023 Notes Payable carrying value to $14,497,104 as of June 30, 2018.

At December 31, 2017, the fair value of the Series 2023 Note Derivative was estimated to be $163,634, which includes the value of the derivative related to additional PIK Notes issued in February and August 2016 for the semi-annual interest payments due and the additional notes issued in December, 2017. During the year ended December 31, 2017, the Company amortized $200,360 of debt discount and deferred financing cost relating to the Series 2023 Notes Payable and issued additional PIK Notes of $2,019,717 in lieu of cash interest payments, increasing the Series 2023 Notes Payable carrying value to $16,090,721 as of December 31, 2017. As part of the amendment agreement, the holders of the Series 2023 Notes received warrants to purchase 3,720,000 million shares of common stock at $0.10 per share. The Black Scholes value of these warrants totaled $224,290.

As of June 30, 2018, the Company was in compliance with the covenants of the Series 2023 Notes.

NOTE 8– STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 10,000,000 shares of noncumulative, non-voting, nonconvertible preferred stock, $0.001 par value per share. At June 30, 2018 and December 31, 2017, no shares of preferred stock were outstanding.

Common Stock

On December 7, 2017, stockholders of the Company approved to increase the authorized shares of common stock from 250,000,000 to 400,000,000 shares, $0.001 par value per share. At June 30, 2018 and December 31, 2017, 173,638,549 and 140,763,549 shares were issued and outstanding, respectively.

2018

During the six months ended June 30, 2018 the Company issued (i) 1,500,000 shares of common stock at a price of $0.04 per share to a consultant for investor relation services to be performed, (ii) 17,375,000 shares of common stock at a price of $0.04 per share, (iii) 3,000,000 shares of common stock at a price of $0.05 per share, (iv) 1,000,000 shares of common stock at a price of $0.10 per share, (v) 2,000,000 shares of common stock at a price of $0.04 per share upon the exercise of a warrant to purchase shares of common stock, and (vi) 8,000,000 units, (one unit consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $0.15) at a price of $0.08 per unit.

2017

During 2017, the Company issued: (i) 250,000 shares of common stock, at a price of $0.36 per share, to directors; (ii) 26,500,000 units, (one unit consisting of one share of common stock and one warrant to purchase 0.25 shares of common stock at a price of $0.04 per unit; (iii) 2,275,000 units, at a price of $0.04 per unit, as payment for fees associated with a private placement of stock and (iv) 3,1250,000 shares of common stock, at a price of $0.04 per share, upon the exercise of warrants to purchase common stock.

NOTE 9– OPTIONS AND WARRANTS TO PURCHASE COMMON STOCK

Outstanding Stock Warrants

A summary of the status and changes of the warrants issued for the six months ended 2018:

	Shares Issuable upon exercise of
	upon Exercise of	Weighted Average
	Outstanding Warrants	Exercise Price

Outstanding at January 1, 2018	18,813,373	$0.14
Issued	8,000,000	$0.15
Exercised	(2,000,000)	$0.04
Forfeited	--	--
Outstanding at June 30, 2018	24,813,373	$0.15

A summary of the status of the warrants outstanding and exercisable at June 30, 2018 is presented below:

	Warrants Outstanding and Exercisable
	Shares Issuable	Weighted Average
	upon Exercise of	Remaining	Weighted Average
Exercise Price	Outstanding Warrants	Contractual Life (years)	Exercise Price
$1.15	461,340	2.8	$1.15
$0.25	3,283,283	3.0	$0.25
$0.04	2,068,750	4.3	$0.04
$0.10	11,000,000	4.5	$0.10
$0.15	8,000,000	3.0	$0.15
	24,813,373	5.2	$0.15

Outstanding Stock Options

On November 20, 2012, the shareholders of the Company approved the adoption of the Applied Minerals, Inc. 2012 Long-Term Incentive Plan (“LTIP”) and the Short-Term Incentive Plan (“STIP”) and the performance criteria used in setting performance goals for awards intended to be performance-based. Under the LTIP, 8,900,000 shares are authorized for issuance. The STIP does not refer to a particular number of shares under the LTIP, but would use the shares authorized in the LTIP for issuance under the STIP. The CEO, the CFO, and named executive officers, and directors, among others are eligible to participate in the LTIP and STIP. Prior to the adoption of the LTIP and STIP, stock options were granted under individual arrangements between the Company and the grantees, and approved by the Board of Directors.

In May, 2016, the Company adopted the 2016 Long-Term Incentive Plan (“2016 LTIP”). The number of shares of common stock for issuance or for reference purposes subject to the 2016 LTIP was 2,000,000.

On December 7, 2016, the stockholders of the Company approved the 2016 Incentive Plan. The purpose of the 2016 Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible employees, consultants, and non-employee directors incentive awards in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The aggregate number of shares of Common Stock that may be issued or used for reference purposes under the 2016 Incentive Plan or with respect to which awards may be granted may not exceed 15,000,000 shares, which may be either (i) authorized and unissued Common Stock or (ii) Common Stock held in or acquired for the treasury of the Company.

The Compensation Committee of the Company Board of Directors has full authority to administer and interpret the 2016 Incentive Plan, to grant awards under the 2016 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of Common Stock to be covered by each award and to make all other determinations in connection with the 2016 Incentive Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or desirable.

On December 14, 2017, the Board of Directors approved the 2017 Incentive Plan (“2017 IP”). Forty million (40,000,000) shares of Common Stock are subject to the 2017 IP.

The fair value of each of the Company's stock option awards is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the table below. Expected volatility is based on an average of historical volatility of the Company's common stock. The risk-free interest rate for periods within the contractual life of the stock option award is based on the yield curve of a zero-coupon U.S. Treasury Bond on the date the award is granted with a maturity equal to the expected term of the award.

The significant assumptions relating to the valuation of the Company's options granted during the six months ended June 30, 2018 were as follows on a weighted average basis:

Dividend Yield		0%
Expected Life (in years)	2.48	–	2.96
Expected Volatility	163.73%	–	177.59%
Risk Free Interest Rate	2.54%	–	2.62%

A summary of the status and changes of the options granted under stock option plans and other agreements during the six months ended June 30, 2018:

	Shares Issuable	Weighted
	Upon Exercise of	Average
	Options	Exercise Price

Outstanding at December 31, 2017	57,057,768	$0.36
Granted	4,224,999	$0.11
Exercised	--	--
Forfeited	(232,645)	1.36
Outstanding at June 30, 2018	61,050,122	$0.34

During the six months ended June 30, 2018, the Company granted 4,224,999 options to purchase the Company’s common stock with a weighted average exercise price of $0.11. The options vest monthly through June, 2019.

A summary of the status of the options outstanding at June 30, 2018 is presented below:

Options Outstanding			Options Exercisable
Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

35,322,222	9.34	$0.06	26,697,225	$0.06
545,289	9.48	$0.075	408,968	$0.075
377,777	4.93	$0.11	69,444	$0.11
3,000,000	4.61	$0.12	1,000,000	$0.12
500,000	3.13	$0.16	500,000	$0.16
81,395	5.64	$0.21	81,395	$0.21
100,000	2.22	$0.22	100,000	$0.22
1,066,155	2.87	$0.24	1,066,155	$0.24
2,087,500	4.29	$0.25	2,087,500	$0.25
35,595	4.79	$0.27	35,595	$0.27
474,815	5.86	$0.28	474,815	$0.28
234,506	4.64	$0.285	234,506	$0.285
81,522	2.56	$0.30	81,522	$0.30
200,000	6.63	$0.66	200,000	$0.66
150,000	6.61	$0.68	150,000	$0.68
7,233,277	0.50	$0.70	7,233,277	$0.70
488,356	6.89	$0.73	488,356	$0.73
3,104,653	3.65	$0.83	3,104,653	$0.83
975,000	5.95	$0.84	975,000	$0.84
300,000	5.14	$1.10	300,000	$1.10
300,000	4.99	$1.15	300,000	$1.15
115,000	2.74	$1.35	115,000	$1.35
300,000	3.90	$1.55	300,000	$1.55
3,077,060	4.39	$1.66	3,077,060	$1.66
900,000	3.14	$1.90	900,000	$1.90
61,050,122	6.82	$0.34	49,980,471	$0.40

On December 14, 2017, the Company’s management was granted performance-based options to purchase 27.5 million shares of the Company’s common stock at $0.06 per share. The options expire on December 13, 2027. At December 31, 2017, the first fifty percent (50%) of the performance-based options vested as management was able to (i) close the sale of an aggregate of $600,000 of units (consisting of a share of common stock of the Company and a warrant to buy 0.25 of a share of common stock of the Company) at $0.04 per unit and (ii) establish toll processing arrangements with two toll processors of halloysite that, in management’s good faith belief, can process halloysite to the Company’s specifications. An additional twenty-five percent (25%) of the performance-based options vested on February 1, 2018 when management generated $900,000 of additional cash proceeds through (i) the sale of common stock and (ii) the licensing of a right to explore the Dragon Mine property for certain precious metals. The vesting of the remaining 8.3%, 8.3% and 8.4% of the performance-based options occurs when (i) EBITDA is positive over a twelve-month period, (ii) EBITDA is at or greater than $2 million over a twelve-month period and (iii) EBITDA is at or greater than $4 million over a twelve-month period, respectively. At June 30, 2018, the achievement of the performance targets was not deemed probable.

Compensation expense of $192,299 and $775,299 has been recognized for the vested options for the three and six months ended June 30, 2018. The aggregate intrinsic value of the outstanding options at June 30, 2018 was $4,114,914. At June 30, 2018, (i) $442,520 of unamortized compensation expense for time-based unvested options will be recognized over the next 0.53 years on a weighted average basis; and (ii) $354,750 of unamortized compensation expense for performance-based unvested options will be recognized as the achievement of the performance targets becomes probable.

NOTE 10 - PER SHARE DATA

The computation of basic earnings (loss) per share of common stock is based on the weighted average number of shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus the common stock equivalents that would arise from the exercise of stock options and warrants outstanding under the treasury method and the average market price per share during the year as well as the conversion of notes. At June 30, 2018, the weighted average shares outstanding excluded options to purchase 61,050,122 shares of common stock of the Company, warrants to purchase 24,813,373 shares of common stock of the Company and 94,413,680, shares of common stock of the Company issuable upon the conversion of notes because their effect would be anti-dilutive. At June 30, 2017, the weighted average shares outstanding excluded options to purchase 21,897,479 shares of common stock of the Company, warrants to purchase 3,744,623 shares of common stock of the Company and 40,677,826 shares of common stock of the Company issuable upon the conversion of notes payable because their effect would be anti-dilutive.

NOTE 11– COMMITMENTS AND CONTINGENCIES

Office Lease

On January 1, 2017, the Company moved its headquarters to a temporary location. The Company paid a monthly rent of $6,000 through March 31, 2017 for the temporary office. On April 1, 2017, the Company entered into a 5-year lease agreement for permanent office space. At June 30, 2018, the Company’s total monthly office rental payments, due through March 31, 2022, was $442,997. As June 30, 2018, $53,766 of total rent payments are due through December 31, 2018, $163,998 of total rent payments are due through December 31, 2019, $277,518 of total rental payments are due through December 31, 2020, $394,452 of total rent payments are due through December 31, 2021 and $423,828 of total rent payments are due through March 31, 2022.

NOTE 12 – SUBSEQUENT EVENTS

During July 2018, the Company sold 1,875,000 shares of common stock at $0.08 per share to two investors in private transactions. The investors were also issued warrants to purchase 1,875,000 shares of stock with an exercise price of $0.15 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Applied Minerals, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Applied Minerals, Inc. (the “Company") as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the consolidated results of their operations and their cash flows for each of the years the ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note [2] to the financial statements, the Company has a history of recurring losses from operations and uses of cash in operating activities.  In addition, the Company has no committed debt or equity financing and may be unable to meet its obligations arising from normal business operations through April 17, 2019. Collectively, these conditions raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note [2].  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company's auditor since 2012.

EISNERAMPER LLP

New York, New York

April 17, 2018

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$47,652	$1,049,880
Accounts receivable	27,265	364,952
Deposits and prepaid expenses	205,922	371,206
Other current receivables	- 0 -	16,801
Total Current Assets	280,839	1,802,839
Property and Equipment, net	2,802,391	4,075,176
Other Assets
Deposits	240,934	200,524
Assets Held for Sale	- 0 -	1,000
Total Other Assets	240,934	201,524
TOTAL ASSETS	$3,324,164	$6,079,539
LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$963,609	$622,331
PIK Note interest accrual	57,334	961,395
Current portion of notes payable	212,134	234,149
Total Current Liabilities	1,233,077	1,817,875
Long-Term Liabilities
Long-term portion of notes payable	- 0 -	13,073
PIK Notes payable, net of $9,755,832 and $15,143,123 debt discount, respectively	33,244,605	23,040,093
PIK Note derivative	2,047,264	2,176,552
Total Long-Term Liabilities	35,291,869	25,229,718
TOTAL LIABILITIES	36,524,946	27,047,593
Commitments and Contingencies (Note 14)
Stockholders’ (Deficit)
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-0-	-0-
Common stock, $0.001 par value, 400,000,000 shares authorized, 140,763,549 and 108,613,549 shares issued and outstanding at December 31, 2017 and 2016, respectively	140,764	108,614
Additional paid-in capital	71,152,311	68,506,530
Accumulated deficit prior to the exploration stage	(20,009,496)	(20,009,496)
Accumulated deficit during the exploration stage	(84,484,361)	(69,573,702)
Total Stockholders’ (Deficit)	(33,200,782)	(20,968,054)
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$3,324,164	$6,079,539

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2017	2016

REVENUES	$2,444,677	$4,013,134

OPERATING EXPENSES:
Production costs	2,173,732	2,282,805
Exploration costs	508,861	981,045
General and administrative	3,683,330	4,069,508
Depreciation expense	1,316,537	1,348,860
(Gain) from disposition of land	- 0 -	(108,764)
Total Operating Expenses	7,682,460	8,573,454

Operating Loss	(5,237,783)	(4,560,320)

OTHER INCOME (EXPENSE):
Interest expense, net, including amortization of deferred financing cost and debt discount	(9,923,430)	(6,339,473)
Gain on revaluation of PIK Note derivative	228,277	3,229,043
Other income	22,277	30,978
Total Other Income (Expense)	(9,672,876)	(3,079,452)

Net loss	$(14,910,659)	$(7,639,772)

Net Loss Per Share (Basic and Diluted)	$(0.13)	$(0.07)

Weighted Average Shares Outstanding (Basic and Diluted)	118,977,573	103,124,288

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

Consolidated Statements of Stockholders’ Equity (Deficit)

				Accumulated	Accumulated	Total
	Common Stock			Deficit	Deficit	Stock-
			Additional	Prior to	During	holders’
			Paid-In	Exploration	Exploration	Equity
	Shares	Amount	Capital	Stage	Stage	(Deficit)

Balance, December 31, 2015	97,144,736	$97,145	$66,106,631	$(20,009,496)	$(61,933,930)	$(15,739,650)
Shares issued for directors fees and other services	203,980	204	53,710	- 0 -	- 0 -	53,914

Shares issued for employee compensation	331,494	332	57,416	- 0 -	- 0 -	57,748

Shares issued for private placement	10,933,339	10,933	1,629,067	- 0 -	- 0 -	1,640,000

Stock-based compensation expense	- 0 -	- 0 -	659,706	- 0 -	- 0 -	659,706

Net Loss	- 0 -	- 0 -	- 0 -	- 0 -	(7,639,772)	(7,639,772)
Balance, December 31, 2016	108,613,549	108,614	68,506,530	(20,009,496)	(69,573,702)	(20,968,054)
Shares issued for directors fees and other services	250,000	250	8,750	- 0 -	- 0 -	9,000

Shares issued for warrant exercise	3,125,000	3,125	121,875	- 0 -	- 0 -	125,000

Shares issued for private placement	26,500,000	26,500	1,033,500	- 0 -	- 0 -	1,060,000

Shares issued in lieu of payment for private placement fee	2,275,000	2,275	(2,275)	- 0 -	- 0 -	- 0 -
Warrants issued to holders of Series A and Series 2023 Notes			522,710	- 0 -	- 0 -	522,710
Stock-based compensation expense	- 0 -	- 0 -	961,221	- 0 -	- 0 -	961,221

Net Loss	- 0 -	- 0 -	- 0 -	- 0 -	(14,910,659)	(14,910,659)
Balance, December 31, 2017	140,763,549	$140,764	$71,152,311	$(20,009,496)	$(84,484,361)	$(32,200,782)

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2017	2016

Cash Flows From Operating Activities:
Net loss	$(14,910,659)	$(7,639,772)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	1,316,537	1,348,860
Asset Impairment	1,000	- 0 -
Amortization of discount – PIK Notes	5,987,888	2,696,500
Amortization of deferred financing costs	20,766	7,500
Accrued interest on PIK Notes	4,817,557	3,551,195
Stock issued for director and consulting services	9,000	53,914
Stock-based compensation expense	961,221	659,706
Stock issued for employee compensation	- 0 -	57,748
(Gain) on revaluation of PIK Notes derivative	(228,277)	(3,229,043)
(Gain) on disposal of property	- 0 -	(108,764)
Change in operating assets and liabilities:
Accounts receivable	337,687	(188,747)
Other receivables	16,801	77,846
Deposits and prepaid expenses	124,874	20,394
Accounts payable and accrued expenses	(562,783)	(39,426)
Net Cash (Used In) Operating Activities	(2,108,388)	(2,732,089)

Cash Flows From Investing Activities:
Sale of property	- 0 -	552,944
Purchases of property and equipment	(43,752)	(217,211)
Net Cash (Used In) Provided By Investing Activities	(43,752)	335,733

Cash Flows From Financing Activities:
Payments on notes payable	(234,149)	(237,235)
Proceeds from notes payable	199,061	240,340
Proceeds from sale of common stock	1,060,000	1,640,000
Proceeds from exercise of warrants	125,000	- 0 -
Net Cash Provided By Financing Activities	1,149,912	1,643,105

Net (decrease) in cash and cash equivalents	(1,002,228)	(753,251)
Cash and cash equivalents at beginning of year	1,049,880	1,803,131
Cash And Cash Equivalents At End Of Year	$47,652	$1,049,880

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
	December 31,
	2017	2016

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$6,365	$4,956
Income Taxes	$--	$430

The accompanying notes are an integral part of these consolidated financial statements.

APPLIED MINERALS, INC.

(An Exploration Stage Mining Company)

Notes to the Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Applied Minerals, Inc. (the “Company”) is the owner of the Dragon Mine located in the Tintic Mining District of the State of Utah from where it produces halloysite clay and iron oxide. The Company is currently selling its DRAGONITE halloysite clay product regularly to four (4) customers.  Several prospective customers are conducting either commercial-scale trials or field trials for an array of products that are expected to use DRAGONITE as a functional additive.

In November, 2015, the Company entered into an agreement to supply a customer its AMIRON iron oxide product, on an exclusive basis, for a period of five years. The exclusivity provision is limited to the specialized catalyst application of the Customer and enables Applied Minerals to sell its iron oxide products for use in other technical applications that are not competitive with the Customer's intended field of use. An initial purchase order of $5.0 million of AMIRON products was obtained in November, 2015. By June, 2017, the Company had fulfilled the order. Upon expiration of the initial 5-year term, the customer has an option to extend the exclusive supply agreement for an additional 5 years by issuing an $8.0 million purchase order to be delivered over the course of the subsequent twenty-four (24) months. There is the possibility this customer may order additional AMIRON before the initial term of the agreement expires.

Applied Minerals, Inc. is a publicly traded company incorporated in the state of Delaware. The common stock trades on the OTC Bulletin Board under the symbol “AMNL.”

For the years ended December 31, 2017 and 2016, revenues from the Company’s largest customer accounted for 56% and 88% of total revenues, respectively. As of December 31, 2017 and 2016, amounts owed from this customer comprised 0% and 90% of accounts receivable, respectively.

NOTE 2 - LIQUIDITY AND BASIS OF PRESENTATION

The Company has a history of recurring losses from operations and the use of cash in operating activities. For the twelve months ended December 31, 2017, the Company’s net loss was $14,910,659 and cash used in operating activities was $2,108,388. As of December 31, 2017, the Company had current assets of $280,839 and current liabilities of $1,233,077 of which $57,334 was accrued PIK Note interest to be paid in additional PIK Notes. The Company’s current liabilities also include approximately (i) $204,700 of accrued management bonus payments, which management may choose to take in the form of shares of common stock or options to purchase shares of common depending on the Company’s ability to pay the bonuses in cash as determined by the Company’s Audit Committee, (ii) $158,700 of payables to a compounder for which it has agreed to satisfy in halloysite product, (iii) $156,200 of disputed accrued expenses for which the Company believes it has a statute of limitations defense, and (iv) $15,000 of director expense accrual that will be paid in equity.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Exploration-Stage Company

Effective January 1, 2009, the Company was, and still is, classified as an exploration company because the existence of proven or probable reserves at the Company’s Dragon Mine property have not been demonstrated and no significant revenue has been earned from the mine. Under the SEC’s Industry Guide 7, a mining company is considered an exploration stage company until it has declared mineral reserves determined in accordance with the guide and staff interpretations thereof.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Applied Minerals, Inc. and its inactive subsidiary, which holds 100 acres of timber and mineral property in northern Idaho.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. In these consolidated financial statements, the warrant and PIK note derivative liabilities, stock compensation, impairment of long-lived assets and valuation allowance on income taxes involve extensive reliance on management’s estimates. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with a maturity of three months or less. The Company minimizes its credit risk by investing its cash and cash equivalents, which sometimes exceeds FDIC limits, with major financial institutions located in the United States with a high credit rating.

Receivables

Trade receivables are reported at outstanding principal amounts, net of an allowance for doubtful accounts.

Management evaluates the collectability of receivable account balances to determine the allowance, if any. Management considers the other party’s credit risk and financial condition, as well as current and projected economic and market conditions, in determining the amount of the allowance. Receivable balances are written off when management determines that the balance is uncollectable. No allowance was required at December 31, 2017 and 2016.

Property and Equipment

Property and equipment are carried at cost net of accumulated depreciation and amortization. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets, or the life of the lease, whichever is shorter, as follows:

	Estimated
	Useful Life (years)
Building and Building Improvements	5	–	40
Mining equipment	2	–	7
Office and shop furniture and equipment	3	–	7
Vehicles		5

Depreciation expense for the years ended December 31, 2017 and 2016 totaled $1,316,537, and $1,348,860, respectively.

Impairment of Long-lived Assets

The Company periodically reviews the carrying amounts of long-lived assets to determine whether current events or circumstances warrant adjustment to such carrying amounts. Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset to its carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows where observable fair values are not readily determinable. Considerable management judgment is necessary to estimate the fair value of assets. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value, less cost to sell. The Company has determined that there was no impairment of its long-lived assets as of December 31, 2017 and 2017.

Revenue Recognition

Revenue includes sales of halloysite clay and iron oxide, and is recognized when title passes to the buyer and when collectability is reasonably assured. Title passes to the buyer based on terms of the sales contract. Product pricing is determined based on contractual arrangements with the Company’s customers.

Mining Exploration and Development Costs

Land and mining property are carried at cost. The Company expenses prospecting and mining exploration costs. At the point when a property is determined to have proven and probable reserves, subsequent development costs will be capitalized and will be charged to operations using the units-of-production method over proven and probable reserves. Upon abandonment or sale of a mineral property, all capitalized costs relating to the specific property are written off in the period abandoned or sold and a gain or loss is recognized.

Income taxes

The Company uses an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences or benefits of temporary differences between the financial reporting basis and the tax basis of assets and liabilities, as well as operating loss and tax credit carry forwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. A full valuation allowance has been provided for the Company’s net deferred tax assets as it is more likely than not that they will not be realized.

Authoritative guidance provides that the tax effects from an uncertain tax position taken or expected to be taken in a tax return can be recognized in our financial statements only if the position is more likely than not of being sustained on audit based on the technical merits of the position. As of December 31, 2017 no benefit from uncertain tax positions was recognized in our financial statements. The Company has elected to classify interest and/or penalties related to income tax matters in income tax expense.

Stock Options and Warrants

The Company follows ASC 718 (Stock Compensation) and 505-50 (Equity-Based Payments to Non-employees), which provide guidance in accounting for share-based awards exchanged for services rendered and requires companies to expense the estimated fair value of these awards over the requisite service period. The Company instituted a formal long-term and short-term incentive plan on November 20, 2012, which was approved by its shareholders. Prior to that date, we did not have a formal equity plan, but all equity grants, including stock options and warrants, were approved by our Board of Directors. We determine the fair value of the stock-based compensation awards granted to non-employees as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete. Beginning in the quarter ended June 30, 2013 the Company began using the simplified method to determine the expected term for any options granted because the Company did not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The Company previously utilized the contractual term as the expected term.

Environmental Matters

Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures resulting from the remediation of existing conditions caused by past operations that do not contribute to future revenue generations are expensed. Liabilities are recognized when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated.

Estimates of such liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also reflect prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by The Environmental Protection Agency or other organizations. Such estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation. Recoveries are evaluated separately from the liability and, when recovery is assured, the Company records and reports an asset separately from the associated liability.

Based upon management’s current assessment of its environmental responsibilities, it does not believe that any reclamation or remediation liability exists at December 31, 2017.

Recent Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued guidance on revenue recognition, which provides a single, comprehensive revenue recognition model for all contracts with customers and supersedes most existing revenue recognition guidance.  The main principle under this guidance is that an entity should recognize revenue at the amount it expects to be entitled to in exchange for the transfer of goods or services to customers.  The Company has identified the predominant changes to its accounting policies resulting from the application of this guidance and is in the process of quantifying the impact on its consolidated financial statements.  The cumulative effect of the initial adoption will be reflected as an adjustment to the opening balance of retained earnings as of the date of the application of the guidance; however, this guidance will not have a significant impact on the Company’s consolidated financial statements as the Company does not have significant customer contracts in place at December 31, 2017.  The Company will adopt this guidance January 1, 2018 as required.

In February 2016, the FASB issued ASU 2016-02 (“Topic 842”) new accounting guidance for leases, which supersedes previous lease guidance. Under this guidance, for all leases with terms in excess of one year, including operating leases, the Company will be required to recognize on its balance sheet a lease liability and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance retains a distinction between finance leases and operating leases and the classification criteria is substantially similar to previous guidance. Additionally, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed. The Company is currently evaluating the impact is guidance on its consolidated balance sheets. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted.

NOTE 4 – PROPERTY AND EQUIPMENT

The following is a summary of property, plant, and equipment – at cost, less accumulated depreciation:

	December 31,
	2017	2016
Land	$500,000	$500,000
Land improvements	171,122	171,122
Buildings	3,129,519	3,129,519
Mining equipment	1,784,115	1,775,884
Milling equipment	2,841,726	2,806,834
Laboratory equipment	607,716	607,716
Office equipment	70,529	69,900
Vehicles	150,810	150,810
	9,255,537	9,211,785
Less: Accumulated depreciation	(6,453,146)	(5,136,609)
Total	$2,802,391	$4,075,176

NOTE 5 – ASSETS HELD FOR SALE

In December 2015, the Company put four parcels owned in Idaho up for auction. Three of the four properties sold but settled in January 2016 for a gross sales price of $172,948. The Company received net process of $155,187, net of $17,761 of selling expenses. On April 21, 2016, the Company sold the fourth parcel for gross proceeds of $418,000. The Company received net process of $380,000, net of a 10% buyer’s premium paid to the auction firm, J.P. King.

NOTE 6 – FAIR VALUE MEASUREMENTS AND FINANCIAL INSTRUMENTS

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

●	Level 1 – Quoted prices in active markets for identical assets and liabilities;
●	Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and
●	Level 3 – Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Liabilities measured at fair value on a recurring basis are summarized as follows:

	Fair value measurement using inputs			Carrying amount
	Level 1	Level 2	Level 3	December 31, 2017	December 31, 2016

Financial instruments:
Series 2023 Note Derivative	$-0-	$-0-	$163,634	$163,634	$142,909
Series A Note Derivative	$-0-	$-0-	$1,883,630	$1,883,630	$2,033,643

The following table summarizes the activity for financial instruments at fair value using Level 3 inputs for 2017 and 2016:

	2017	2016
Balance at beginning of year	$2,176,552	$5,138,857
Issuance of additional Series 2023 Notes	13,155	18,807
Issuance of additional Series A Notes	85,834	247,931
Net unrealized gain included in operations	(228,277)	(3,229,043)

Balance at end of year	$2,047,264	$2,176,552

The recorded value of certain financial assets and liabilities, which consist primarily of cash and cash equivalents, receivables, and accounts payable and accrued expenses approximate their fair value at December 31, 2017 and 2016 based upon the short-term nature of the assets and liabilities. Based on borrowing rates currently available to the Company for loans with similar terms, and the remaining short-term period outstanding, the carrying value of notes payable other than PIK notes approximate fair value. The estimated fair value of the PIK Notes Payable was approximately $11,395,208 and $23,361,553 at December 31, 2017 and 2016 (Level 3), respectively.

For the Company's warrant and PIK note derivative liabilities, Level 3 fair value hierarchy was estimated using a Monte Carlo Model using the following assumptions:

Series 2023 Note derivative liability	Fair Value Measurements
	Using Inputs
	December 31, 2017	December 31, 2016

Market price and estimated fair value of stock	$0.05	$0.12
Exercise price (1)	$0.59	$1.28
Term (years)	5.58	6.58
Dividend yield	-0-	-0-
Expected volatility	115.3%	86.2%
Risk-free interest rate	2.24%	2.18%

(1) Exercise price is reflective of amended Series 2023 Notes issued in December 2017 as discussed in Note 8.

Series A Note derivative liability	Fair Value Measurements
	Using Inputs
	December 31, 2017	December 31, 2016

Market price and estimated fair value of stock	$0.05	$0.12
Exercise price (1)	$0.40	$0.83
Term (years)	5.58	6.58
Dividend yield	-0-	-0-
Expected volatility	115.3%	86.2%
Risk-free interest rate	2.24%	2.18%

(1) Exercise price is reflective of amended Series A Notes issued in December 2017 as discussed in Note 8.

NOTE 7 - NOTES AND LEASES PAYABLE

Notes payable at December 31, 2017 and 2016 consist of the following:

	December 31,
	2017		2016

Note payable for equipment, payable $1,339 monthly, including interest (a)		$13,073	$28,033
Note payable for mine site vehicle, payable $628 monthly (b)		- 0 -	5,655
Note payable to insurance companies, payable $5,045 - $17,959 monthly, (c) and (d)		199,061	213,534
		212,134	247,222
Less: Current Portion		(212,134)	(234,149)
Notes Payable, Long-Term Portion	$	- 0 -	$13,073

(a)

On October 31, 2014, the Company purchased mining equipment for $65,120 by paying deposit and issuing a note in the amount of $57,900 with an interest rate of 5.2%. The note is collateralized by the mining equipment with payments of $1,339 for 48 months, which started on November 30, 2014.

(b)

On September 20, 2012, the Company purchased a vehicle for the mine site for $37,701 by issuing a non-interest bearing note. The note is collateralized by the vehicle with payments of $628 for 60 months, which started on October 20, 2012.

(c)	The Company signed a note payable with an insurance company dated October 17, 2016 for liability insurance, payable in monthly installments, including interest ranging from 2.6% - 4.15%
(d)	The Company signed a note payable with an insurance company dated October 17, 2017 for liability insurance, payable in monthly installments, including interest ranging from 3.1% - 5.78%

During the 2017 and 2016, the Company's interest payments totaled $6,365 and $4,956, respectively.

NOTE 8 – CONVERTIBLE DEBT (PIK NOTES)

The Company raised $23 million of financing through the issuance of two series of Paid-In-Kind (“PIK”)-Election Convertible Notes in 2013 (“Series 2023 Notes”) and 2014 (“Series A Notes”). The original terms of the Series A Notes included among other things: (i) a maturity of November 1, 2018 with an option to extend to November 1, 2019, (ii) a stated interest rate of 10% paid semi-annually and (iii) a conversion price of $0.90, adjusted downward based on an anti-dilution provision. The original terms of the Series 2023 Notes included among other things: (i) a maturity of August 1, 2023, (ii) a stated interest rate of 10% paid semi-annually and (iii) a conversion price of $1.40, adjusted downward based on an anti-dilution provision. On December 14, 2017, an amendment agreement, entered into between the Company and the holders of the Series A Notes and Series 2023 Notes, went into effect. The agreement resulted in changes to certain terms of the Series A and Series 2023 Notes. The key terms of the Series A and Series 2023 Notes, as amended, are highlighted in the table below:

Key Terms	Series 2023 Notes	Series A Notes
Inception Date	08/01/2013	11/03/2014
Cash Received	$10,500,000	$12,500,000
Principal (Initial Liability)	$10,500,000	$19,848,486
Maturity (Term)	Matures on August 1, 2023, but convertible into shares of the Company’s common stock at the discretion of the holder or by the Company based on the market price of the Company’s stock;

Matures on May 1, 2023 but extends to August 1, 2023 if the Series 2023 Notes are still outstanding. Convertible into shares of the Company’s common stock at the discretion of the holder or by the Company based on the market price of the Company’s stock;

Exercise Price	$0.59, adjusted downward based on anti-dilution provisions/downround protection	$0.40, adjusted downward based on anti-dilution provisions/down-round protection;
Stated Interest	10% per annum through December 14, 2017, 3% per annum thereafter, due semiannually;	10% per annum through December 14, 2017, 3% per annum thereafter, due semiannually;
Derivative Liability	$2,055,000 established at inception due to the existence of down-round protection; revalued every quarter using Monte Carlo model	$9,212,285 established at inception due to existence of down-round protection; revalued every quarter using a Monte Carlo model

As of December 31, 2017, the liability components of the PIK Notes on the Company’s balance sheet are listed in the following table:

	Series 2023 Notes	Series A Notes	Total
PIK Note Payable, Gross	$16,090,721	$26,909,716	$43,000,437
Less: Discount	(1,538,299)	(7,701,839)	(9,240,138)
Less: Deferred Financing Cost	(221,280)	(294,414)	(515,694)
PIK Note Payable, Net	$14,331,142	$18,913,463	$33,244,605

PIK Note Derivative Liability	$163,634	$1,883,630	$2,047,264

As of December 31, 2016, the liability components of the PIK Notes on the Company’s balance sheet are listed in the following table:

	Series 2023 Notes	Series A Notes	Total
PIK Note Payable, Gross	$14,071,008	$24,125,958	$38,196,966
Less: Discount	(1,721,898)	(13,421,225)	(15,143,123)
Less: Deferred Financing Cost	(5,064)	(8,686)	(13,750)
PIK Note Payable, Net	$12,344,046	$10,696,047	$23,040,093

PIK Note Derivative Liability	$142,909	$2,033,643	$2,176,552

Series A Notes (Amended)

On November 3, 2014 (“Issue Date”), the Company issued, in a private placement pursuant to investment agreements, $19,848,486 principal amount of 10% PIK-Election Convertible Notes due 2018 ("Series A Notes") in exchange for $12,500,000 in cash and the cancellation of previously-issued warrants held by one investor.

The original terms of the Series A Notes included among other things: (i) a maturity of November 1, 2018 with an option to extend to November 1, 2019, (ii) a stated interest rate of 10% paid semi-annually and (iii) a conversion price of $0.90, adjusted downward based on an anti-dilution provision. The original terms of both the Series A notes and Series 2023 Notes can be as exhibits to Forms 8-K filed on November 5, 2014.

Below are key amended terms of the Series A Notes:

●	Maturity: May 1, 2023 but extends to August 1, 2023 if the Series 2023 Notes are outstanding.
●	Exercise Price: $0.40 per share and will be adjusted from time to time pursuant anti-dilution provisions.
●	Stated Interest: 10% payable semiannually in arrears through December 14, 2017, 3% payable semiannually in arrears thereafter.
●

Liquidated Damages: The Company is required to pay the noteholders 1% of the principal amount of the Series A Notes if a Registration statement is not filed and effective within 90 days of the inception date (and further damages for every 30 days thereafter).

●

The number of shares issuable under the Notes may be affected by the anti-dilution provisions of the Notes. The antidilition provisions adjust the Exercise Price of the Notes in the event of stock dividends and splits, issuance below the market price of the common stock, issuances below the conversion price of the Notes, pro rata distribution of assets, rights plans, tender offers, and exchange offers.

The entire principal amount of the Series A Notes and accrued interest thereon shall be mandatorily converted into shares of the Company’s common stock if (i) the Volume Weighted Average Price (“VWAP”) of the thirty (30) preceding trading days is at or greater than $1.00 or the VWAP of the ten (10) preceding trading days is at or greater than $1.40; (ii) the closing market price of the shares of the Company’s common stock is at or greater than $1.00; (iii) all outstanding amounts under each Series 2023 Note or replacement financing, if any, shall have been converted into shares of the Company’s common stock pursuant to the terms of such Series 2023 Note or the replacement financing, if any, on or prior to the date on which a notice of mandatory conversion is received; and (iv) either (x) a registration statement is effective and available for the resale of all of the shares into which the Series A Notes convert on the date on which the Series A notes are mandatorily converted and each of the five (5) trading days prior to the date of mandatory conversion and on the date of mandatory conversion the holders of the Series A Notes are not restricted from selling or distributing any shares into which the Series A Notes convert pursuant to the provisions of the Registration Rights Agreement or (y) the holders Series A Notes may sell all such shares into which the Series A Notes convert immediately under Rule 144 under the Securities Act.

These Series A Notes were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. In addition to the customary anti-dilution provisions the notes contain a down-round provision whereby the conversion price would be adjusted downward in the event that additional shares of the Company’s common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued for cash consideration (e.g. a capital raise) at a price less than the conversion price. Therefore, the estimated fair value of the conversion feature of $9,212,285 (based on observable inputs using a Monte Carlo model) was bifurcated from the Series A Notes and accounted for as a separate derivative liability, which resulted in a corresponding amount of debt discount on the Series A Notes. In addition, an additional debt discount of $7,348,486 was recorded as a result of the difference between the $12,500,000 of cash received and the $19,848,486 of principal on the Series A Notes. This combined debt discount of $16,560,771 is being amortized using the effective interest method over the 9-year term of the Notes as Interest Expense, while the PIK Note Derivative is carried at fair value (using a Monte Carlo model) until the Notes are converted or otherwise extinguished. Any changes in fair value are recognized in earnings.

In May 2017 and November 2017, the Company issued $1,206,289 and $1,266,613, respectively, in additional Series A Notes to the holders to pay the semi-annual interest. Additionally, on December 14, 2017, the Company issued $324,925 of additional Series A Notes, which represented the accrued interest of the Series A Notes on the day on which the terms of the Series A Notes were effectively amended. As part of the amendment agreement, the holders of the Series A Notes received warrants to purchase 6,280,000 million shares of common stock for $0.10 per share. The Black Scholes value of these warrants totaled $298,420.

At December 31, 2017, the fair value of the Series A Note Derivative was estimated to be $1,883,630, which includes the value of the derivative related to the additional PIK Notes issued in May and November 2017 for the semi-annual interest payments due and the additional notes issued in December, 2017. During the year ended December 31, 2017, the Company amortized $5,808,294 of debt discount and deferred financing cost relating to the Series A Notes Payable and issued additional PIK Notes in lieu of interest payments of $2,797,836, increasing the Series A Notes Payable carrying value to $26,909,721 as of December 31, 2017.

At December 31, 2016, the fair value of the Series A Note Derivative was estimated to be $2,033,643, which includes the value of the derivative related to the additional PIK Notes issued in May and November 2016 for the semi-annual interest payments due. During the year ended December 31, 2016, the Company amortized $2,549,433 of debt discount and deferred financing cost relating to the Series A Notes Payable and issued additional PIK Notes in lieu of interest payments of $2,243,003, increasing the Series A Notes Payable carrying value to $10,696,047 as of December 31, 2016.

Series 2023 Notes (Amended)

In August 2013, the Company received $10,500,000 of financing through the private placement of 10% mandatory convertible Notes due 2023 ("Series 2023 Notes"). The principal amount of the Notes is due on maturity. The Company can elect to pay semi-annual interest on the Series 2023 Notes with additional PIK Notes containing the same terms as the Series 2023 Notes, except interest will accrue from issuance of such notes. The Company can also elect to pay interest in cash. In February, 2017 and August, 2017, the Company issued $703,550 and $738,728, respectively, in additional Series 2023 Notes to the holders to pay the semi-annual interest. Additionally, on December 14, 2017, the Company issued $577,439 of additional 2023 Notes, which represented the accrued interest of the Series 2023 Notes on the day on which the terms of the Series 2023 Notes were effectively amended.

The Series 2023 Notes convert into the Company’s common stock at a conversion price of $0.59 per share, which is subject to customary anti-dilution adjustments; the holders may convert the Series 2023 Notes at any time. The Series 2023 Notes are mandatorily convertible after one year when the weighted average trading price of a share of the common stock for the preceding ten trading days is in excess of the conversion price. The Series 2023 Notes contain customary representations and warranties and several covenants. The proceeds are being used for general corporate purposes. No broker was used and no commission was paid in connection with the sale of the Series 2023 Notes. As of December 31, 2017, the Company was in compliance with the covenants.

These Series 2023 Notes were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. In addition to the customary anti-dilution provisions the notes contain a down-round provision whereby the conversion price would be adjusted downward in the event that additional shares of the Company’s common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued for cash consideration (e.g. a capital raise) at a price less than the conversion price. Therefore, the estimated fair value of the conversion feature of $2,055,000 (based on observable inputs using a Monte Carlo model) was bifurcated from the Series 2023 Notes and accounted for as a separate derivative liability, which resulted in a corresponding amount of debt discount on the Series 2023 Notes. The debt discount is being amortized using the effective interest method over the 10-year term of the Series 2023 Notes as Interest Expense, while the PIK Note Derivative is carried at fair value (using a Monte Carlo model) until the Series 2023 Notes are converted or otherwise extinguished. Any changes in fair value are recognized in earnings.

At December 31, 2017, the fair value of the Series 2023 Note Derivative was estimated to be $163,634, which includes the value of the derivative related to additional PIK Notes issued in February and August 2016 for the semi-annual interest payments due and the additional notes issued in December, 2017. During the year ended December 31, 2017, the Company amortized $200,360 of debt discount and deferred financing cost relating to the Series 2023 Notes Payable and issued additional PIK Notes of $2,019,717 in lieu of cash interest payments, increasing the Series 2023 Notes Payable carrying value to $16,090,721 as of December 31, 2017. As part of the amendment agreement, the holders of the Series 2023 Notes received warrants to purchase 3,720,000 million shares of common stock for $0.10 per share. The Black Scholes value of these warrants totaled $224,290.

At December 31, 2016, the fair value of the Series 2023 Note Derivative was estimated to be $142,909, which includes the value of the derivative related to additional PIK Notes issued in February and August 2016 for the semi-annual interest payments due. During the year ended December 31, 2016, the Company amortized $154,567 of debt discount and deferred financing cost relating to the Series 2023 Notes Payable and issued additional PIK Notes in lieu of interest payments of $1,308,192, increasing the Series 2023 Notes Payable carrying value to $12,344,046 as of December 31, 2016.

NOTE 9 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 10,000,000 shares of noncumulative, non-voting, nonconvertible preferred stock, $0.001 par value per share. At December 31, 2017 and 2016, no shares of preferred stock were outstanding.

Common Stock

On December 7, 2017, stockholders of the Company approved to increase the authorized shares of common stock from 250,000,000 to 400,000,000 shares, $0.001 par value per share. At December 31, 2017 and 2016, 140,763,549 and 108,613,549 shares were issued and outstanding, respectively.

2017

During 2017, the Company issued: (i) 250,000 shares of common stock, valued at $9,000, to directors; (ii) 26,500,000 units, (one unit consisting of one share of common stock and one warrant to purchase 0.25 shares of common stock) for total proceeds of $1,060,000; (iii) 2,275,000 units, valued at $91,000, as payment for fees associated with a private placement of stock and (iv) 3,1250,000 shares of common stock for proceeds of $125,000 upon the exercise of warrants to purchase common stock.

2016

During 2016, the Company issued: (i) 10,933,333 units (one unit consisting of one share of common stock and one warrant to purchase 0.3 shares of common stock) for total proceeds of $1,640,000 and (ii) a total of 203,980 shares of common stock valued at $53,914 to directors as payment for fees.

NOTE 10 – OPTIONS AND WARRANTS TO PURCHASE COMMON STOCK

Outstanding Stock Warrants

A summary of the status and changes of the warrants issued for 2017 and 2016 is as follows:

	December 31, 2017		December 31, 2016
	Shares issuable upon exercise of	Weighted Average	Shares issuable upon exercise of	Weighted Average
	Outstanding Warrants	Exercise Price	Outstanding Warrants	Exercise Price

Outstanding at beginning of year	3,744,623	$0.36	461,340	$1.15
Issued	18,193,750	0.07	3,283,283	0.25
Exercised	(3,125,000)	0.04	--	--
Forfeited	--		--	--
Outstanding at end of year	18,813,373	0.14	3,744,623	0.36

A summary of the status of the warrants outstanding and exercisable at December 31, 2017 is presented below:

	Warrants Outstanding and Exercisable
Exercise Price	Shares issuable upon exercise of Outstanding Warrants	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$1.15	461,340	3.3	$1.15
$0.25	3,283,283	3.5	$0.25
$0.04	4,068,750	4.7	$0.04
$0.10	11,000,000	5.0	$0.10
	18,813,373	4.6	$0.14

During June of 2016, the Company issued 10,933,333 units in exchange for $1,640,000 in cash proceeds ( “June 2016 Offering”). Each unit consisted of one share of the Company’s common stock and one warrant to purchase 0.3 shares of the Company’s common stock for an equivalent price of $0.25 per share.

During August and October of 2017, the Company issued 26,500,000 units in exchange for $1,060,000 in cash proceeds ( “August 2017 Offering”). The Company also issued 2,275,000 units to a broker as a fee related to the August 2017 Offering. Each unit included one share of the Company’s common stock and one warrant to purchase 0.25 shares of the Company’s common stock for an equivalent price of $0.04 per share. The purchase of one share of common stock requires the exercise of four warrants.

During 2017 investors exercised 12,500,000 warrants for 3,125,000 shares of the Company’s common stock. The exercise of the warrants generated $125,000 of proceeds for the Company.

On December 14, 2017, upon the effectiveness of an amendment agreement the Company entered into by with the holders of the Series A Notes and Series 2023 Notes, the Company issued to the holders of the Series A Notes and Series 2023 Notes warrants to purchase 11,000,000 shares of the Company’s common stock. Each warrant enables a holder to purchase one share of the Company ‘s common stock for $0.10. The warrants expire on December 13, 2022. The Black Scholes value of the warrants totaled $522,710 and was accounted for as a deferred cost of financing and presented as a discount to the Series A Notes and Series 2023 Notes.

Outstanding Stock Options

On November 20, 2012, the shareholders of the Company approved the adoption of the Applied Minerals, Inc. 2012 Long-Term Incentive Plan (“LTIP”) and the Short-Term Incentive Plan (“STIP”) and the performance criteria used in setting performance goals for awards intended to be performance-based. Under the LTIP, 8,900,000 shares are authorized for issuance. The STIP does not refer to a particular number of shares under the LTIP, but would use the shares authorized in the LTIP for issuance under the STIP. The CEO, the CFO, and named executive officers, and directors, among others are eligible to participate in the LTIP and STIP. Prior to the adoption of the LTIP and STIP, stock options were granted under individual arrangements between the Company and the grantees, and approved by the Board of Directors.

On December 7, 2016, the stockholders of the Company approved the 2016 Incentive Plan. The purpose of the 2016 Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible employees, consultants, and non-employee directors incentive awards in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The aggregate number of shares of Common Stock that may be issued or used for reference purposes under the 2016 Incentive Plan or with respect to which awards may be granted may not exceed 15,000,000 shares, which may be either (i) authorized and unissued Common Stock or (ii) Common Stock held in or acquired for the treasury of the Company.

The Compensation Committee of the Company Board of Directors has full authority to administer and interpret the 2016 Incentive Plan, to grant awards under the 2016 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of Common Stock to be covered by each award and to make all other determinations in connection with the 2016 Incentive Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or desirable.

The fair value of each of the Company's stock option awards is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the table below. Expected volatility is based on an average of historical volatility of the Company's common stock. The risk-free interest rate for periods within the contractual life of the stock option award is based on the yield curve of a zero-coupon U.S. Treasury Bond on the date the award is granted with a maturity equal to the expected term of the award.

The significant assumptions relating to the valuation of the Company's options issued for 2017 and 2016 were as follows on a weighted average basis:

	2017			2016
Dividend Yield		0%			0%
Expected Life (in years)	2.50	–	6.27	2.00	–	9.02
Expected Volatility	114.98	–	167.28%	65.49	–	65.49%
Risk Free Interest Rate	1.38	–	2.26%	0.76	–	1.78%

A summary of the status and changes of the options granted under stock option plans and other agreements for 2017 and 2016 is as follows:

	December 31, 2017		December 31, 2016
		Weighted		Weighted
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of year	21,277,479	$0.87	17,806,472	$1.00
Granted	35,810,289	$0.06	3,771,488	0.24
Exercised	--	--	--	--
Forfeited	(30,000)		(300,481)	0.83
Outstanding at end of year	57,057,768	$0.36	21,277,479	$0.87

During the year ended December 31, 2017, the Company granted 35,810,289 options to purchase the Company’s common stock with a weighted average exercise price of $0.06. Of the 35,810,289 options granted, the options vest as follows:

Vesting Information
Shares	Frequency	Begin Date	End Date
350,000	Immediately	05/23/2017	05/23/2017
300,000	Immediately	05/24/2017	05/24/2017
100,000	Immediately	10/01/2017	10/01/2017
140,000	Immediately	12/07/2017	12/07/2017
6,875,000	Quarterly	10/01/2017	07/01/2018
545,289	Quarterly	10/01/2017	07/01/2018
27,500,000	Performance*	12/14/2017	12/14/2027
*	On December 14, 2017, the Company’s management was granted performance-based options to purchase 27.5 million shares of the Company’s common stock at $0.06 per share. The options expire on December 13, 2027. At December 31, 2017, the first fifty percent (50%) of the performance-based options vested as management was able to (i) close the sale of an aggregate of $600,000 of units (consisting of a share of common stock of the Company and a warrant to buy 0.25 of a share of common stock of the Company) at $0.04 per unit and (ii) establish toll processing arrangements with two toll processors of halloysite that, in management’s good faith belief, can process halloysite to the Company’s specifications. An additional twenty-five percent (25%) of the performance-based options vested on February 1, 2018 when management generated $900,000 of additional cash proceeds through (i) the sale of common stock and (ii) the licensing of a right to explore the Dragon Mine property for certain precious metals. The vesting of the remaining 8.3%, 8.3% and 8.4% of the performance-based options occurs when (i) EBITDA is positive over a twelve-month period, (ii) EBITDA is at or greater than $2 million over a twelve-month period and (iii) EBITDA is at or greater than $4 million over a twelve-month period, respectively.

A summary of the status of the options outstanding at December 31, 2017 is presented below:

Options Outstanding			Options Exercisable

	Weighted
	Average	Weighted		Weighted
	Remaining	Average		Average
Number	Contractual	Exercise	Number	Exercise
Outstanding	Life (years)	Price	Exercisable	Price

34,475,000	9.95	$0.06	15,568,718	$0.06
545,289	9.98	$0.075	45,289	$0.075
500,000	3.62	$0.16	500,000	$0.16
81,395	6.14	$0.21	40,698	$0.21
100,000	2.71	$0.22	100,000	$0.22
1,066,155	3.36	$0.24	1,066,155	$0.24
2,087,500	4.79	$0.25	2,087,500	$0.25
35,595	5.29	$0.27	17,798	$0.27
474,815	6.36	$0.28	362,408	$0.28
234,506	5.13	$0.285	234,506	$0.285
81,522	3.05	$0.30	40,716	$0.30
200,000	7.12	$0.66	200,000	$0.66
150,000	7.10	$0.68	99,990	$0.68
7,233,277	0.99	$0.70	7,233,277	$0.70
488,356	7.38	$0.73	371,666	$0.73
3,104,653	4.15	$0.83	3,104,653	$0.83
975,000	6.45	$0.84	975,000	$0.84
300,000	5.64	$1.10	300,000	$1.10
300,000	5.48	$1.15	300,000	$1.15
100,000	0.08	$1.24	100,000	$1.24
115,000	3.24	$1.35	115,000	$1.35
125,000	0.08	$1.45	125,000	$1.45
300,000	4.40	$1.55	300,000	$1.55
7,645	0.09	$1.58	7,645	$1.58
3,077,060	4.89	$1.66	3,077,060	$1.66
900,000	3.63	$1.90	900,000	$1.90
57,057,768	7.45	$0.36	37,273,079	$0.52

Compensation expense of $961,221, and $698,350, has been recognized for the vested options for the years ended December 31, 2017 and 2016, respectively. The aggregate intrinsic value of the outstanding options at December 31, 2017 was $0. At December 31, 2017, (i) $303,522 of unamortized compensation expense for time-based unvested options will be recognized over the next 0.40 years on a weighted average basis; and (ii) $709,500 of unamortized compensation expense for performance-based unvested options will be recognized as the performance targets are achieved.

On December 14, 2017, the Company’s management was granted performance-based options to purchase 27.5 million shares of the Company’s common stock at $0.06 per share. The options expire on December 13, 2027. At December 31, 2017, the first fifty percent (50%) of the performance-based options vested as management was able to (i) close the sale of an aggregate of $600,000 of units (consisting of a share of common stock of the Company and a warrant to buy 0.25 of a share of common stock of the Company) at $0.04 per unit and (ii) establish toll processing arrangements with two toll processors of halloysite that, in management’s good faith belief, can process halloysite to the Company’s specifications. An additional twenty-five percent (25%) of the performance-based options vested on February 1, 2018 when management generated $900,000 of additional cash proceeds through (i) the sale of common stock and (ii) the licensing of a right to explore the Dragon Mine property for certain precious metals. The vesting of the remaining 8.3%, 8.3% and 8.4% of the performance-based options occurs when (i) EBITDA is positive over a twelve-month period, (ii) EBITDA is at or greater than $2 million over a twelve-month period and (iii) EBITDA is at or greater than $4 million over a twelve-month period, respectively.

NOTE 11 - PER SHARE DATA

The computation of basic earnings (loss) per share of common stock is based on the weighted average number of shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus the common stock equivalents that would arise from the exercise of stock options and warrants outstanding under the treasury method and the average market price per share during the year as well as the conversion of notes. At December 31, 2017, the weighted average shares outstanding excluded options to purchase 57,057,768 shares of common stock of the Company, warrants to purchase 18,813,373 shares of common stock of the Company and 94,546,696, shares of common stock of the Company issuable upon the conversion of notes because their effect would be anti-dilutive. At December 31, 2016, the weighted average shares outstanding excluded options to purchase 21,277,479 shares of common stock of the Company, warrants to purchase 3,744,623 shares of common stock of the Company and 40,060,395 shares of common stock of the Company issuable upon the conversion of notes payable because their effect would be anti-dilutive..

NOTE 12 – INCOME TAXES

The Company calculates its deferred tax assets and liabilities using the federal tax rate of 35% and the following effective state rates, net of federal benefits: Idaho (0.02%), Utah (2.54%), New York State/New York City (0.12%), Florida (0.06%) and Montana (0.05%).

The tax effect of items that give rise to the deferred tax assets and liabilities are as follows:

	December 31, 2017	December 31, 2016
Deferred tax assets:
Net operating loss carry forward	$23,615,640	$31,980,117
Stock-based compensation	3,102,138	4,496,398
Fixed assets	320,571	-0-
Accrued bonus	54,155	-0-
Total deferred tax assets	27,092,705	36,476,515

Deferred tax liabilities:
Fixed assets	-0-	(17,231)
Less: valuation allowance	(27,092,705)	(36,459,254)
Total deferred tax liabilities	$-0-	$-0-

In assessing the realization of deferred tax assets, management determines whether it is more likely than not some, or all, of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the carryforward period as well as the period in which those temporary differences become deductible. Management considers the reversal of taxable temporary differences, projected taxable income and tax planning strategies in making this assessment. Based upon historical losses and the possibility of continued losses over the periods that the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deferred tax assets and thus recorded a valuation allowance against the entire deferred tax asset balance. The valuation allowance decreased by $9,366,549 and increased by $4,091,895, in the years ended December 31, 2017 and 2016.

At December 31, 2017, the Company had net operating loss carry-forwards of $98,296,940 for federal income tax purposes and $69,583,855 for state and local income tax purposes. The federal net operating loss carry-forwards are available to be utilized against future taxable income through fiscal year 2037 and state loss carry-forwards expire from 2024 through 2037, subject to substantial restrictions on the utilization of net operating losses in the event of an “ownership change” as defined by the Internal Revenue Code. Utilization of the Company’s federal and state net operating loss carry-forwards are subject to limitations as a result of these restrictions. No amounts were provided for unrecognized tax benefits attributable to uncertain tax positions as of December 31, 2017 and 2016.

The Internal Revenue Code of 1986, as amended (the Code) provides for a limitation of the annual use of net operating losses following certain ownership changes (as defined by the Code) that could limit the Company’s ability to utilize these carryforwards. At this time, the Company has not completed a study to assess whether an ownership change under Section 382 of the Code has occurred, or whether there have been multiple ownership changes since the Company’s formation, due to the costs and complexities associated with such a study. The Company may have experienced various ownership changes, as defined by the Code, as a result of past financing transactions. Accordingly, the Company’s ability to utilize the aforementioned carryforwards may be limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be applied against future taxes. Therefore, the Company may not be able to take full advantage of these carryforwards for Federal or state income tax purposes.

The Tax Cuts and Jobs Act (“Tax Act”) was enacted on December 22, 2017.  The Tax Act reduces the US corporate rate from 35% to 21% beginning in 2018.  The Company remeasured its deferred tax assets based upon the new 21% tax rate.  As a result, the Company decreased its deferred tax assets by $15,181,980 with a corresponding adjustment to its valuation allowance for the year ended December 31, 2017.

A reconciliation of the differences between the effective and statutory income tax rates is as follows:

	December 31, 2017		December 31, 2016

Federal statutory rate	$(5,218,730)	35.00%	$(2,673,920)	35.00%
State income taxes – Idaho	(2,514)	0.02%	(2,455)	0.03%
State income taxes - Utah	(378,650)	2.54%	(191,070)	2.50%
State and local income taxes - NY	(17,300)	0.12%	(28,559)	0.37%
State income taxes - Florida	(8,754)	0.06%	-0-	0.00%
State income taxes – Montana	(7,019)	0.05%	-0-	0.00%
Change in valuation allowance	(9,366,549)	62.82%	4,091,895	(53.56%)
Net nontaxable income related to derivatives	(70,786)	0.47%	(1,214,608)	15.90%
Deferred remeasurement	15,181,980	(101.83%)	-0-	0.00%
Miscellaneous	(111,678)	0.75%	18,717	(0.24%)
	$-0-	0.00%	$-0-	0.00%

NOTE 13 – RELATED PARTIES

David A. Taft is the president of IBS Capital LLC (“IBS”), a Massachusetts limited liability company, whose principal business is investing in securities. IBS is the general partner of the IBS Turnaround Fund (QP), which is a Massachusetts limited partnership, IBS Turnaround Fund (LP), which is a Massachusetts limited partnership and the IBS Opportunity Fund, Ltd.

Mr. Taft participated in the Series A Note financing described in Note 8, with the following investments, which were utilized by the Company to fund its operations:

Investor	Investment	OID/Discount	Principal	Shares Issuable at 0.40 (excluding interest)

IBS Turnaround Fund (A Limited Partnership)	$531,960	0.66	$806,000	2,015,000

IBS Turnaround Fund QP (A Limited Partnership)	$1,118,040	0.66	$1,694,000	4,235,000

IBS Opportunity Fund, Ltd.	350,000	0.66	530,303	1,325,758
	$2,000,000		$3,030,303	7,575,758

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Office Lease

On January 1, 2017, the Company moved its headquarters to a temporary location. The Company paid a monthly rent of $6,000 through March 31, 2017 for the temporary office. On April 1, 2017, the Company entered into a 5-year lease agreement for permanent office space. The Company‘s monthly office rent over the 5-year lease is as follows: (i) Year 1 - $8,700; (ii) Year 2 - $8,961; (iii) Year 3 - $9,230; (iv) Year 4 - $9,507; (v) Year 5 - $9,792.

NOTE 15 - FINANCIAL INFORMATION BY QUARTER (UNAUDITED)

2017 For Quarter Ended	December 31	September 30	June 30	March 31
Revenue	$143,679	$148,303	$1,357,413	$795,282
Operating loss	$(1,982,366)	$(1,305,156)	$(397,739)	$(1,552,522)
Net income (loss)	$(5,899,706)	$(4,407,067)	$(1,875,446)	$(2,728,440)
Income (Loss) Per Share (Basic and Diluted)	$(0.04)	$(0.04)	$(0.02)	$(0.03)

2016 For Quarter Ended	December 31	September 30	June 30	March 31
Revenue	$923,711	$975,328	$1,112,467	$1,001,628
Operating loss	$(1,017,490)	$(1,153,204)	$(1,097,913)	$(1,291,713)
Net income (loss)	$(2,106,846)	$(1,810,425)	$(3,185,359)	$(537,142)
Income (Loss) Per Share (Basic and Diluted)	$(0.02)	$(0.02)	$(0.03)	$(0.01)

NOTE 16 – SIGNIFICANT CONTRACTS

(A)

On November 1, 2017, Applied Minerals entered into an agreement with BASF Corporation to exclusively supply halloysite clay to BASF Corporation for the development and sale of co-branded halloysite clay-based products to key BASF Corporation markets, including paints and coatings, inks, rubber, adhesives, paper and ceramic honeycomb catalytic substrates.

BASF Corporation will market halloysite clay-based products under a BASF trade name to customers worldwide, with profits to be shared by both companies.

BASF Corporation and the Company also entered a Tolling Agreement under which BASF Corporation will provide specialized toll manufacturing to complement the Company’s current halloysite production capabilities.

(B)

On December 22, 2017 the Company and Continental Mineral Claims, Inc. (“CMC”) entered into an Exploration Agreement with Option to Purchase (“Agreement”). CMC is a wholly owned subsidiary of a private, internationally recognized minerals exploration and mining company.

The Company granted to CMC the exclusive right and option to enter upon and conduct mineral exploration activities (the “Exploration License”) for Metallic Minerals on the Company’s Dragon Mine mine site in Utah (the “Mining Claims”).

Metallic Minerals are defined to include minerals with a high specific gravity and metallic luster, such as gold, silver, lead, copper, zinc, molybdenum, titanium, tungsten, uranium, tin, iron, etc., but shall exclude any such Metallic Minerals that are intermingled within any economically-recoverable, non-metallic mineral deposits located at or above an elevation of 5,590 feet above sea level. Non-metallic minerals include clay and iron oxide, the minerals mined by the Company. The Company believes that all economic recoverable non-metallic mineral deposits are well above 5,590 feet above sea level. The Exploration License is for a period of ten years.

CMC was provided 40 days following the Effective Date (the “Due Diligence Period”) to perform any necessary due diligence in order to evaluate the condition of the Mining Claims. CMC may terminate the Agreement in its sole discretion any time prior to the expiration of the Due Diligence Period.

In consideration of the Exploration License CMC shall make the following payments to the Company: $350,000 upon expiration of the Due Diligence Period, $150,000 on or before the first anniversary of the Effective Date of this Agreement, $250,000 on or before each subsequent anniversary of the Effective Date during the Exploration License term following the first anniversary of the Effective Date of this Agreement, unless the Exploration License is terminated earlier by CMC by exercising the option or failing to make the required payment for the Exploration License.

CMC may exercise the option at any time during the Exploration License term. Upon exercise of the Option and the completion of the closing, CMC shall acquire 100% of the Metallic Rights within the Mining Claims from the Company, subject to the terms and conditions of the Agreement.

The consideration to be paid by CMC to the Company after exercising the option for the acquisition of the Metallic Rights shall be payable as follows: $3,000,000; and, CMC shall grant to the Company a five percent (5%) Net Profits Interest (“NPI”) royalty over the Metallic Minerals produced from the Mining Claims. The NPI royalty shall be initially capped at $20,000,000 (the “NPI Cap”). The NPI Cap shall be subject to reduction in the event the Company elects to take the Share Contribution, as set forth below.

On January 18, 2018, CMC, upon completing its due diligence, paid the first payment ($350,000) of the Exploration License to the Company..

NOTE 17 – SUBSEQUENT EVENTS

In January 2, 2018, the Company issued 1,500,000 shares of common stock to a consultant for capital introduction services.

In February 9, 2018, the Company issued a total of 2,500,000 shares of common stock to one investor for proceeds of $100,000.

On February 23, 2018, the Company issued a total of 1,125,000 shares of common stock to one investor for proceeds of $45,000

On March 2, 2018, the Company issued 3,000,000 shares of common stock to three investors under for proceeds of $150,000.

On March 14, 2018, the Company issued 500,000 shares of common stock to an investor who exercised a warrant to purchase 500,000 shares of common stock for $20,000.

In April 3, 2018, the Company issued 1,000,000 shares of common stock to one investor for proceeds of $100,000.

NOTE 18 – ALLOWANCES

	Balance at Beginning of Year	Additions Charged to Expenses/Other Accounts	Net (Deductions) Recoveries	Balance at End of Year
Valuation allowance for deferred tax assets
2017	$36,459,254	$--	$(9,366,549)	$27,092,705
2016	$32,367,359	$4,091,895	$--	$36,459,254

ITEM 16A.                           EXHIBITS

3.1	Articles of Incorporation	(1)
3.2	ByLaws, as amended	(2)
5.1	Opinion regarding securities registered under this registration statement	(3)
5.2	Opinion regarding securities registered under registration statement no 333-179139	(4)
5.3	Opinion regarding securities registered under registration statement no 333-202139	(5)
5.4	Opinion regarding securities registered under registration statement no 333-205179	(6)
5.5	Opinion regarding securities registered under registration statement no 333-213752	(7)
10.1	Form of Director Nomination Agreement dated December 22, 2011	(8)
10.2	Form of 10% PIK Election Note due 2023 used in connection with August 2013 capital raise	(9)
10.3	Series 2023 Agreement dated May 12, 2017	(10)
10.4	Director Nomination Agreement dated May 12, 2017	(11)
10.5	Amendment No. 1 to Series 2023 Agreement	(12)
10.6	Series A Agreement dated May 12, 2017	(13)
10.7	Amendment No. 1 to Series A Agreement	(14)
10.8	Form of warrant used in connection with the Series 2023 and the Series A agreements dated May 12, 2017	(15)
10.9	Form of warrant issued in connection with June 2016 offering	(16)
10.10	Form of warrant used in connection with August 2017 offering	(17)
10.11	2012 Long-Term Incentive Plan	(18)
10.12	2016 Incentive Plan	(19)
10.13	2017 Incentive Plan	(20)
10.14	2016 Long Term Incentive Plan	(21)
23.1	Consent of EisnerAmper LLP, Independent Registered Accounting Firm	*
23.3	Consent of William Gleeson	(22)
101.INS XBRL Instance **
101.SCH XBRL Taxonomy Extension Schema **
101.CAL XBRL Taxonomy Extension Calculation **
101.DEF XBRL Taxonomy Extension Definition **
101.LAB XBRL Taxonomy Extension Labels **
101.PRE XBRL Taxonomy Extension Presentation **

* Filed herewith

** XBRL information is furnished and not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

(1)	Incorporated by reference to Exhibit 3.1 to registration statement 333-226310 on July 24, 2018
(2)	Incorporated by reference to s Exhibit 3,2 to registration statement 333-226310 on July 24, 2018
(3)	Incorporated by reference to Exhibit 5.1 to registration statement 333-226310 on July 24, 2018
(4)	Incorporated by reference to Exhibit 23.1 to registration statement 333-179139 filed on January 23, 2012
(5)	Incorporated by reference to Exhibit 5 to registration statement 333-202139 filed on April 14, 2014
(6)	Incorporated by reference to Exhibit 5 to registration statement 333-205179 filed on June 24, 2015
(7)	Incorporated by reference to Exhibit 5 to registration statement 333-213752 filed on September 22, 2016
(8)	Incorporated by reference to Exhibit 99.5 to form 8-K filed on December 27, 2011
(9)	Incorporated by reference to Exhibit 99.2 to Form 8-K filed on August 5, 2013
(10)	Incorporated by reference to Exhibit 10.3 to registration statement 333-226310 on July 24, 2018
(11)	Incorporated by reference to Exhibit 10.4 to registration statement 333-226310 on July 24, 2018
(12)	Incorporated by reference to Exhibit 10.5 to registration statement 333-226310 on July 24, 2018
(13)	Incorporated by reference to Exhibit 10.6 to registration statement 333-226310 on July 24, 2018
(14)	Incorporated by reference to Exhibit 10.7 to registration statement 333-226310 on July 24, 2018
(15)	Incorporated by reference to Exhibit 10.8 to registration statement 333-226310 on July 24, 2018
(16)	Incorporated by reference to Exhibit 99.2 on form 8-K filed on June 28, 2016
(17)	Incorporated by reference to Exhibit 10.10 to registration statement 333-226310 on July 24, 2018
(18)	Incorporated by reference to Exhibit 99.1 of Form 8-K filed on November 26, 2012
(19)	Incorporated by reference to Exhibit 99.1 to Form 8-K filed on December 13, 2016
(20)	Incorporated by reference to Exhibit 10.13 to registration statement 333-226310 on July 24, 2018
(21)	Incorporated by reference to Exhibit 10.14 to registration statement 333-226310 on July 24, 2018
(22)	Contained in exhibits 5.1 to 5.5

ITEM 17.             UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule  424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information on the registration statement.

2.

that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person to the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Brooklyn, New York, on August 29, 2018.

APPLIED MINERALS, INC .

August 29, 2018	By:	/s/ ANDRE ZEITOUN
Andre Zeitoun
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andre Zeitoun and Christopher Carney, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this the Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andre Zeitoun	Director and Chief Executive Officer	August 29, 2018

/s/ Christopher T. Carney	Chief Financial Officer	August 29, 2018
(Principal Financial and Accounting Officer)

/s/ John F. Levy*	Director	August 29, 2018

/s/ Alexandre Zyngier*	Director	August 29, 2018

/s/ Mario Concha*	Director, Chairman of the Board	August 29, 2018

/s/ Robert Betz*	Director	August 29, 2018

/s/ Michael Barry*	Director	August 29, 2018

/s/ Ali Zamani*	Director	August 29, 2018

/s/ Michael Pohly*	Director	August 29, 2018

 * By Christopher T. Carney, attorney-in-fact